UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

IMS HEALTH INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

182,616,385 shares of Company’s common stock, 2,320,258 options to acquire common stock with an exercise price below $22.00, 1,746,546 stock appreciation rights with an exercise price below $22.00, 4,206,826 restricted stock units, and 811,576 performance based restricted stock units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the registration fee, the underlying value of the transaction was calculated as the sum of (A) 182,616,385 shares of common stock, multiplied by $22.00 per share, (B) 2,320,258 options to acquire common stock with an exercise price below $22.00 multiplied by $4.64443 per option (which is the difference between $22.00 and the $17.35557 weighted average exercise price of such options), (C) 1,746,546 stock appreciation rights with an exercise price below $22.00 multiplied by $8.57 per stock appreciation right (which is the difference between $22.00 and the $13.43 weighted average exercise price of such stock appreciation rights), (D) 4,206,826 restricted stock units multiplied by $22.00 per restricted stock unit, and (E) 811,576 performance based restricted stock units multiplied by $22.00 per performance restricted stock unit.

(4)	Proposed maximum aggregate value of transaction:

$4,153,709,477

(5)	Total fee paid:

$231,776.99

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPIES—SUBJECT TO COMPLETION, DATED NOVEMBER 25, 2009

                    , 2009

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of IMS Health Incorporated, a Delaware corporation, which we refer to as the Company, to be held on                     , 2010 at             a.m. local time, at             .

On November 5, 2009, the Company entered into a merger agreement providing for the acquisition of the Company by Healthcare Technology Holdings, Inc., an entity created by certain affiliates of TPG Capital, L.P. and the Canada Pension Plan Investment Board. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $22.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 50% to the closing price of the Company’s common stock on October 16, 2009, the last trading day prior to public speculation that the Company was considering its strategic alternatives and a premium of approximately 31% to the closing price of the Company’s common stock on November 4, 2009, the last trading day prior to the public announcement of the execution of the merger agreement.

The board of directors of the Company, after considering the unanimous recommendation of its transaction committee comprised entirely of independent directors, has determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Company’s transaction committee made its recommendation to the Company’s board of directors after consultation with its independent legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote against approval of the proposal to adopt the merger agreement.

If your shares of common stock of the Company are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock of the Company without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of common stock of the Company, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock of the Company FOR approval of the proposal to adopt the merger agreement will have the same effect as voting against the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of common stock of the Company, please call Innisfree M&A Incorporated, the Company’s proxy solicitor, toll-free at (888) 750-5835 (banks and brokers call collect at (212) 750-5833).

Thank you in advance for your cooperation and continued support.

Sincerely,

David R. Carlucci

Chairman, Chief Executive Officer and President

The proxy statement is dated             ,         , and is first being mailed to our stockholders on or about             ,         .

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMS HEALTH INCORPORATED

901 Main Avenue

Norwalk, CT 06851

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                    , 2010

DATE:	, 2010

TIME:

PLACE:

ITEMS OF BUSINESS:

1.      To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 5, 2009, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Healthcare Technology Holdings, Inc., a Delaware corporation, which we refer to as Parent, and Healthcare Technology Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.      To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.      To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

RECORD DATE:	Only stockholders of record at the close of business on , 2010 are entitled to notice of, and to vote at, the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

PROXY VOTING:	Your vote is very important, regardless of the number of shares of common stock of the Company you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of common stock of the Company will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the

Internet, your shares of common stock of the Company will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock of the Company through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominees in order to vote.

RECOMMENDATION:	The board of directors of the Company, after considering the unanimous recommendation of its transaction committee comprised entirely of independent directors, has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Company’s transaction committee made its recommendation to the Company’s board of directors after consultation with its independent legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE:	Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid picture identification, such as a driver’s license or passport. If your shares of common stock of the Company are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common stock of the Company and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

APPRAISAL:	Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock of the Company if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized and reproduced in their entirety in the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

HARVEY A. ASHMAN

Senior Vice President, General Counsel

and Corporate Secretary

Dated:                     , 2009

Norwalk, Connecticut

i

Annex A	Agreement and Plan of Merger, dated November 5, 2009, among IMS Health Incorporated, Healthcare Technology Holdings, Inc. and Healthcare Technology Acquisition, Inc.
Annex B	Opinion of Foros Securities LLC, dated November 5, 2009
Annex C	Opinion of Lazard Frères & Co. LLC, dated November 5, 2009
Annex D	Opinion of Deutsche Bank Securities Inc., dated November 6, 2009
Annex E	Section 262 of the Delaware General Corporation Law of the State of Delaware

ii

This proxy statement and a proxy card are first being mailed on or about             ,              to stockholders who owned shares of the Company’s common stock as of the close of business on             ,             .

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

•	Parties to the Merger (Page [—])

IMS Health Incorporated, or IMS, the Company, we or us, is a Delaware corporation headquartered in Norwalk, Connecticut, and the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries.

Healthcare Technology Holdings, Inc., or Parent, was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement by affiliates of TPG Capital, L.P., which we refer to as TPG, and the Canada Pension Plan Investment Board, which we refer to as CPPIB. TPG Capital, L.P. is the global buyout group of TPG, a leading private investment firm with approximately $45 billion of assets under management. CPPIB is a professional investment management organization that invests funds not needed by the Canada Pension Plan to pay current benefits. At September 30, 2009, the Canada Pension Plan Fund totaled CAD$123.8 billion of which CAD$20 billion represents private investments. Upon completion of the merger, the Company will be a direct wholly owned subsidiary of Parent.

Healthcare Technology Acquisition, Inc., or Merger Sub, was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy, we refer to the Agreement and Plan of Merger, dated November 5, 2009, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger.

•	The Special Meeting (Page [—])

Time, Place and Purpose (Page [—])

The special meeting will be held on                     , 2010, starting at                     local time, at         .

At the special meeting, holders of our common stock, par value $0.01 per share, or the common stock, will be asked to approve the proposal to adopt the merger agreement, and to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page [—])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on                     , 2010, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of common stock that you owned on the record date. As of the record date, there were             shares of common stock outstanding and entitled to vote at the special meeting. A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page [—])

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

As of                     , 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate,             shares of common stock, representing     % of the outstanding shares of common stock. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page [—])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of common stock using the instructions provided by your broker. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker with instructions, as applicable, your shares of common stock will not be voted on the proposal to adopt the merger agreement which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of common stock will not have an effect on the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

•	The Merger (Page [—])

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of common stock (except for certain shares owned by Parent, the Company and certain of their subsidiaries, and shares owned by stockholders who have properly demanded appraisal rights), will be converted into the right to receive $22.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

•	Reasons for the Merger; Recommendation of the Board of Directors (Page [—])

Following the determination of the board of directors of the Company, which we refer to as the board of directors, to undertake a review of the Company’s strategic alternatives, including, if appropriate, a possible sale of the Company, the board of directors determined that it was advisable and in the best interests of the Company and its stockholders to form a transaction committee of the board of directors, which we refer to as the transaction committee, consisting of independent directors, for the purpose of directing this review process.

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” and following receipt of the unanimous recommendation of the transaction committee, the board of directors unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and our stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, and (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that our stockholders vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the merger and the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The transaction committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

•	Opinions of Financial Advisors (Page [—])

Opinion of Foros Securities LLC (Page [—])

In connection with the merger, Foros Securities LLC, or Foros, financial advisor to the transaction committee, delivered to the transaction committee an oral opinion, subsequently confirmed in writing, to the effect that, as of November 5, 2009, and based upon and subject to the various assumptions and limitations described in Foros’s opinion, the per share merger consideration to be received by holders of the Company’s common stock (other than Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent) in the merger was fair, from a financial point of view, to such holders. The full text of the written opinion, dated November 5, 2009, of Foros, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety.

Opinion of Lazard Frères & Co. LLC (Page [—])

In connection with the merger, Lazard Frères & Co. LLC, or Lazard, financial advisor to the transaction committee, delivered to the transaction committee an oral opinion, subsequently confirmed in writing, to the effect that, as of November 5, 2009, and based upon and subject to the various assumptions and limitations described in Lazard’s opinion, the per share merger consideration to be paid to holders of the Company’s common stock (other than Parent, Merger Sub and any other direct or indirect wholly owned subsidiary of Parent) in the merger was fair, from a financial point of view, to such holders. The full text of the written opinion, dated November 5, 2009, of Lazard, which describes, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety.

Opinion of Deutsche Bank Securities Inc. (Page [—])

In connection with the merger, Deutsche Bank Securities Inc., or Deutsche Bank, financial advisor to the board of directors, delivered to the board of directors an oral opinion on November 5, 2009, subsequently confirmed in writing on November 6, 2009 (upon which the transaction committee was permitted to rely), to the effect that, as of November 5, 2009, and based upon and subject to the various assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the per share merger consideration to be paid to holders of the Company’s common stock (other than Parent, Merger Sub and their affiliates) in the merger was fair, from a financial point of view, to such holders. The full text of the written opinion, dated November 6, 2009, of Deutsche Bank, which describes, among other things, the assumptions made, matters considered and limitations, qualifications and conditions of the review undertaken in rendering its opinion, is attached as Annex D to this proxy statement and is incorporated by reference herein in its entirety.

We encourage you to read each opinion described above carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the scope of review undertaken in connection with such opinion. The opinion of each of Foros and Lazard was provided to the transaction committee, and the opinion of Deutsche Bank was provided to the board of directors (and permitted to be relied upon by the transaction committee) in connection with the transaction committee’s and the board’s respective evaluation of the per share merger consideration from a financial point of view, and none of the opinions addresses any other aspect of the merger. In addition, none of the opinions described above constitutes a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any other matter relating thereto.

•	Financing of the Merger (Page [—])

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement;

•	refinance outstanding indebtedness that will come due as a result of the merger;

•	cover initial issuance discount for the debt that will finance the merger; and

•	pay fees and expenses related to the merger and the debt that will finance the merger will be approximately $5.9 billion. We expect this amount to be funded through a combination of:

•

equity financing of approximately $2.8 billion to be provided or secured by investment funds affiliated with TPG and a wholly owned subsidiary of CPPIB, or other parties to whom they assign a portion of their commitments;

•	a $2 billion senior secured term loan facility;

•	the issuance of $1 billion in principal amount of senior unsecured notes (supplemented, if some or all of those notes cannot be sold at closing, by a senior unsecured term loan facility); and

•	approximately $100 million of cash on hand of the Company.

Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the merger agreement. We believe the committed amounts will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, a substantial change in the dollar-yen exchange rate substantially increases the cost of refinancing our yen denominated debt or we have substantially less cash on hand (net of any applicable repatriation taxes) or substantially less net proceeds from the equity and debt financings than we currently expect. Although obtaining the equity or debt financing is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain sufficient financing is likely to result in the failure of the merger to be completed. In certain circumstances described under “The Merger Agreement—Termination Fees” beginning on page [—], Parent may be obligated to pay the Company a fee of $275 million, or the Parent fee.

Equity Financing (Page [—])

Parent has entered into an equity commitment letter with TPG Partners V, L.P., TPG Partners VI, L.P. and CPP Investment Board Private Holdings Inc., which we refer to collectively as the guarantors, dated November 5, 2009, pursuant to which the guarantors have committed, severally but not jointly, to make or secure capital contributions to Parent for an aggregate of $2.793 billion. The guarantors may assign a portion of equity to other investors, although such assignment will not affect the guarantors’ commitments to make or secure capital contributions pursuant to the equity commitment letter. The funding of financing contemplated by the equity commitment is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the substantially contemporaneous funding of the debt financing pursuant to its terms and conditions or any alternative financing that Parent and Merger Sub are required to accept pursuant to the merger agreement. The Company is a third party beneficiary of the equity commitment letter to the extent that the Company seeks specific performance of Parent’s obligation to cause the guarantors to fund their equity commitment in certain limited circumstances in accordance with the terms of the merger agreement.

Debt Financing (Page [—])

In connection with the entry into the merger agreement, Parent received a debt commitment letter, dated November 5, 2009, from Goldman Sachs Credit Partners L.P., Goldman Sachs Lending Partners LLC, GSLP I Offshore Holdings Fund A, L.P., GSLP I Offshore Holdings Fund B, L.P., GSLP I Offshore Holdings Fund C, L.P., and GSLP I Onshore Holdings Fund, L.L.C., which we refer to collectively as Goldman Sachs, to provide, severally but not jointly, in the aggregate up to $3.275 billion in debt financing to Parent and Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $2 billion, (ii) a senior secured revolving credit facility with a maximum availability of $275 million (no more than $100 million of which may be drawn at closing), and (iii) up to $1 billion of senior unsecured term loans in the event some or all of the senior unsecured notes referred to in the next sentence are unable to be issued at the closing. It is expected that at the closing $1 billion principal amount of senior unsecured notes will be issued pursuant to Rule 144A of the Securities Act of 1933, as amended, or another private placement exemption in lieu of the senior unsecured term loans. Goldman Sachs may invite other institutional lenders to participate in the debt financing described in the debt commitment letter and to undertake a portion of the commitment to provide such financing.

Although the debt financing described in this proxy statement is not subject to due diligence or a typical “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such financing may not be funded when due. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

•	Limited Guarantee (Page [—])

Pursuant to a limited guarantee delivered by the guarantors in favor of the Company, dated November 5, 2009, the guarantors have agreed to guarantee the performance and discharge of certain obligations of Parent and Merger Sub under the merger agreement, including the obligation to pay a termination fee of $275 million to the Company, as and when due. See “The Merger Agreement—Termination Fees” beginning on page [—].

•	Interests of Certain Persons in the Merger (Page [—])

When considering the recommendation by the board of directors, you should be aware that our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. The transaction committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•

the vesting and cash-out of all unvested stock options, stock appreciation rights, performance restricted stock units, restricted stock units and other Company awards held by our executive officers and directors, unless otherwise agreed to by Parent and the holder of such unvested stock options, stock appreciation rights, performance restricted stock units, restricted stock units and other Company awards;

•	the payment to our executive officers of pro-rated 2010 annual bonuses as of the date of the completion of the merger under our Executive Annual Incentive Plan;

•

the granting to our executive officers of awards under our Performance Restricted Stock Incentive Plan, together with restricted stock units and performance restricted stock units in amounts consistent with past practice;

•

pursuant to employment and change in control agreements with our executive officers, the payment of severance payments (including, if applicable, a tax gross-up relating to parachute payment excise taxes resulting from such severance payments) in connection with a termination of employment that may occur in connection with the merger;

•

the vesting of balances and enhancement of benefits in certain deferred compensation plans and non-qualified pension arrangements in connection with a termination of employment of an executive officer that may occur in connection with the merger;

•	the receipt by the chairman of the transaction committee and other independent directors of certain fees for their respective services on the transaction committee.

•	Material U.S. Federal Income Tax Consequences of the Merger (Page [—])

The exchange of shares of common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their shares of common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

•	Regulatory Approvals (Page [—])

Under the terms of the merger agreement, the merger cannot be completed until certain approvals, consents and consultations required to consummate the merger pursuant to applicable U.S. and foreign antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and Council Regulation (EC) No 139/2004, have been obtained or any applicable waiting period thereunder has been terminated or has expired. Notwithstanding the foregoing, the merger may be consummated if failure to obtain certain of the approvals, consents or consultations (or failure of the applicable waiting periods to terminate or expire) under certain of the foreign antitrust laws would not reasonably be likely to have a material adverse effect on Parent and its subsidiaries following the closing and would not subject the parties, any of their subsidiaries or any of their directors, officers or employees to risk of criminal liability.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. The Company and Parent have filed such notification and report forms on November 19, 2009 and each has requested early termination of the waiting period. The FTC has not yet notified the parties whether their request for early termination of the applicable waiting period has been granted.

Under Council Regulation (EC) No 139/2004 on the control of concentrations between undertakings, the merger may not be completed until a notification has been filed with the Commission of the European Communities, or the EC, and clearance has been received or the applicable waiting period has expired. Parent expects to file a notification under the EC Merger Regulation and will await clearance or the expiration of the applicable waiting period.

Parent and the Company expect to file notifications in certain jurisdictions in addition to the U.S. and the European Union and to observe the applicable waiting periods thereunder prior to completing the merger.

•	Litigation Relating to the Merger (Page [—])

In connection with the merger, five putative stockholder class action lawsuits have been filed in the Delaware Court of Chancery and in the Superior Court of Connecticut, Judicial District of Stamford. The Company, TPG and CPPIB believe these lawsuits are without merit and intend to defend them vigorously.

•	The Merger Agreement (Page [—])

Treatment of Common Stock, Options and Other Equity Awards (Page [—])

•

Common Stock. At the effective time of the merger, or effective time, each share of common stock issued and outstanding (except for certain shares held by Parent, the Company and certain of their subsidiaries, and shares held by stockholders who have properly demanded appraisal rights) will convert into the right to receive the per share merger consideration of $22.00 in cash, without interest, less any applicable withholding taxes.

•

Options. Except as otherwise agreed by Parent and a holder of an outstanding option to purchase a share of common stock, at the effective time of the merger, each outstanding option will vest and be cancelled and converted into the right to receive an amount in cash equal to (x) the number of shares of the common stock subject to such option, multiplied by (y) the excess (if any) of the per share merger consideration over the exercise price per share of such option, less any applicable withholding taxes.

•

Stock Appreciation Rights. Except as otherwise agreed by Parent and a holder of an outstanding stock appreciation right, at the effective time of the merger, each outstanding stock appreciation right will vest and be cancelled and converted into the right to receive an amount in cash equal to (x) the number of shares of the common stock subject to such stock appreciation right, multiplied by (y) the excess (if any) of the per share merger consideration over the exercise price per share of such stock appreciation right, less any applicable withholding taxes.

•

Performance Restricted Stock Units. Except as provided below, at the effective time of the merger, each outstanding performance restricted stock unit will vest and be converted into the right to receive an amount in cash equal to (x) the number of shares of the common stock subject to such performance restricted stock unit (assuming target levels of performance), multiplied by (y) the per share merger consideration, less any applicable withholding taxes. Certain performance restricted stock units granted between the date the merger agreement was signed and the effective time of the merger will vest on a pro rata basis at the effective time.

•

Restricted Stock Units. Except as provided below, at the effective time of the merger, each outstanding restricted stock unit will vest and be cancelled and converted into the right to receive an amount in cash equal to (x) the number of shares of the common stock subject to such restricted stock unit, multiplied by (y) the per share merger consideration, less any applicable withholding taxes. Restricted stock units granted between the date the merger agreement was signed and the effective time of the merger will vest on a pro rata basis at the effective time.

•

Other Company Awards. At the effective time of the merger, each equity-based award of any kind (other than options, performance restricted units, restricted stock units and stock appreciation rights) will vest and be converted into the right to receive an amount in cash equal to (x) the number of shares of the common stock subject to such award (assuming target levels of achievement where applicable), multiplied by (y) the per share merger consideration (or the excess, if any, of the per share merger consideration over the exercise price per share of such award, where applicable), less any applicable withholding taxes.

Solicitation of Acquisition Proposals (Page [—])

The merger agreement allows us to solicit any inquiry or the making of any acquisition proposals from third parties and to participate in any negotiations or discussions with third parties with respect to any acquisition proposals until 12:01 a.m., New York time, on December 21, 2009. From and after 12:01 a.m., New York time, on December 21, 2009 and until the effective time of the merger, we are not permitted to solicit any inquiry or the making of any acquisition proposals or engage in any negotiations or discussions with any person relating to an acquisition proposal. Notwithstanding these restrictions, under certain circumstances, we may, from and after 12:01 a.m., New York time, on December 21, 2009 and prior to the time our stockholders adopt the merger agreement, respond to an unsolicited bona fide acquisition proposal or engage in discussions or negotiations with the person making such an acquisition proposal. At any time before the merger agreement is adopted by our stockholders, if our board of directors determines that an acquisition proposal is a superior proposal, we may terminate the merger agreement and enter into any acquisition, merger or similar agreement, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement—Termination Fees” beginning on page [—].

Conditions to the Merger (Page [—])

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including: the adoption of the merger agreement by our stockholders, receipt of required antitrust approvals, the accuracy of the representation and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement.

Termination (Page [—])

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•

the merger has not been consummated by May 26, 2010, which we refer to as the termination date (but, the right to terminate will not be available to a party if the failure to consummate the merger prior to the termination date was primarily due to the failure of such party to perform any of its obligations under the merger agreement);

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•

a law or an order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the merger has become final and non-appealable (but, the right to terminate will not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, or the order becoming final and non-appealable, was primarily due to the failure of such party to perform its obligations under the merger agreement).

•	by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders (x) our board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (y) immediately prior to or concurrently with the termination of the merger agreement (i) we enter into an alternative acquisition agreement with respect to a superior proposal, and (ii) we pay Parent the termination fee discussed under “The Merger Agreement—Termination Fees” (provided that this right to terminate the merger agreement will not be available to us unless we have complied with our obligations to provide timely written notice to Parent and Merger Sub of our intention to terminate the merger agreement, prior to terminating the merger agreement we negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of the merger agreement as would permit us, consistent with our fiduciary obligations under applicable law, not to terminate the merger agreement, and our board of directors considers in good faith any changes to the merger agreement, the commitment letters and the guarantees offered in writing by Parent in a manner that would form a contract if accepted by the Company and determines that the superior proposal would still constitute a superior proposal if such changes were given effect);

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the closing conditions with respect to our representations and warranties or compliance with our obligations not being satisfied); or

•

the conditions to the obligations of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing should have occurred under the merger agreement and we stood ready and willing to consummate the merger during that period.

•	by Parent, if:

•

our board of directors withholds, withdraws, qualifies or modifies (or publicly proposes to do so) its recommendation to approve the proposal to adopt the merger agreement or fails to include the recommendation of the board of directors that our stockholders adopt the merger agreement in this proxy statement, which we refer to as the Company recommendation, or approves, recommends or declares advisable any superior proposal made after the date of the merger agreement, which we refer to as a change of recommendation;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the representations and warranties of Parent and Merger Sub or compliance with their obligations not being satisfied); or

•

we have materially breached or failed to perform our obligations described under “The Merger Agreement—Solicitation of Acquisition Proposals” above, which breach or failure to perform would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the representations and warranties of Parent and Merger Sub or compliance with their obligations not being satisfied).

Termination Fees (Page [—])

•	If the merger agreement is terminated in certain circumstances described under “The Merger Agreement—Termination Fees” beginning on page [—]:

•

the Company may be obligated to pay a termination fee of $115 million (or $80 million, if the merger agreement is terminated in connection with an alternative acquisition agreement entered into prior to 12:01 a.m., New York time, on December 21, 2009) and reimburse the out-of-pocket fees and expenses of Parent and Merger Sub up to $5 million; or

•

Parent may be obligated to pay the Company the Parent fee, less the sum of certain amounts paid or incurred by Parent up to $6 million. The guarantors have agreed severally, but not jointly, to guarantee the obligation of Parent to pay the Parent fee pursuant to the limited guarantee.

Remedies (Page [—])

Our receipt of the Parent fee and certain reimbursement and indemnification payments from Parent, or the guarantee thereof by the guarantors, will, subject to certain specific performance rights described below, be our sole and exclusive remedy against the equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the guarantors, Parent or any stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing for any loss suffered as a result of any breach of any covenant or agreement or the failure of the merger to be consummated.

Parent’s receipt of the termination fee payable by us will, subject to certain specific performance rights described below, be the sole and exclusive remedy of Parent, Merger Sub, the guarantors and their respective affiliates against the Company, its subsidiaries and any of their respective stockholders, directors, officers, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement by us or the failure of the merger to be consummated.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. Under certain conditions the merger agreement explicitly allows us to seek specific performance of Parent’s obligation to cause the equity financing for the merger to be funded.

•	Market Price of Common Stock (Page [—])

The closing price of the common stock on the New York Stock Exchange, or NYSE, on October 16, 2009, the last trading day prior to public speculation that the Company was considering its strategic alternatives, was $14.67 per share of common stock, and on November 4, 2009, the last trading day prior to the public announcement of the execution of the merger agreement, was $16.81 per share of common stock. On             ,             , the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on the NYSE was $         per share of common stock. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

•	Appraisal Rights (Page [—])

Stockholders are entitled to appraisal rights under the Delaware General Corporation Law, or the DGCL, in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex E to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

•	Delisting and Deregistration of Common Stock (Page [—])

If the merger is completed, the common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file periodic reports with the Securities and Exchange Commission, or the SEC, on account of the common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, we will no longer file periodic reports with the SEC on account of the common stock, and you will no longer have any interest in our future earnings or growth.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $22.00 in cash, without interest, less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of common stock, you will receive $2,200 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of the common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 50% to the closing share price of the common stock on October 16, 2009, the last trading day prior to public speculation that the Company was considering its strategic alternatives; a premium of approximately 31% to the closing price of the common stock on November 4, 2009, the last trading day prior to the public announcement of the merger agreement; a premium of approximately 45% to the volume-weighted average price for the 30 trading days prior to October 16, 2009; a premium of approximately 35% to the 52-week high prior to October 16, 2009; and a premium of approximately 123% to the 52-week low prior to October 16, 2009.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	What was the role of the transaction committee?

A.

Following the determination of the board of directors, to undertake a review of the Company’s strategic alternatives, including, if appropriate, a possible sale of the Company, the board of directors determined that it was advisable and in the best interests of the Company and its stockholders to form the transaction committee, consisting of independent directors, for the purpose of directing this review process. The board of directors appointed each of Constantine L. Clemente, James D. Edwards, H. Eugene Lockhart, M. Bernard Puckett, and William C. Van Faasen as members of the transaction committee. The transaction committee was delegated full power and authority to direct the strategic review process, including the full power and authority to (i) explore and take such actions as it may deem necessary or appropriate in connection with effecting potential transactions, (ii) initiate and participate in discussions with, or otherwise assist or facilitate proposals from, potential parties to a potential transaction, (iii) review, evaluate and negotiate the terms of any potential transaction, including negotiating a definitive agreement or agreements, (iv) reject any potential transaction, and (v) determine whether any potential transaction was advisable, fair to and in the best interests of the Company’s stockholders. In connection with the formation of the transaction committee, the board of directors resolved that it would not recommend any potential transaction for approval by the Company’s stockholders or otherwise approve any potential transaction without a prior favorable recommendation of such potential transaction by the transaction committee.

The transaction committee, at a meeting held on November 5, 2009, unanimously determined that the merger agreement is fair to and in the best interests of the Company and its stockholders, declared advisable the merger, the merger agreement and the transactions contemplated thereby, and recommended that the board of directors approve the merger, the merger agreement and the transactions contemplated thereby, that the board of directors recommend our stockholders that they vote to adopt the merger agreement, and that our stockholders vote to adopt the merger agreement.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed by the end of the first quarter of 2010. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of the common stock in connection with the merger. Instead, the Company will remain an independent public company and the common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to or receive from Parent a fee with respect to the termination of the merger agreement or reimburse Parent for expenses, as applicable, as described under “The Merger Agreement—Termination Fees” beginning on page [—].

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page [—]) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of common stock in the merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and your adjusted tax basis in your shares of common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Will I continue to receive regular quarterly dividends?

A.	Our current policy is to provide quarterly cash dividends on your shares of common stock. The terms of the merger agreement allow us to continue to pay a regular quarterly dividend in the ordinary course consistent with past practice in an amount not to exceed $0.03 per share of common stock through the closing of the merger. However, any decision by the board of directors to pay cash dividends prior to the completion of the merger will depend on our earnings, financial condition, capital requirements and other factors deemed relevant by the board of directors.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The transaction committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of the Company’s common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of the common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on , 2010 at a.m. local time, at .

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement, as amended from time to time, that provides for the acquisition of the Company by Parent and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your broker with instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If your shares of the common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	All of our holders of common stock of record as of the close of business on , 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of the common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet; the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of the common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of the common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares of the common stock, the “stockholder of record.” This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of the common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of the common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of the common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of the common stock by following their instructions for voting.

Q.	If my shares of the common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of common stock of the Company if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of common stock will not have an effect on the proposal to adjourn the special meeting.

Q.	How do I vote shares of the common stock that I hold through the Company’s Savings Plan?

A.	If you are a participant in the IMS Health Incorporated Savings Plan, which we refer to as the plan, and you have contributions invested in the common stock, you may give voting instructions by completing and returning the enclosed proxy card in the accompanying prepaid reply envelope prior to , 2010. If a participant’s proxy card is not received by , 2010 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, the trustee will vote the participant’s shares of common stock in the same proportion as other shares of common stock held in the plan for which the trustee received timely instructions. Plan participants must vote through the trustee and may not vote in person at the special meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our board of directors has designated three of our officers, David R. Carlucci, Leslye G. Katz and Harvey A. Ashman, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of the common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of common stock are voted.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of the common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Innisfree M&A Incorporated a fee of approximately $50,000, plus $5.00 per each call made to or received from stockholders of the Company. The Company will reimburse Innisfree M&A Incorporated for reasonable out-of-pocket expenses and will indemnify Innisfree M&A Incorporated and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition, in the event that the merger agreement is adopted by the stockholders of the Company, the Company will pay Innisfree M&A Incorporated an additional fee of $25,000. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of the common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of the common stock in your own name as the stockholder of record, please vote your shares of the common stock by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly, and in any event within two business days, after the completion of the merger, describing how you may exchange your shares of common stock for the per share merger consideration. If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of the common stock?

A.	Yes. As a holder of common stock, you are entitled to appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page [—].

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5835 (banks and brokers call collect at (212) 750-5833).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources, dividends and the effects of regulation and competition, foreign currency conversion and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•

the failure to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the merger or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page [—]). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

IMS Health Incorporated

901 Main Avenue,

Norwalk, Connecticut 06851

(203) 845-5200

The Company is a Delaware corporation with its headquarters in Norwalk, Connecticut. Operating in more than 100 countries, the Company is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $2.3 billion in 2008 revenue and more than 50 years of industry experience, the Company offers leading-edge market intelligence products and services that are integral to clients’ day-to-day operations, including product and portfolio management capabilities; commercial effectiveness innovations; managed care and consumer health offerings; and consulting and services solutions that improve productivity and the delivery of quality healthcare worldwide. For more information about the Company, please visit our website at http://www.imshealth.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page [—]. Our common stock is publicly traded on the NYSE under the symbol “RX”.

Parent

Healthcare Technology Holdings, Inc.

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

fax: (415) 743-1503

Healthcare Technology Holdings, Inc., or Parent, is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Parent is an entity created by certain affiliates of TPG and CPPIB.

TPG is a leading private investment firm with approximately $45 billion of assets under management as of September 30, 2009. The firm was founded in 1992 and is led by David Bonderman and James G. Coulter. Through its global buyout platform, TPG Capital, L.P., the firm generally makes significant investments in companies through acquisitions and restructurings across a broad range of industries throughout North America, Europe, Asia and Australia. TPG’s healthcare investments have included Axcan Pharma, Biomet, Fenwal, IASIS Healthcare, Quintiles Transnational, and Surgical Care Affiliates, among others. TPG’s technology investments have included SunGard, Fidelity National Information Services, Sabre Holdings, Aptina, Avaya, and Intergraph, among others.

CPPIB is a professional investment management organization that invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of Canada Pension Plan assets, CPPIB invests in public equities, private equities, real estate, inflation-linked bonds, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At September 30, 2009, the Canada Pension Plan Fund totaled CAD$123.8 billion of which CAD$20 billion represents private investments.

In this proxy statement, we refer to TPG and CPPIB collectively as the TPG/CPPIB Group.

Merger Sub

Healthcare Technology Acquisition, Inc.

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

fax: (415) 743-1503

Healthcare Technology Acquisition, Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on                     , 2010, starting at             local time, at                     , or at any postponement or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on                     , 2010 as the record date for the special meeting, and only holders of record of common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on the record date. On the record date, there were             shares of common stock outstanding and entitled to vote. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid picture identification, such as a driver’s license or passport. If your shares of the common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of the common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares of common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of common stock, brokers are not empowered to vote those shares of common stock, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of common stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of the common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet; the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of the Company by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of the common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5835 (banks and brokers call collect at (212) 750-5833).

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

If you hold shares of our common stock through the plan, you may give voting instructions by completing and returning the enclosed proxy card in the accompanying prepaid reply envelope prior to                     , 2010. If a participant’s proxy card is not received by                     , 2010 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, the trustee will vote the participant’s shares of common stock in the same proportion as other shares of common stock held in the plan for which the trustee received timely instructions. Plan participants must vote through the trustee and may not vote in person at the special meeting.

As of                     , 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate,             shares of common stock, representing     % of the outstanding shares of common stock. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of common stock using the instructions provided by your broker. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your broker with instructions, as applicable, your shares of common stock will not be voted on the proposal to adopt the merger agreement which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date has not been fixed). Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed by the end of the first quarter of 2010. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex E to this proxy statement. If you hold your shares of the common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Innisfree M&A Incorporated a fee of approximately $50,000, plus $5.00 per each call made to or received from stockholders of the Company. The Company will reimburse Innisfree M&A Incorporated for reasonable out-of-pocket expenses and will indemnify Innisfree M&A Incorporated and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition, in the event that the merger agreement is adopted by the stockholders of the Company, the Company will pay Innisfree M&A Incorporated an additional fee of $25,000. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of the common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5835 (banks and brokers call collect at (212) 750-5833).

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of common stock (other than shares of common stock held by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, and in each case not held on behalf of third parties, shares of common stock held by stockholders who have properly demanded appraisal rights under the DGCL with respect to such shares, if any, and common stock owned by the Company or any of its direct or indirect wholly owned subsidiaries, which we refer to collectively as the excluded shares) will be converted into the right to receive the per share merger consideration, less any applicable withholding taxes.

Background of the Merger

The board of directors and senior management continually review our long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the board of directors has also periodically reviewed strategic alternatives. Deutsche Bank and, prior to becoming financial advisor to the transaction committee, Foros, have each regularly assisted the board of directors and senior management in this strategic review process.

From time to time over the last few years, a number of parties, including TPG and a consortium consisting of two other private equity firms, which we refer to collectively as Bidder A, have approached David R. Carlucci, Chairman, Chief Executive and President of the Company, and other members of management about possible transactions involving the Company. Until the September and October discussions described below, none of those approaches proceeded past preliminary conversations or involved the sharing of any nonpublic information.

At a regularly scheduled meeting of the board of directors on July 20, 2009, representatives of Deutsche Bank and Foros reviewed with the board of directors the full range of strategic alternatives available to the Company and discussed current debt and equity market conditions, including the debt market for acquisition financing and the difficulty any potential acquiror would have in securing the necessary financing to complete a transaction with the Company.

On July 30, 2009, a TPG representative contacted Jack Walsh, Senior Vice President of the Company, and expressed TPG’s interest in the Company and its belief that a transaction involving the Company was possible. Mr. Walsh subsequently informed Mr. Carlucci and representatives of Deutsche Bank and Foros of this expression of interest. Over the next two months, TPG representatives continued to express interest to Mr. Walsh and representatives from Deutsche Bank.

In late August 2009, representatives of Bidder A contacted a representative of Deutsche Bank and expressed an interest in the Company. The representative of Deutsche Bank informed Mr. Walsh, Mr. Carlucci and representatives of Foros of this expression of interest.

On September 9, 2009, Mr. Carlucci and Mr. Walsh attended a meeting with TPG representatives to discuss in more detail TPG’s possible interest in a transaction. At this meeting, the TPG representatives indicated that TPG might be willing to offer to acquire the Company at a price between $18.50 and $20.00 in cash per share. This indication was based solely on public information about the Company. The TPG representatives also stated

that, based on discussions with potential debt financing sources, TPG felt confident that it would be able to secure the debt financing necessary to fund such a transaction.

Following the receipt of the indication of interest from TPG, Mr. Walsh and representatives from Deutsche Bank and Foros had several discussions with representatives of TPG to further clarify and understand TPG’s offer price range, including the material assumptions underlying such price range.

On September 18, 2009, a representative of TPG called a representative of Deutsche Bank to indicate that TPG planned to explore with CPPIB its potential participation with TPG as an additional equity investor in any acquisition of the Company that it proposed, and we refer to TPG and CPPIB collectively as the TPG/CPPIB Group.

On September 18, 2009, representatives from Bidder A contacted representatives of Deutsche Bank and indicated Bidder A was completing an analysis of the Company, based on publicly available information, related to a possible proposal to acquire the Company. During the period between September 18, 2009 and September 27, 2009, representatives of Bidder A communicated with representatives of Deutsche Bank that Bidder A was working with potential financing sources to evaluate financing options related to its potential proposal. On September 27, 2009, representatives of Bidder A contacted representatives of Deutsche Bank and indicated that Bidder A might be willing to offer to acquire the Company at a price between $19.00 and $21.00 in cash per share. Later on the same day, representatives of Deutsche Bank and Foros contacted representatives of Bidder A to further clarify and understand Bidder A’s offer price range, including the material assumptions underlying such price range.

On September 29, 2009, the board of directors held a meeting to discuss these indications of interest. Several members of senior management and representatives from Deutsche Bank, Foros and Sullivan & Cromwell LLP, the Company’s outside legal counsel, which we refer to as Sullivan & Cromwell, participated in this meeting. Mr. Carlucci reviewed the terms of the indications of interest from the TPG/CPPIB Group and Bidder A with the board of directors and discussed an update on the Company’s performance and latest long-range plan based on the budgeting work performed during the time since the July 20, 2009 meeting of the board of directors. Representatives of Deutsche Bank and Foros also discussed the improvements in the debt and equity capital markets since the July 20, 2009 meeting of the board of directors. A representative from Sullivan & Cromwell also reviewed with the board of directors their fiduciary duties under applicable law. The board of directors and their advisers then discussed the viability of these indications of interest in light of the extreme volatility of the debt and equity capital markets over the past 12 months and the more recent improvements in both the debt and equity capital markets. Following these discussions, the board of directors authorized management of the Company to explore the viability of the transactions proposed by the TPG/CPPIB Group and Bidder A, and to seek to better understand the assumptions underlying the range of prices indicated by the TPG/CPPIB Group and Bidder A and the ability of the TPG/CPPIB Group and Bidder A to secure the necessary debt financing. In connection with such exploration, the board of directors authorized management to provide the TPG/CPPIB Group and Bidder A access to confidential information concerning the Company under appropriate confidentiality agreements in order to help them refine their respective valuations of the Company and confirm the availability of sufficient financing. The board of directors also discussed whether the Company should seek indications of interest from potential acquirors other than the TPG/CPPIB Group and Bidder A. The board of directors determined not to seek indications of interest from other potential acquirors prior to determining whether the indications of interest received from the TPG/CPPIB Group and Bidder A were viable, including whether the TPG/CPPIB Group or Bidder A would be able to secure the necessary debt financing in light of the uncertain state of the debt markets.

On September 29, 2009, representatives of Deutsche Bank and Foros, at the direction of the board of directors, informed the TPG/CPPIB Group and Bidder A that they would receive non-public information concerning the Company that would allow them to submit refined valuations and provide documentation showing their ability to secure the necessary debt financing.

Following negotiations regarding the terms of a form of confidentiality agreement, TPG executed a confidentiality agreement with the Company on October 2, 2009 and Bidder A executed a confidentiality agreement with the Company on October 6, 2009.

After execution of the confidentiality agreements and as authorized by the board of directors, each of the TPG/CPPIB Group and Bidder A received non-public information concerning the Company, discussed with senior management the Company’s business and prospects and had several discussions with representatives of Deutsche Bank and Foros.

On October 17, 2009, the TPG/CPPIB Group submitted an indication of interest at $21.50 per share and Bidder A submitted an indication of interest at $19.50 per share, in each case with draft debt financing commitment letters. Members of senior management discussed these indications of interest with representatives of Deutsche Bank, Foros and Sullivan & Cromwell over the next two days.

On October 19, 2009, the board of directors held a meeting to discuss the indications of interest received from the TPG/CPPIB Group and Bidder A. Members of senior management and representatives of Deutsche Bank, Foros and Sullivan & Cromwell also participated in this meeting. Earlier that same day, the on-line edition of The Wall Street Journal published a story reporting that the Company was engaged in discussions with several private equity firms regarding a potential transaction. Several parties called to express their interest in acquiring the Company.

On October 20, 2009, the board of directors held another meeting. Members of senior management of the Company and representatives of Deutsche Bank, Foros, Sullivan & Cromwell and Morris, Nichols, Arsht & Tunnell LLP, which we refer to as Morris Nichols, also participated in this meeting. At this meeting, the board of directors determined to undertake a review of the Company’s strategic alternatives, including, if appropriate, a possible sale of the Company. It did so because the indications of interest received from the TPG/CPPIB Group and Bidder A, including their respective draft debt financing commitment letters, indicated that a sale of the Company at an attractive price might be a viable possibility. The board of directors further determined that it was advisable and in the best interests of the Company and its stockholders to form the transaction committee, consisting of five independent, outside members of the board of directors for the purpose of directing this review process. The board of directors appointed each of Constantine Clemente, James D. Edwards, H. Eugene Lockhart, M. Bernard Puckett, and William C. Van Faasen as members of the transaction committee. The transaction committee was delegated full power and authority to direct the strategic review process, including the full power and authority to (i) explore and take such actions as it may deem necessary or appropriate in connection with effecting potential transactions, (ii) initiate and participate in discussions with, or otherwise assist or facilitate proposals from, potential parties to a potential transaction, (iii) review, evaluate and negotiate the terms of any potential transaction, including negotiating a definitive agreement or agreements, (iv) reject any potential transaction, and (v) determine whether any potential transaction was advisable, fair to and in the best interests of the Company’s stockholders. In connection with the formation of the transaction committee, the board of directors resolved that it would not recommend any potential transaction for approval by the Company’s stockholders or otherwise approve any potential transaction without a prior favorable recommendation of such potential transaction by the transaction committee. At this same meeting, the board of directors retained Deutsche Bank as its financial advisor.

Following the establishment of the transaction committee, the independent directors met separately with representatives from Foros, Morris Nichols and Sullivan & Cromwell, and Foros and Morris Nichols were engaged as financial advisor and legal counsel, respectively. A representative of Morris Nichols reviewed with the independent directors the fiduciary obligations of the directors under applicable law. The independent directors also discussed the desirability of having Mr. Carlucci and the remaining independent outside directors of the Company who were not on the transaction committee attend future meetings of the transaction committee given their knowledge of the Company’s industry and business, and, following discussion, determined a general protocol for inviting such persons, along with representatives from Deutsche Bank and Sullivan & Cromwell, to future meetings of the transaction committee, but to hold an executive session of the transaction committee after every future meeting (including independent directors who were not members of the transaction committee but excluding Mr. Carlucci). At this time, the members of the transaction committee also appointed Mr. Van Faasen as the chairman of the transaction committee.

That same day, the Company publicly announced that it was exploring a variety of strategic alternatives, and that as part of this process the board of directors had retained Deutsche Bank as its financial advisor and formed the transaction committee, which had retained Foros as its financial advisor. At the direction of the independent directors, a representative of Morris Nichols instructed Mr. Carlucci not to discuss, and to instruct senior management not to discuss, in any way management retention or any equity investment by management in any potential transaction with any potential transaction partner currently participating in, or who may in the future participate in, the process being run by the transaction committee, and Mr. Carlucci confirmed that no such discussions had occurred to date.

Following this board meeting, representatives of Foros, at the direction of the independent directors, along with representatives of Deutsche Bank, informed Bidder A that the price contained in its indication of interest was too low and encouraged Bidder A to increase its offer price and improve certain other aspects of its proposal. Bidder A did not subsequently improve its offer price or improve the other aspects of its proposal, and neither representatives of the Company nor of Deutsche Bank or Foros had any further discussions with Bidder A regarding a potential transaction involving the Company. In addition, representatives of Foros, at the direction of the independent directors, along with representatives of Deutsche Bank, informed the TPG/CPPIB Group that while its offer price was constructive it also needed to increase its offer price, as well as improve other aspects of its proposal, including with respect to the certainty regarding the funding of the debt financing contemplated by its financing commitment documents.

On October 20 and October 21, 2009, representatives of Foros, at the direction of the independent directors, along with representatives of Deutsche Bank, contacted seven potential strategic acquirors and 17 additional private equity firms to assess their interest in a potential transaction with the Company.

Of the parties contacted by representatives of Foros and Deutsche Bank, 14 parties were sent a form of confidentiality agreement prepared by representatives of Sullivan & Cromwell. Eight of the interested private equity firms (and no potential strategic acquirors) executed confidentiality agreements. Those confidentiality agreements, among other things, prohibited the firms from forming consortia without the Company’s consent. Following execution of the confidentiality agreements, the interested parties were provided the same level of access to non-public information that had been provided to the TPG/CPPIB Group and Bidder A. Representatives of Foros, at the direction of the independent directors, delivered a bid instruction letter to each of these eight interested parties. Based on feedback that many of the interested parties could provide bids within ten days to two weeks, the bid instruction letter requested final proposals from these parties on November 3, 2009.

During this time, and at the direction of the independent directors, the Company permitted certain consortia of interested parties to form based on willingness to partner with other potential transaction partners and the amount of equity financing potential transaction partners could provide. These consortia included three consortia comprised of two private equity firms each, which we refer to as Bidder B, Bidder C and Bidder D, and one consortia comprised of two private equity firms and a strategic acquiror, which we refer to as Bidder E.

On October 23, 2009, the TPG/CPPIB Group submitted a revised proposal with a price of $21.50 per share. The proposal included improved terms for the debt financing commitment and contemplated that Goldman Credit Partners L.P. and its affiliates would be the source of debt financing. The proposal also included a draft merger agreement, a limited guarantee from the guarantors and an equity commitment letter between Parent and the guarantors, and imposed a deadline for the Company to agree on definitive documentation with respect to a transaction with the TPG/CPPIB Group by October 25, 2009. The TPG/CPPIB Group strongly pressed the Company to use an accelerated timetable coupled with a post-signing “go shop” mechanism to permit the Company to solicit and consider alternative transactions for a period after signing a merger agreement.

That same day, the transaction committee held a meeting to discuss the revised proposal of the TPG/CPPIB Group and other developments in the strategic process, including the results of the outreach to potential transaction partners and how best to bring a potential strategic transaction partner into the process. Representatives of Deutsche Bank, Foros, Sullivan & Cromwell and Morris Nichols participated in this meeting. Following this discussion, the transaction committee requested that the advisors analyze more fully the documents included in the TPG/CPPIB Group’s revised proposal and be prepared to discuss their analyses at a meeting scheduled for the next day.

On October 24, 2009, the transaction committee held a meeting to continue its discussion of the status of the strategic review process and the revised proposal from the TPG/CPPIB Group. Representatives of Deutsche Bank, Foros, Sullivan & Cromwell and Morris Nichols also participated in this meeting. The transaction committee was informed that Foros, at the direction of the transaction committee, had continued its outreach to potential strategic transaction partners and other private equity groups. The transaction committee discussed at length the TPG/CPPIB Group’s revised proposal, including the improved certainty regarding the funding of the debt financing contemplated by financing commitment documents as compared to the TPG/CPPIB Group’s prior proposal, and the potential impact of the deadline imposed by the TPG/CPPIB Group on the strategic review process. In particular, the transaction committee discussed the importance of continuing the strategic review process that was underway, the risk that the TPG/CPPIB Group would not agree to a transaction if the Company ignored the TPG/CPPIB Group deadline and did not move more promptly towards execution of an agreement, and ways to strike an appropriate balance between these two countervailing issues.

Following this discussion, the transaction committee determined that it was in the best interests of the Company and its stockholders to continue the strategic review process that was already underway while at the same time continuing to work with—but not acceding to the deadline imposed by—the TPG/CPPIB Group, and it instructed representatives of Deutsche Bank, Foros, Sullivan & Cromwell and Morris Nichols to do so, including by continuing discussions with representatives of the TPG/CPPIB Group and Ropes & Gray LLP, which we refer to as Ropes & Gray, in order to improve the terms of the merger agreement and related documents, including the financing commitment documents. The transaction committee also instructed representatives of Foros to inform the TPG/CPPIB Group that the Company would not accede to the TPG/CPPIB Group deadline, and representatives of Foros did that following the meeting. The TPG/CPPIB Group was further informed that they should be prepared to submit an improved proposal on November 3, 2009 at the same time as other interested parties.

That same day, representatives of Deutsche Bank, Foros, Sullivan & Cromwell and Morris Nichols had a discussion with representatives of the TPG/CPPIB Group and its outside legal counsel, Ropes & Gray, regarding the draft merger agreement and financing commitment documents included with the revised proposal. From that day until the merger agreement and related documents were executed on November 5, the parties and their respective representatives negotiated the terms of the definitive documents. Significant issues discussed included price, the right of the Company to affirmatively seek higher offers after entering into the merger agreement, the nature and amount of the financial commitment the guarantors were prepared to make to the Company through the Parent fee and limited guarantee, the requirements for commencement of the debt marketing period and limitations on the availability of specific performance against Parent and Merger Sub.

On October 25, 2009, representatives of Sullivan & Cromwell sent representatives of the TPG/CPPIB Group and Ropes & Gray written comments on the proposed debt financing commitment documents. On October 26, 2009 representatives of Sullivan & Cromwell sent representatives of the TPG/CPPIB Group and Ropes & Gray a draft merger agreement.

From October 26 to October 30, Bidder B, Bidder C, Bidder D and Bidder E, held discussions with members of senior management of the Company and had several conversations with representatives of Deutsche Bank and Foros regarding the Company’s business and prospects. No nonpublic information of the Company was shared with the strategic acquiror forming a part of Bidder E due to competitive and regulatory concerns.

On October 27, 2009, the transaction committee held a meeting with representatives from Foros, Deutsche Bank, Sullivan & Cromwell and Morris Nichols. At this meeting, representatives of Foros and Morris Nichols provided the transaction committee with an update of the strategic review process. The transaction committee instructed a representative from Morris Nichols to reiterate to Company management the prohibition on conducting any discussions related to management retention or compensation at this time, which the representative of Morris Nichols did promptly thereafter.

On October 28, 2009, the transaction committee held another meeting with representatives from Foros, Deutsche Bank, Sullivan & Cromwell and Morris Nichols. At this meeting, the transaction committee discussed the desirability of the transaction committee engaging another financial advisor for the purposes of rendering a fairness opinion with respect to a potential transaction, a possibility that had initially been discussed at the October 23, 2009 meeting of the transaction committee.

On October 28, 2009, representatives of Ropes & Gray sent a revised draft of the merger agreement to representatives of Sullivan & Cromwell, and the following day representatives of Sullivan & Cromwell sent representatives of Ropes & Gray revised drafts of the merger agreement, the limited guarantee and the equity commitment letter.

On October 30, 2009, the transaction committee held a meeting to discuss the strategic review process. Representatives from Foros, Deutsche Bank, Sullivan & Cromwell, Morris Nichols and Lazard participated in this meeting. At this meeting, the transaction committee determined to engage Lazard as a financial advisor to the transaction committee for purposes of rendering a fairness opinion to the extent requested by the transaction committee. The transaction committee was informed that Bidder E had dropped out of the process.

On October 31, 2009, representatives of Sullivan & Cromwell sent a draft merger agreement to Bidder B. That same day, representatives of Ropes & Gray sent a revised draft of the merger agreement to representatives of Sullivan & Cromwell.

On November 3, 2009, which was the deadline for the receipt of indications of interest provided for by the bid instruction letter previously disseminated to all the potentially interested parties, the TPG/CPPIB Group submitted a further revised proposal. The revised proposal increased the TPG/CPPIB Group’s offer price to $21.80 per share and provided for a termination fee of $250 million that would be paid by Parent and Merger Sub (and guaranteed by the guarantors) under certain circumstances, or the Parent fee. See “The Merger Agreement—Termination Fees” beginning on page [—] for more information about the circumstances under which Parent and Merger Sub are obligated to pay the Parent fee to the Company. The TPG/CPPIB Group also submitted revised drafts of the merger agreement, the limited guarantee, the equity commitment letter and financing commitment documents with its revised proposal. The revised offer from the TPG/CPPIB Group was not subject to any additional diligence review.

That same day, Bidder D also submitted a proposal to the Company. Bidder D’s proposal did not contain an offer price and was subject to a number of conditions, including that Bidder D required approximately three additional weeks to complete its due diligence review of the Company in order to make an offer containing a firm price.

Also on that day, one of the private equity firms that formed part of Bidder B submitted a proposal to acquire the Company for $20.00 in cash per share. This proposal was subject to a number of conditions, including three weeks to complete a diligence review of the Company and to finalize definitive transaction documentation. The other private equity firm that formed part of Bidder B orally indicated interest at a per share price in the high-teens. The Company did not receive a proposal from Bidder C on the bid deadline or thereafter.

On November 3, 2009, the transaction committee held a special meeting to discuss the proposals received that day. Certain members of senior management and representatives of Foros, Deutsche Bank, Lazard, Sullivan & Cromwell and Morris Nichols also participated in the meeting. The transaction committee discussed among other things the terms of the proposals, the time the bidders other than the TPG/CPPIB Group would require to complete diligence, the likelihood that such bidders would submit a viable proposal with a price higher than the price offered by TPG/CPPIB Group’s proposal following such diligence, the risk that the TPG/CPPIB Group would not agree to a transaction if the Company did not move promptly towards execution of an agreement and the fact that the TPG/CPPIB bid continued to include a “go-shop” provision. Following that discussion, the transaction committee determined that moving forward with the terms contained in the TPG/CPPIB Group’s offer at a price of $22.00 per share would be in the best interests of the Company’s stockholders. The transaction committee then instructed Mr. Carlucci to contact a representative of the TPG/CPPIB Group to request an increase in the TPG/CPPIB offer price from $21.80 to $22.00 in cash per share and an increase in the Parent fee from $250 million to $300 million.

That same day, Mr. Carlucci contacted a representative of the TPG/CPPIB Group and requested that the TPG/CPPIB Group increase its offer price from $21.80 to $22.00 in cash per share and increase its proposed Parent fee from $250 million to $300 million. The representative of the TPG/CPPIB Group agreed to the increase in the offer price from $21.80 to $22.00 in cash per share and indicated that $22.00 per share was the highest price that the TPG/CPPIB Group could offer, but deferred a response on the Parent fee until a later time.

On November 4, 2009, the transaction committee held a special meeting to continue its consideration of the proposals received the prior day. Certain members of senior management and representatives of Foros, Deutsche Bank, Lazard, Sullivan & Cromwell and Morris Nichols also participated in the meeting. At this meeting, representatives of Foros and Deutsche Bank reviewed certain preliminary financial analyses with the transaction committee. Following these presentations, the transaction committee reiterated its previous instructions to management of the Company not to discuss any equity participation or compensation arrangements with the TPG/CPPIB Group until permitted to do so by the transaction committee. The transaction committee also instructed representatives from Foros to prepare to make contacts with potential transaction partners during the “go-shop” period if a merger agreement with the TPG/CPPIB Group was executed.

Later that same day, representatives of Sullivan & Cromwell sent revised drafts of the merger agreement, the limited guarantee and equity commitment letter and draft disclosure schedules to representatives of Ropes & Gray, and representatives of Sullivan & Cromwell, Morris Nichols and Ropes & Gray engaged in discussions throughout the remainder of the day and into the following day on those documents as well as the debt financing commitment documents.

In the early morning of November 5, 2009, representatives of the TPG/CPPIB Group had discussions with representatives of Deutsche Bank, Sullivan & Cromwell, and Morris Nichols regarding the remaining open issues, including the size of the Parent fee and the amount of an additional equity commitment from the guarantors. Several hours later, representatives of the TPG/CPPIB Group informed representatives of Deutsche Bank that the TPG/CPPIB Group was willing to increase the amount of the Parent fee to $275 million (approximately 6.9 percent of the aggregate consideration to be paid to holders of common stock based on the $22.00 per share offer price), and to increase its equity commitment by $50 million. Representatives of Deutsche Bank, Sullivan & Cromwell and Morris Nichols then briefed representatives of Foros regarding the discussions held with the TPG/CPPIB Group earlier that morning. Representatives of Foros then contacted representatives of the TPG/CPPIB Group to again request an increase in the Parent fee to $300 million. Representatives of the TPG/CPPIB Group reiterated that the TPG/CPPIB Group was only willing to accept a Parent fee of $275 million.

Later that same morning, the transaction committee held a meeting with representatives from Foros, Lazard, Deutsche Bank, Sullivan & Cromwell and Morris Nichols, which meeting was also attended by all of the members of the board of directors not on the transaction committee. At this meeting, representatives of Sullivan & Cromwell reviewed with the transaction committee and board of directors the fiduciary obligations of the directors under applicable law and the terms of the draft merger agreement and related transaction documents, including the financing commitment documents. At this meeting, each of Foros and Lazard delivered its oral opinion to the transaction committee, and Deutsche Bank delivered its oral opinion to the board of directors, in each case that, as of November 5, 2009 and based upon and subject to the various assumptions and qualifications described in such opinion, the per share merger consideration to be received by holders (other than Parent, Merger Sub and their affiliates) of the common stock in the merger is fair, from a financial point of view, to such holders.

The transaction committee then went into executive session with representatives from Foros, Lazard, and Morris Nichols in attendance, and, following discussion, the transaction committee unanimously determined that the merger agreement is fair to and in the best interests of the Company and its stockholders, declared advisable the merger, the merger agreement and the transactions contemplated thereby, and recommended that the board of directors approve the merger, the merger agreement and the transactions contemplated thereby, that the board of directors recommend to the stockholders of the Company that they vote to adopt the merger agreement, and that the stockholders of the Company vote to adopt the merger agreement.

The board of directors thereafter convened and unanimously determined that the merger is fair to and in the best interests of the Company and its stockholders and approved and declared advisable the merger agreement, the merger and the transactions contemplated thereby, and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a meeting of stockholders, and recommended that the stockholders of the Company vote to adopt the merger agreement.

On the morning of November 5, 2009, Parent, Merger Sub and the Company executed the merger agreement, and the Company and the TPG/CPPIB Group issued a joint press release announcing the execution of the merger agreement.

The merger agreement provides that, until 12:01 a.m., New York time, on December 21, 2009, the Company may initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information and participate in discussions and negotiate with third parties with respect to acquisition proposals. At the direction of the transaction committee, Foros has conducted this “go-shop” process on behalf of the Company. As of the date of this proxy statement, representatives of Foros have solicited interest from 20 potential acquirors, none of whom have expressed an interest in a potential transaction with the Company.

Reasons for the Merger; Recommendation of the Board of Directors

The Transaction Committee

Following the determination of the board of directors to undertake a review of the Company’s strategic alternatives, including, if appropriate, a possible sale of the Company, the board of directors determined that it was advisable and in the best interests of the Company and its stockholders to form the transaction committee consisting of independent directors, for the purpose of directing this review process. The board of directors appointed each of Constantine L. Clemente, James D. Edwards, H. Eugene Lockhart, M. Bernard Puckett, and William C. Van Faasen as members of the transaction committee. The transaction committee was delegated full power and authority to direct the strategic review process, including the full power and authority to (i) explore and take such actions as it may deem necessary or appropriate in connection with effecting potential transactions, (ii) initiate and participate in discussions with, or otherwise assist or facilitate proposals from, potential parties to a potential transaction, (iii) review, evaluate and negotiate the terms of any potential transaction, including negotiating a definitive agreement or agreements, (iv) reject any potential transaction, and (v) determine whether any potential transaction was advisable, fair to and in the best interests of the Company’s stockholders. In connection with the formation of the transaction committee, the board of directors resolved that it would not recommend any potential transaction for approval by the Company’s stockholders or otherwise approve any potential transaction without a prior favorable recommendation of such potential transaction by the transaction committee.

The transaction committee, at a meeting held on November 5, 2009, unanimously determined that the merger agreement is fair to and in the best interests of the Company and its stockholders, declared advisable the merger, the merger agreement and the transactions contemplated thereby, and recommended that the board of directors approve (including for the purposes of Section 203 of the DGCL) the merger, the merger agreement and the transactions contemplated thereby, that the board of directors recommend to our stockholders that they vote to approve the proposal to adopt the merger agreement, and that our stockholders vote to approve the proposal to adopt the merger agreement. In reaching its determination, the transaction committee consulted with and received the advice of its independent financial and legal advisors, members of the board of directors not on the transaction committee, our senior management team, as well as our outside legal and financial advisors and considered a number of factors, including the following material factors:

•	management’s and the transaction committee’s views and opinions on the current health care, pharmaceutical, pharmaceutical services and market research and information services industries;

•	the transaction committee’s understanding of the business, operations, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity;

•	overall uncertainty surrounding governmental regulation affecting health care, pharmaceutical, pharmaceutical services and market research and information services industries;

•

the transaction committee’s belief that the merger is more favorable to the Company’s stockholders than the alternatives to the merger, which belief was formed based on the transaction committee’s review, with the assistance of its financial advisors, of the strategic alternatives available to the Company;

•

the fact that the per share merger consideration represents a premium of approximately 50% to the closing share price of the common stock on October 16, 2009, the last trading day prior to the public speculation that the Company was considering its strategic alternatives; a premium of approximately 31% to the closing price of the common stock on November 4, 2009, the last trading day prior to the public announcement of the merger agreement; a premium of approximately 45% to the volume-weighted average price for the 30 trading days prior to October 16, 2009; a premium of approximately 35% to the 52-week high prior to October 16, 2009; and a premium of approximately 123% to the 52-week low prior to October 16, 2009;

•

the presentation to the transaction committee on November 5, 2009, and financial analyses reviewed therewith, of each of Foros and Lazard, and the opinion, dated November 5, 2009, of each of Foros and Lazard as to the fairness, from a financial point of view, as of the date thereof and subject to various assumptions and limitations described therein, to stockholders (other than Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent) of the per share merger consideration to be received by such stockholders in the merger, as more fully described below under the caption “The Merger—Opinion of Financial Advisors—Opinion of Foros Securities LLC” beginning on page [—] and “The Merger—Opinion of Financial Advisors—Opinion of Lazard Frères & Co. LLC” beginning on page [—];

•

the presentation at the November 5, 2009 meeting of the transaction committee at which all members of the board of directors were present, and financial analyses reviewed therewith, of Deutsche Bank, and the opinion, dated November 6, 2009, of Deutsche Bank delivered to the board of directors (upon which the transaction committee was permitted to rely) as to the fairness, from a financial point of view as of November 5, 2009 and subject to various assumptions and limitations described therein, to stockholders (other than Parent, Merger Sub or their affiliates) of the per share merger consideration to be received by such stockholders in the merger, as more fully described below under the caption “The Merger—Opinion of Financial Advisors—Opinion of Deutsche Bank Securities Inc.” beginning on page [—];

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the reputation of the guarantors;

•	the guarantors’ ability to complete large acquisition transactions;

•	the fact that there is no financing condition to the completion of the merger in the merger agreement;

•

the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay us a $275 million termination fee, without our having to establish any damages, and the guarantors’ guarantee of such payment obligation pursuant to the limited guarantee;

•

the receipt of executed commitment letters from Parent’s sources of debt and equity financing for the merger, and the terms of the commitments and the reputation of the financing sources which, in the reasonable judgment of the transaction committee, increases the likelihood of such financings being completed;

•	the belief that the debt commitment letter represents a strong commitment on the part of the lenders thereto with few conditions that would permit the lenders to terminate their commitments; and

•

the Company’s ability, under the merger agreement, under certain circumstances to seek specific performance to prevent breaches of the merger agreement by Parent and Merger Sub and to enforce specifically the terms of the merger agreement;

•

the fact that the all cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for all of their shares of common stock, while avoiding long-term business risk, while also providing such stockholders certainty of value for their shares of common stock;

•

the Company’s ability, under the merger agreement, during the period beginning on the date of the merger agreement and continuing until 12:01 a.m., New York time, on December 21, 2009 to initiate, solicit and encourage alternative acquisition proposals from third parties and negotiate with third parties with respect to such proposals;

•

the Company’s ability, under the merger agreement, under certain circumstances, at any time from and after 12:01 a.m., New York time, on December 21, 2009 and prior to the time the Company stockholders adopt the merger agreement, to consider and respond to an unsolicited bona fide acquisition proposal or engage in discussions or negotiations with the person making such a proposal if the board of directors, prior to taking any such actions, determines in good faith after consultation with outside legal counsel that failure to take such actions could be inconsistent with the board of directors’ fiduciary duties, and if, after consultation with its financial advisor, the board of directors determines in good faith that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal, and to, or propose to, adopt, approve or recommend such acquisition proposal if the board complies with its obligations relating to such action and determines in good faith after consultation with its financial advisor and outside legal counsel that such acquisition proposal is a superior proposal;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that the Company complies with its obligations relating to the entering into of any such agreement and immediately prior to or concurrently with the termination of the merger agreement pays a termination fee of $80 million, if the termination fee becomes payable in connection with an agreement entered into prior to 12:01 a.m., New York time, on December 21, 2009, or $115 million in all other circumstances, and up to $5 million in documented expenses, to Parent, each of which the transaction committee concluded was reasonable in the context of termination fees and expenses payable in comparable transactions and in light of the overall terms of the merger agreement including the per share merger consideration;

•

the Company’s ability, under the merger agreement, to withhold, withdraw, qualify or modify its recommendation that its stockholders vote to adopt the merger agreement under certain circumstances, subject to Parent’s subsequent right to terminate the merger agreement and, in such case, to pay to Parent up to $5 million in documented expenses plus a termination fee of $80 million, if the termination fee becomes payable in connection with an agreement entered into prior to 12:01 a.m., New York time, on December 21, 2009, or a termination fee of $115 million, in all other circumstances, in the event that Parent elects to terminate the merger agreement;

•

the availability of appraisal rights under the DGCL to holders of the common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery;

•	the fact that the termination date under the merger agreement allows for sufficient time to complete the merger;

•	the fact that the negotiations of the merger were conducted under the oversight of the transaction committee, which:

•	is comprised solely of independent directors who are not employees of the Company and who have no material financial interest in the merger that is different from that of our stockholders;

•	retained and received advice and assistance from its own independent financial and legal advisors in evaluating, negotiating and recommending the terms of the merger agreement;

•	had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to our board of directors’ approval of the merger agreement; and

•

the consideration for the merger and the other terms of the merger agreement resulted from extensive negotiations between the transaction committee and its legal and financial advisors, on the one hand, and Parent and the TPG/CPPIB Group and their legal and financial advisors, on the other hand, after conducting a public process that included active solicitation of interest from seven potential strategic acquirors and 17 additional private equity firms.

The transaction committee also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•

the merger would preclude the Company’s stockholders from having the opportunity to participate in the future performance of its assets, future earnings growth, future appreciation of the value of its common stock or future dividends that could be expected if its strategic plan were successfully implemented;

•

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of the Company’s business;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

•

the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, vendors, customers and partners and may divert management and employee attention away from the day to day operation of our business;

•

the possibility that the up to $5 million in documented expenses plus the $80 million or $115 million, as applicable, termination fee payable by the Company upon the termination of the merger agreement could discourage other potential acquirors from making a competing bid to acquire the Company;

•

the fact that, while the Company expects the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations, including with respect to required antitrust approvals, to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•

the fact that Parent and Merger Sub are newly-formed corporations with essentially no assets other than the equity commitments of the guarantors and that our remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of the $275 million termination fee, which is guaranteed by the guarantors;

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes;

•	the risk that the financing contemplated by the debt commitment letter for the consummation of the merger might not be obtained; and

•

the fact that our directors and executive officers have interests in the merger that are different from, or in addition to, our stockholders. See “The Merger—Interests of Certain Persons in the Merger.”

The foregoing discussion of the factors considered by the transaction committee is not intended to be exhaustive, but rather includes the material factors considered by the transaction committee. In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, the transaction committee did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. The transaction committee did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The transaction committee based its recommendation on the totality of the information presented.

The Board of Directors

On November 5, 2009, the board of directors met to consider the merger and the recommendation of the transaction committee. On the basis of the transaction committee’s recommendation and the other factors described below, the board of directors unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and recommended that the stockholders of the Company vote to adopt the merger agreement.

In evaluating the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the board of directors consulted with members of the transaction committee and our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors:

•	the unanimous determination of the transaction committee that the merger agreement is fair to and in the best interests of the Company and its stockholders;

•

the unanimous recommendation of the transaction committee that the board of directors approve the merger, the merger agreement and the transactions contemplated thereby and recommend to our stockholders that they vote to approve the proposal to adopt the merger agreement, and that our stockholders vote to approve the proposal to adopt the merger agreement;

•	the factors referred to above as having been taken into account by the transaction committee; and

•

the presentation at the November 5, 2009 meeting of the transaction committee at which all members of the board of directors were present, and financial analyses reviewed therewith, of Deutsche Bank, and the opinion, dated November 6, 2009, of Deutsche Bank delivered to the board of directors (upon which the transaction committee was permitted to rely) as to the fairness, from a financial point of view as of November 5, 2009 and subject to various assumptions and limitations described therein, to stockholders (other than Parent, Merger Sub or their affiliates) of the per share merger consideration to be received by such stockholders in the merger, as more fully described below under the caption “The Merger—Opinion of Financial Advisors—Opinion of Deutsche Bank Securities Inc.” beginning on page [—].

In its deliberations concerning the merger agreement and the merger, the board of directors also considered the potentially negative factors considered by the transaction committee described above.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the merger and the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The transaction committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

Opinions of Financial Advisors

Opinion of Foros Securities LLC

Foros delivered to the transaction committee an oral opinion, subsequently confirmed in writing, to the effect that, as of November 5, 2009 and based upon and subject to various assumptions and limitations described in Foros’s opinion, the per share merger consideration to be received by holders of the common stock (other than Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent) in the merger, was fair, from a financial point of view, to such holders. The full text of the Foros written opinion to the transaction committee, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Foros provided its opinion to the transaction committee for the information and assistance of the transaction committee in connection with and for purposes of the transaction committee’s evaluation of the per share merger consideration from a financial point of view. Foros’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger or any other matter.

In connection with rendering its opinion, Foros:

•	reviewed certain publicly available business and financial information relating to the Company that Foros deemed relevant;

•

reviewed certain information, including financial forecasts, which are referred to as the Company forecasts, and other financial and operating data concerning the Company, prepared by the management of the Company. See “The Merger—Certain Company Forecasts”;

•	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

•

reviewed the trading history of shares of the Company’s common stock and a comparison of that trading history with the trading histories of certain other publicly traded companies that Foros deemed relevant;

•	compared certain financial and stock market information of the Company with similar publicly available information of certain other companies that Foros deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms, to the extent publicly available, of certain other transactions that Foros deemed relevant;

•

considered the fact that the Company publicly announced that it would explore its strategic alternatives and the results of Foros’s efforts to solicit, at the transaction committee’s direction, indications of interest from third parties with respect to a possible acquisition of the Company;

•

reviewed the draft of the merger agreement dated as of November 4, 2009, the draft limited guarantee of the guarantors dated as of November 3, 2009 and a draft of each of the equity commitment letter and debt commitment letter, each dated November 3, 2009; and

•	performed such other analyses and studies and considered such other factors as Foros deemed appropriate.

In arriving at its opinion, Foros assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information and data, including without limitation the Company forecasts, publicly available or provided to or otherwise reviewed by or discussed with Foros and relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company forecasts, Foros assumed, at the transaction committee’s direction and without independent verification, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Foros did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company. Foros did not evaluate the solvency of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Foros assumed, at the transaction committee’s direction, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger. Foros also assumed, at the transaction committee’s direction, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by Foros.

Foros’s opinion expressed no view or opinion as to any terms or other aspects of the merger (other than the per share merger consideration to the extent expressly specified in Foros’s opinion), including, without limitation, the form or structure of the merger. Foros’s opinion was limited to the fairness, from a financial point of view, of the consideration to be received pursuant to the merger by holders (other than Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent) of shares of common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of the Company. In addition, no opinion or view was expressed with respect to the fairness of the amount, nature or any other aspect of the compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the per share merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. In addition, Foros expressed no opinion or recommendation to the members of the transaction committee as to whether they should recommend the approval of the merger or the merger agreement to the board of directors, and Foros expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger. Except as described above, the transaction committee imposed no other limitations on the investigations made or procedures followed by Foros in rendering its opinion.

Foros’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Foros as of, the date of its opinion. It should be understood that subsequent developments may affect Foros’s opinion, and Foros does not have any obligation to update, revise or reaffirm its opinion. The issuance of Foros’s opinion was approved by Foros’s opinion committee.

The following represents a summary of the material financial analyses presented by Foros to the transaction committee in connection with Foros’s opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Foros, nor does the order of analyses described represent relative importance or weight given by Foros to those analyses. The financial analyses summarized below include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Foros’s financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Foros.

Historical Stock Trading Analysis. Foros reviewed the historical trading prices for shares of the common stock for the period started October 17, 2008 and ended November 3, 2009. In addition, Foros analyzed the per share merger consideration to be received pursuant to the merger by holders of shares of the common stock in relation to market prices of shares of the common stock over selected dates and selected periods.

This analysis indicated that the per share merger consideration to be received pursuant to the merger by holders of shares of the common stock represented:

•	a premium of 29.7%, based on a price of $16.96 per share of the common stock, the closing market price on November 3, 2009;

•

a premium of 50.0%, based on a price of $14.67 per share of the common stock, the undisturbed closing market price on October 16, 2009, the last trading day prior to public speculation that the Company was considering its strategic alternatives;

•

a premium of 13.5%, based on a price of $19.38 per share of the common stock, the average of Wall Street research analyst price targets for a hypothetical leveraged buyout of the Company made publicly available during the period started October 16, 2009 and ended November 3, 2009;

•	a premium of 31.4%, based on a price of $16.74 per share of the common stock, the volume-weighted average closing market price for the period started October 16, 2009 and ended November 3, 2009;

•	a premium of 45.5%, based on a price of $15.12 per share of the common stock, the volume-weighted average closing market price for the 30-day period ended October 16, 2009;

•	a premium of 35.4%, based on a price of $16.25 per share of the common stock, the high closing market price for the 52-week period ended October 16, 2009; and

•	a premium of 122.9%, based on a price of $9.87 per share of the common stock, the low closing market price for the 52-week period ended October 16, 2009.

Selected Publicly Traded Companies Analysis. Foros reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for (a) publicly traded companies selected based on involvement in the pharmaceutical services industry, size and availability of financial information, which we refer to as selected pharmaceutical services companies, and (b) publicly traded companies in the United States selected based on involvement in the pharmaceutical industry, size and availability of financial information, which we refer to as selected U.S. pharmaceutical companies. The selected companies are as follows:

Selected Pharmaceutical Services Companies	Selected U.S. Pharmaceutical Companies

•     Cegedim S.A.

•     Charles River Laboratories International, Inc.

•     Covance Inc.

•     ICON plc(1)

•     Inventiv Health, Inc.

•     Kendle International Inc.

•     PAREXEL International Corporation

•     Pharmaceutical Product Development, Inc.

•     Phase Forward Incorporated

• Bristol-Myers Squibb Company • Eli Lilly and Company • Johnson & Johnson • Merck & Co., Inc.(2) • Pfizer Inc.

(1)	Based on ICON plc American Depositary Shares listed on NASDAQ
(2)	Excludes Schering-Plough Corporation

Foros calculated and compared various financial multiples and ratios based on closing market share prices and other publicly available historical financial data for the selected companies, as of November 3, 2009, and for the Company, as of October 16, 2009, the last trading day prior to public speculation that the Company was considering its strategic alternatives, and consensus estimates from Factset. With respect to the selected companies and the Company, Foros compared:

•	annual percentage growth rate of estimated total revenue from calendar year 2009 to calendar year 2010;

•	estimated gross margin for calendar year 2010;

•	estimated earnings before interest, tax, depreciation and amortization (EBITDA) margin for calendar year 2010; and

•	compound annual percentage long-term growth rate of estimated earnings per share (EPS) available from Wall Street research for each company.

The results of these analyses are summarized as follows:

	Revenue Growth CY2009E - CY2010E	Gross Margin CY2010E	EBITDA Margin CY2010E	EPS Long-Term Growth
Selected Pharmaceutical Services Companies
Mean	7.2%	41.9%	18.2%	14.0%
Median	7.0%	40.0%	18.3%	14.8%
Selected U.S. Pharmaceutical Companies
Mean	2.0%	76.7%	38.5%	4.6%
Median	4.3%	78.5%	35.2%	5.0%

The Company (as of October 16, 2009)	(1.0)%	55.2%	27.0%	9.0%

Foros also compared:

•	enterprise value, which is the market value of fully diluted common equity plus the estimated book value of debt less cash, as a multiple of estimated EBITDA for calendar years 2009 and 2010;

•	closing market share price to estimated earnings (P/E) ratios, as adjusted to exclude one-time expenses, for calendar years 2009 and 2010; and

•	P/E ratio to estimated earnings annual long-term growth rate (P/E/G) ratios, as adjusted to exclude one-time expenses, for calendar years 2009 and 2010.

The results of these analyses are summarized as follows:

	EV / EBITDA		Adj. P/E		Adj. P/E/G
	CY 2009E	CY 2010E	CY 2009E	CY 2010E	CY 2009E	CY 2010E
Selected Pharmaceutical Services Companies
Mean	7.8x	7.0x	16.1x	14.1x	1.1x	1.0x
Median	7.2x	6.8x	15.4x	13.7x	1.2x	1.1x
Selected U.S. Pharmaceutical Companies
Mean	6.1x	5.6x	9.8x	9.2x	1.8x	1.7x
Median	5.9x	5.5x	9.4x	9.4x	1.9x	1.8x

The Company (as of October 16, 2009)	7.1x	6.7x	10.1x	8.9x	1.1x	1.0x

Foros also calculated and compared various financial multiples and ratios for the selected companies and the Company based on closing market share prices and other publicly available historical financial data for the three year period ended October 16, 2009, the last trading day prior to public speculation that the Company was considering its strategic alternatives, and consensus estimates from Factset. For each of the Company, the selected pharmaceutical services companies and the selected U.S. pharmaceutical companies, Foros compared:

•	P/E ratio, as adjusted to exclude one-time expenses, for the next 12-month (NTM) period;

•	P/E/G ratio, as adjusted to exclude one-time expenses, for the NTM period; and

•	enterprise value as a multiple of estimated EBITDA for the NTM period.

The results of these analyses are summarized as follows:

	Adj. P/E - NTM		Adj. P/E/G - NTM		Enterprise Value / NTM EBITDA
Shares of Company Common Stock, Closing Market Price at:
October 16, 2009	10.2	x	1.1	x	6.7	x
3-Year Median	12.8	x	1.1	x	8.4	x
3-Year High	19.5	x	1.5	x	11.6	x
3-Year Low	5.9	x	0.5	x	4.7	x
Selected Pharmaceutical Services Companies Median:	(as % of corresponding statistic of the Company)
October 16, 2009	69.3%		98.7%		96.7%
3-Year Median	67.0%		86.6%		90.7%
3-Year High	96.5%		119.1%		109.6%
3-Year Low	48.9%		63.9%		61.3%
Selected U.S. Pharmaceutical Companies Median:
October 16, 2009	103.4%		57.5%		119.9%
3-Year Median	100.8%		53.9%		98.7%
3-Year High	120.8%		89.4%		130.0%
3-Year Low	82.2%		28.3%		81.8%

No company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Discounted Cash Flow Analysis. Foros performed a discounted cash flow analysis on the Company using the Company forecasts. Foros calculated the net present value of unlevered free cash flows for the Company for calendar years 2010 through 2014 using a discount rate of 11% and discounted to December 31, 2009. Foros also calculated illustrative terminal values as of December 31, 2014 based on an assumed perpetuity growth rate ranging from 3.0% to 5.0% and assumed terminal year unlevered free cash flows of $463.7 million based on 7% growth in revenue and constant EBITDA margins. These illustrative terminal values were then discounted to December 31, 2009 to calculate the implied present value using a discount rate of 11%. Foros then added the implied present values of the unlevered free cash flows for calendar years 2010 through 2014 to the range of implied present values of the illustrative terminal values to arrive at an implied per share equity reference range of $19.41 to $26.07 for the common stock.

Illustrative Present Value of Future Stock Price Analysis. Foros performed an illustrative analysis of the implied present value of the future price per share of the common stock on each of a stand-alone basis (as described below under “Stand-Alone Case”) and assuming a hypothetical leveraged recapitalization of the Company (as described below under “Hypothetical Leveraged Recapitalization Case”). Such analysis is designed to provide an indication of the present value of a theoretical future value of a company’s share price as a function of such company’s estimated future earnings and its assumed future price to earnings multiple.

Stand-Alone Case. Foros performed an illustrative analysis of the implied present value of the future price per share of the common stock on a stand-alone basis. For this analysis, Foros used publicly available historical financial information for the Company and the financial information for the Company provided in the Company forecasts and consensus estimates from Factset. Foros calculated implied values per share of the common stock as of November 3, 2010, by applying various P/E multiples to estimated EPS of the Company for calendar year 2011, per the Company forecasts, and then discounted such implied per share of the common stock values to November 3, 2009 using a discount rate of 12.7%. Foros utilized the following P/E multiples for this analysis:

•

the average of the NTM P/E ratio, as adjusted to exclude one-time expenses, for the one year period ended October 16, 2009, the last trading day prior to public speculation that the Company was considering its strategic alternatives;

•

the P/E ratio, as adjusted to exclude one-time expenses, for the Company for calendar year 2010, based on the closing price for shares of the common stock on October 16, 2009, the last trading day prior to public speculation that the Company was considering its strategic alternatives, and consensus estimates from Factset;

•

the median of the selected pharmaceutical services companies’ P/E ratios, as adjusted to exclude one-time expenses, for calendar year 2010 (as calculated in the selected companies analysis, described above); and

•

the median of the selected U.S. pharmaceutical companies’ P/E ratios, as adjusted to exclude one-time expenses, for calendar year 2010 (as calculated in the selected companies analysis, described above).

This analysis resulted in an implied per share equity reference range of $11.14 to $19.08 for the common stock.

Hypothetical Leveraged Recapitalization Case. Foros performed an illustrative analysis of the implied present value of the future price per share of the common stock, assuming a hypothetical leveraged recapitalization of the Company. For this analysis, Foros used publicly available historical financial information for the Company, financial information for the Company provided in the Company forecasts and consensus estimates from Factset. Foros also assumed a hypothetical leveraged recapitalization of the Company based on a post-recapitalization ratio of debt to estimated EBITDA for calendar year 2009 of 3.5x and the declaration of a hypothetical $817.4 million special dividend to the Company’s stockholders on December 31, 2009. Foros calculated the implied values per share of the common stock as of November 3, 2010, by applying the same set of P/E multiples utilized in the “Stand-Alone Case” to estimated EPS, as adjusted to reflect the leveraged capital structure and special dividend assumed in the hypothetical leveraged recapitalization, for calendar year 2011, per the Company forecasts. Foros then discounted such implied values to November 3, 2009 using a discount rate of 12.7%.

This analysis resulted in an implied per share equity reference range of $13.22 to $19.54 for the common stock.

Selected Transactions Analysis. Foros analyzed certain information relating to the following transactions since 2005 selected based on the involvement of target companies in the pharmaceutical services industry, the size of the involved target companies and the availability of such information:

Announcement Date	Target	Acquirer
• July 25, 2007 • August 29, 2005	• PRA International • NDCHealth Information Services (Arizona), Inc.	• Genstar Capital, LLC • Wolters Kluwer Health, Inc.

Foros calculated and compared various financial multiples and ratios for the selected transactions and the merger based on closing market share prices and other publicly available historical financial data, as well as consensus estimates from Factset, for the NTM period (calculated, for purposes of this analysis, as the 12-month period following the public announcement of the relevant transaction). For each selected transaction and the merger, Foros compared:

•	annual percentage growth of estimated total revenue over the NTM period;

•	estimated NTM EBITDA;

•	enterprise value as a multiple of estimated NTM total revenue;

•	enterprise value as a multiple of estimated NTM EBITDA;

•	equity value as a multiple of estimated NTM net income, as adjusted to exclude one-time expenses, (labeled NTM P/E); and

•	equity value as a multiple of estimated NTM net income, as adjusted to exclude one-time expenses, divided by long-term EPS growth rate (labeled NTM P/E/G).

The results of these analyses are summarized as follows:

	NTM Revenue Growth	NTM EBITDA Margin	EV / NTM Revenue	EV / NTM EBITDA	NTM P/E	NTM P/E/G
Selected Transactions
Median	9.0%	18.1%	2.1x	12.2x	23.0x	1.7x

In addition, Foros also calculated such NTM trading multiples in each case based on the target company’s undisturbed closing market share price the day prior to a public announcement of a possible acquisition transaction as well as for each of the selected pharmaceutical services companies and the selected U.S. pharmaceutical companies at the day prior to the announcement of each transaction. Foros also analyzed the percentage premiums implied by the transaction multiples as compared to NTM trading multiples.

The results of these analyses are summarized as follows:

	PRA International		NDCHealth Information Services		Company
At Undisturbed Closing Share Price
NTM Trading Multiple
EV / EBITDA	12.3	x	NA		6.7	x
P/E	23.8	x	NA		10.2	x
P/E/G	1.5	x	NA		1.1	x
At Transaction Consideration
NTM Transaction Multiple
EV / EBITDA	14.1	x	10.3	x	9.2	x
P/E	27.1	x	18.9	x	15.4	x
P/E/G	1.7	x	NA		1.7	x
% Premium of Transaction Multiple over Undisturbed Share Price NTM Trading Multiple
EV / EBITDA	14.7%		NA		36.9%
P/E	13.9%		NA		50.9%
P/E/G	13.9%		NA		50.9%
% Premium of Transaction Multiple over Median NTM Trading Multiple of Selected Pharmaceutical Services Companies
EV / EBITDA	28.4%		12.3%		32.4%
P/E	26.9%		(18.6)%		4.5%
P/E/G	27.8%		NA		49.0%
% Premium of Transaction Multiple over Median NTM Trading Multiple of Selected U.S. Pharmaceutical Companies
EV / EBITDA	27.0%		4.2%		64.2%
P/E	70.8%		11.6%		56.0%
P/E/G	(19.8)%		NA		(13.3)%

No company, business or transaction used in this analysis is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Premiums Paid. Using publicly available historical financial data, Foros reviewed the premiums to be paid in acquisitions of United States companies announced since January 1, 2009 with transaction values exceeding $500 million and cash as a portion of the consideration. Premiums paid were calculated as the consideration to be paid in each such transaction over the closing market share price one day and 30 days, as well as the high and low closing market share prices of the target companies in the 52 weeks, prior to transaction announcement. The results of this review are summarized as follows:

	Target Closing Market Share Price
	1 Day Before Announcement	30 Days Before Announcement	High in 52 Weeks Before Announcement	Low in 52 Weeks Before Announcement
Transactions with Cash Consideration
Median	33.6%	47.5%	5.8%	151.3%
Mean	43.7%	60.8%	5.7%	170.3%
Transactions with Only Cash Consideration
Median	36.8%	51.8%	12.3%	179.9%
Mean	47.1%	69.3%	9.1%	196.7%
Consideration per share of the common stock in the merger(1)	50.0%	45.5%	35.4%	122.9%

(1)	Percentage premium of the per share merger consideration over the Company’s closing market share price on October 16, 2009, the last trading day prior to public speculation that the Company was considering its strategic alternatives, and 30 days prior thereto and the Company’s high and low closing market share prices in the 52 weeks prior thereto.

Illustrative Leveraged Buyout Analysis. Foros performed an illustrative leveraged buyout analysis for the Company using the Company forecasts. In performing the illustrative leveraged buyout analysis, Foros assumed a range of hypothetical financial buyer purchase prices per share of the common stock of $20.00 to $23.00 and assumed leverage equal to 5.0x estimated EBITDA for calendar year 2009. This analysis was based on an assumed exit at the end of 2014 and a range of illustrative one year forward exit EBITDA multiples of 7.0x to 9.0x, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction. This analysis resulted in illustrative internal rates of equity returns to a hypothetical financial buyer ranging from 6.3% to 18.5%. Using the Company forecasts, Foros also performed a sensitivity analysis on the illustrative leveraged buyout analysis to analyze the effect of hypothetical Company annual operating expense reductions ranging from $50 million to $100 million. This sensitivity analysis resulted in illustrative internal rates of equity returns to a hypothetical financial buyer ranging from 8.7% to 22.9%.

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Foros’s opinion. Foros did not form an opinion or recommendation as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Foros considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Foros made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger.

Foros prepared its analyses for purposes of providing its opinion to the transaction committee as to the fairness from a financial point of view of the per share merger consideration to be received pursuant to the merger by holders (other than Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent) of shares of the common stock. Foros’s analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or the prices at which any securities have traded or may trade at any time in the future. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by Foros’s analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent or its affiliates, Foros or any other person assumes responsibility if future results are materially different from those forecast.

The type and amount of consideration payable in the merger was determined through arms’-length negotiations between the Company and Parent and the TPG/CPPIB Group. Foros provided advice to the transaction committee during the negotiations. Foros did not, however, recommend any specific amount of consideration to the board of directors or the transaction committee or that any specific amount of consideration constituted the only appropriate consideration for the merger. The board of directors, after considering the unanimous recommendation of the transaction committee, determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement.

The decisions to recommend the entry into and to enter into the merger agreement were solely those of the transaction committee and the board of directors, respectively. As described above under “The Merger—Reasons for the Merger; Recommendation of the Board of Directors”, Foros’s opinion and analyses were only one of many factors considered by the transaction committee in its evaluation of the merger and should not be viewed as determinative of the views of the transaction committee or the board of directors with respect to the merger or the per share merger consideration. The foregoing summary does not purport to be a complete description of the analyses performed by Foros in connection with its opinion and is qualified in its entirety by reference to the written opinion of Foros attached as Annex B.

In the ordinary course of their respective businesses, and for their respective accounts, Foros and its affiliates may actively trade the debt, equity or other securities or financial instruments of the Company, Parent, TPG, CPPIB and their respective portfolio companies and their respective affiliates, and accordingly, Foros and its affiliates at any time may hold long or short positions in such securities or financial instruments. Foros and its affiliates in the past have provided and in the future may provide investment banking and other financial services to the Company and its affiliates and have received or in the future may receive compensation for the rendering of such services, including Foros’s affiliate, Foros Advisors LLC, having acted as financial advisor to the Company in connection with the Company’s evaluation of strategic alternatives and in the past two years having received compensation of $200,000 for rendering such services. In addition, Foros and its affiliates in the future may provide investment banking and other financial services to Parent, TPG, CPPIB and their respective portfolio companies and their respective affiliates and in the future may receive compensation for the rendering of such services.

The Company retained Foros to act as the transaction committee’s financial advisor because Foros is an investment banking firm whose personnel have substantial experience in transactions similar to the merger and because of Foros’s familiarity with the Company and its business. Pursuant to a letter agreement dated October 20, 2009, Foros was engaged to act as financial advisor to the transaction committee. Pursuant to the terms of such engagement letter, the Company agreed to pay Foros an opinion fee of $2.5 million payable upon Foros rendering its opinion (or advising the transaction committee that Foros would be unable to deliver an opinion), an additional fee of $2.5 million upon the delivery of any additional opinions (or advising the transaction committee that Foros would be unable to deliver such additional opinion) and a transaction fee of up to $16.5 million contingent upon the completion of the merger. Such transaction fee, if any, will be reduced by the amount of any previously paid opinion fee or fees. In addition, the Company agreed to reimburse Foros for its expenses, including attorneys’ fees and disbursements, and to indemnify Foros and related persons against certain liabilities arising out of Foros’s engagement, including liabilities under the federal securities laws.

Opinion of Lazard Frères & Co. LLC

During the period of time that several consortia were preparing bids, the transaction committee determined to retain Lazard to render an opinion to the transaction committee as to the fairness from a financial point of view, to holders of the common stock (other than Parent, Merger Sub and any other direct or indirect wholly owned subsidiary of Parent) of the per share merger consideration to be paid to such holders in the merger. On November 5, 2009, Lazard rendered its oral opinion to the transaction committee, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the per share merger consideration to be paid to holders of the common stock (other than Parent, Merger Sub and any other direct or indirect wholly owned subsidiary of Parent) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated November 5, 2009, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this proxy statement as Annex C and is incorporated in its entirety into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth as Annex C. We encourage you to read Lazard’s opinion and this section carefully in their entirety.

Lazard’s opinion was directed to the transaction committee for the information and assistance of the transaction committee in connection with its evaluation of the consideration to be paid to the holders of the common stock (other than Parent, Merger Sub and any other direct or indirect wholly owned subsidiary of Parent) in the merger as of the date of Lazard’s opinion. Lazard’s opinion was not intended to, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard’s opinion did not express any opinion as to the price at which shares of the common stock may trade at any time subsequent to the announcement of the merger.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of the draft of the merger agreement, dated November 5, 2009;

•	Analyzed certain publicly available historical business and financial information relating to the Company;

•	Reviewed the Company forecasts. See “The Merger—Certain Company Forecasts”;

•	Held discussions with members of senior management of the Company with respect to the business and prospects of the Company;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;

•	Reviewed historical stock prices and trading volumes of the common stock; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and was not furnished with such valuation or appraisal. With respect to the Company forecasts that Lazard reviewed, Lazard assumed, with the consent of the transaction committee, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with the Company, nor was Lazard involved in the negotiation or any other aspect of the merger. Lazard was not requested to consider, and its opinion does not address, the relative merits of the merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the merger.

In rendering its opinion, Lazard assumed, with the consent of the transaction committee, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the transaction committee, that obtaining the necessary regulatory or third party approvals and consents for the merger would not have an adverse effect on the Company. Lazard’s opinion did not express any opinion as to any tax or other consequences that might result from the merger, nor did it address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects of the merger (other than the per share merger consideration to the extent expressly specified in Lazard’s opinion). In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the per share merger consideration or otherwise.

The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The brief summary of Lazard’s analyses and reviews provided below does not purport to be a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Considering selected portions of the analyses and reviews or the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion. Furthermore, in arriving at its opinion, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to the Company or the proposed transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full narrative description of the analyses and reviews, including methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Financial Analyses

Discounted Cash Flow Analysis

Based on the Company forecasts provided to Lazard by the Company’s management, Lazard performed a discounted cash flow analysis of the Company based on the present value of forecasted unlevered free cash flows for fiscal years ending December 31, 2010 through 2013 and the present value of a terminal value, discounted to December 31, 2009. Lazard calculated the estimated terminal values for the Company by applying a range of one-year forward EBITDA (earnings before interest, taxes, depreciation and amortization) terminal value multiples of 6.0x to 8.0x to the Company’s 2014 estimated EBITDA. The unlevered free cash flows and terminal values were discounted to present value using discount rates ranging from 9.0% to 11.0%, which were based on estimates relating to the weighted average cost of capital of selected peer companies that Lazard viewed as reasonably comparable to the Company. Based on the foregoing, Lazard calculated an implied value per share range for the common stock of $17.08 to $24.77.

Public Comparable Companies Analysis

Lazard reviewed and analyzed selected public companies that it viewed as reasonably comparable to the Company. In performing these analyses, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to selected comparable public companies in three categories: pharmaceutical companies, pharmaceutical services companies and market research and information services companies. Lazard then compared such information to the corresponding information for the Company. While the selected group of companies represents a mix of comparable public companies that encompasses the Company’s primary attributes, no company, independently or as part of a set, is identical to the Company. The companies included in this analysis were Johnson & Johnson, Roche Hldgs Ag, Pfizer Inc., Novartis Ag, Glaxosmithkline PLC, Merck & Co., Sanofi-Aventis S.A., Abbott Laboratories, AstraZeneca PLC, Amgen Inc., Bristol-Myers Squibb Co., Lilly (Eli) & Co., Covance Inc., Pharmaceutical Product Development Inc., Charles River Laboratories International Inc., Icon PLC, Cegedim S.A., PAREXEL International Corp., Phase Forward Inc., inVentiv Health Inc., Kendle International Inc., Gartner Inc., GfK SE, Ipsos S.A., Corporate Executive Board Co., Forrester Research Inc., Arbitron Inc., Advisory Board Co., Thomson Reuters Corporation, McGraw-Hill Cos., Moody’s Corp., Dun & Bradstreet Corp., FactSet Research Systems Inc., Interactive Data Corp., WebMD Health Corp., United Business Media Limited and Emdeon Inc.

Using publicly available information and the share price for the selected comparable companies as of November 3, 2009, Lazard’s analysis included comparing enterprise value (i.e., market value of common equity-based on a diluted number of shares outstanding plus total debt plus minority interests less cash and equivalents) as a multiple of each selected company’s estimated EBITDA for calendar years 2009 and 2010, and each company’s closing stock price on November 3, 2009, as a multiple of such comparable company’s estimated earnings per share, or EPS, for calendar year 2010.

Based on the foregoing, Lazard applied EBITDA multiples of 6.5x to 8.5x to the Company’s calendar year 2009 estimated EBITDA provided by the Company’s management, and applied EBITDA multiples of 6.0x to 8.0x to the Company’s calendar year 2010 estimated EBITDA provided by the Company’s management. Lazard also applied price per share/EPS multiples of 10.0x to 14.0x to the Company’s 2010 estimated earnings per share provided by the Company’s management. Based on the foregoing, Lazard determined an implied price per share range for the common stock of $12.98 to $20.58 per share.

Other Analyses and Reviews

Premiums Paid Analysis

Lazard performed a premiums paid analysis based on premiums paid in U.S. public merger and acquisition transactions since January 1, 2009 with transaction values larger than $500 million, excluding transactions where the consideration was paid solely in stock. The implied premiums in this analysis were calculated by comparing the per share transaction price to the closing price of the target company’s stock as of one day, five days and 20 days prior to the announcement of the merger, as well as the 52-week high and the 52-week low price of the target company’s stock prior to the announcement of the merger. The results of these calculations are set forth in the following table:

	1-day	5-day	20-day	52 week high	52 week low
Mean (all transactions)	37.5%	39.8%	45.6%	1.5%	186.6%
Median (all transactions)	32.1%	30.7%	34.4%	5.6%	143.4%
Mean (all cash transactions)	41.0%	47.0%	56.5%	4.0%	201.0%
Median (all cash transactions)	32.7%	36.8%	38.8%	3.6%	162.2%

Based on the foregoing, Lazard applied a premium reference range of 35% to 45% to the closing price of the common stock as of October 16, 2009, the last trading day prior to the date of a Wall Street Journal article speculating on a potential sale of the Company. Based on the foregoing, Lazard calculated a range of implied per share prices for the common stock from $19.80 to $21.27. The per share merger consideration fell above this range. Lazard also applied a premium reference range of 35% to 45% to the implied price per share range for the common stock based on Lazard’s comparable public company analysis. Based on the foregoing, Lazard calculated a range of implied per share prices for the common stock from $17.52 to $29.84.

Analyst Price Targets

Lazard also summarized for the transaction committee Wall Street analyst views on the Company and compared and contrasted, among other things, earning per share estimates and share price targets.

Miscellaneous

In connection with Lazard’s services as financial advisor to the transaction committee, the Company agreed to pay Lazard a fee of $2 million, which was payable upon the rendering of Lazard’s opinion or upon Lazard providing the transaction committee, at the transaction committee’s request, with a presentation regarding Lazard’s views with respect to the fairness of the consideration proposed to be paid in connection with the transaction (irrespective of the conclusion described in such presentation), at a meeting of the transaction committee at or following which the transaction committee intended to make a recommendation with respect to the transaction, and an additional fee of $1 million upon the delivery of any additional opinions. The Company has also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or related to Lazard’s engagement, including certain liabilities under U.S. federal securities laws. Lazard has in the past provided, currently is providing and in the future may provide investment banking services to affiliates of Parent and certain of their respective affiliates, for which Lazard has received and may receive compensation (including, without limitation, acting as financial advisor to the Creditors Committee of Honsel AG in connection with its restructuring, acting as financial advisor to Vita Group in connection with its restructuring and providing services in connection with a common stock offering by Success Factors, Inc.). In addition, in the ordinary course of their respective businesses, Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as financial advisor to the transaction committee because of its qualification, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of the Company.

Lazard’s opinion was one of many factors considered by the transaction committee. Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of the transaction committee with respect to the per share merger consideration or of whether the transaction committee would have been willing to recommend a different transaction or determine that a different per share merger consideration was fair. Additionally, Lazard’s opinion is not intended to confer any rights or remedies upon any employee or creditor of the Company.

Opinion of Deutsche Bank Securities Inc.

Deutsche Bank acted as financial advisor to the board of directors in connection with the merger. At the November 5, 2009 meeting of the transaction committee at which all members of the board of directors were present, Deutsche Bank delivered to the board of directors its oral opinion, subsequently confirmed in writing on November 6, 2009 (upon which the transaction committee was permitted to rely), to the effect that, as of November 5, 2009, based upon and subject to the assumptions made, matters considered and limitations, qualifications and conditions set forth in the opinion, the per share merger consideration to be paid to holders of the common stock (other than Parent, Merger Sub and their affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated November 6, 2009, which we refer to as the Deutsche Bank opinion, which sets forth, among other things, the assumptions made, matters considered and limitations, qualifications and conditions of the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference in its entirety. The Deutsche Bank opinion is addressed to, and for the use and benefit of, the board of directors (including any members thereof who are also members of the transaction committee in their capacities as members of the transaction committee). The Deutsche Bank opinion is not a recommendation to the holders of the common stock to adopt the merger agreement. The Deutsche Bank opinion is limited to the fairness, from a financial point of view, of the per share merger consideration to the holders of the common stock (excluding Parent, Merger Sub and their affiliates). Deutsche Bank was not asked to, and the Deutsche Bank opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by the Company to engage in the merger or the relative merits of the merger as compared to alternative business strategies, nor did it express any opinion as to how any holders of the common stock should vote with respect to the merger. Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the merger relative to the merger consideration to be received by the holders of the common stock. The holders of the common stock are urged to read the Deutsche Bank opinion in its entirety. The summary of the Deutsche Bank opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Deutsche Bank opinion set forth as Annex D.

In connection with Deutsche Bank’s role as financial advisor to the board of directors, and in arriving at its opinion, Deutsche Bank has, among other things, reviewed certain publicly available financial and other information concerning the Company and certain internal analyses, financial forecasts and other information relating to the Company prepared by the management of the Company. Deutsche Bank also held discussions with senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank has:

•	reviewed the reported prices and trading activity for the common stock;

•

to the extent publicly available, compared certain financial and stock market information for the Company with similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	to the extent publicly available, reviewed the financial terms of certain recent business combinations Deutsche Bank deemed relevant;

•

reviewed the terms of the merger agreement and certain related documents, including the equity commitment letter dated November 5, 2009, the limited guarantee dated November 5, 2009 and the debt commitment letter dated November 5, 2009; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, with the board of directors’ permission, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities), of the Company or Parent or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the Company forecasts, Deutsche Bank assumed, with the board of directors’ permission, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such Company forecasts or the assumptions on which they are based. The Deutsche Bank opinion was necessarily based upon the economic, market and other conditions as in effect on, and the information made available to Deutsche Bank, as of November 5, 2009. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Deutsche Bank opinion of which it becomes aware after the date of the opinion.

For purposes of rendering its opinion, Deutsche Bank, with the board of directors’ permission, has assumed, that, in all respects material to its analysis:

•	the merger would be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement;

•

the merger would be consummated in accordance with its terms, without any adjustment to the per share merger consideration attributable to changes in the number of issued or outstanding common shares of the Company; and

•

all material governmental, regulatory, contractual or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any approvals and consents, no limitations, restrictions, terms or conditions will be imposed.

Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by the Company and its advisors with respect to these issues.

Deutsche Bank’s Financial Analysis

Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the board of directors at its meeting on November 5, 2009.

The order of the analyses described below does not represent relative importance or weight given to those analyses by Deutsche Bank or the board of directors. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s financial analyses. The tables below must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses.

Analysis of Selected Publicly Traded Companies. Deutsche Bank compared certain financial information and commonly used valuation measurements for the Company to corresponding information and measurements of the following companies, which we refer to as the selected companies:

Pharma Services—Sales & Marketing Related:

•	Cegedim SA and inVentiv Health, Inc.

Pharma Services—Research Related:

•	Covance Inc., Charles River Laboratories International Inc., Pharmaceutical Product Development Inc., ICON plc, Parexel International Corp., and Kendle International Inc.

Pharma Manufacturers:

•	Roche Holding AG, Pfizer Inc., Novartis AG, GlaxoSmithKline plc, Merck & Co. Inc., Sanofi-Aventis, Amgen Inc., and Bristol-Myers Squibb Co.

Pharma IT:

•	Phase Forward Inc., Medidata Solutions, Inc., and eResearch Technology, Inc.

Market Intelligence:

•	Moody’s Corp., Dun & Bradstreet Corp., FactSet Research Systems Inc., Gartner Inc., Corporate Executive Board Co., Forrester Research Inc., Arbitron Inc., and Advisory Board Co.

To calculate the trading multiples for the selected companies, Deutsche Bank used publicly available information concerning historical and forecasted financial performance, including published historical financial information and forecasted estimates based on Wall Street research. Using such financial information, Deutsche Bank reviewed for each of these companies, among other things:

•	the operating performance;

•	the ratio of common equity market capitalization plus total debt and minority interests less cash to estimated 2009 EBITDA, which we refer to as Enterprise Value to 2009E EBITDA;

•	the ratio of common equity market prices per share to estimated 2010 earnings per share, which we refer to as Price Per Share to 2010E EPS; and

•	the ratio of common equity market prices per share to estimated 2011 earnings per share, which we refer to as Price Per Share to 2011E EPS.

For both the Company and the selected companies, Deutsche Bank calculated EBITDA as earnings before interest, taxes, depreciation, and amortization, and net of stock based compensation expense.

This analysis indicated the following high, low, mean and median ratios as defined above for each group of the selected companies:

Selected Companies Valuation Multiples

Ratio	High	Low	Mean	Median
Pharma Services—Sales & Marketing Related
Enterprise Value/2009E EBITDA	6.3x	6.2x	6.3x	6.3x
Price Per Share/2010E EPS	11.2x	9.4x	10.3x	10.3x
Price Per Share/2011E EPS	11.2x	8.4x	9.8x	9.8x

Pharma Services—Research Related
Enterprise Value/2009E EBITDA	9.8x	5.7x	7.8x	7.8x
Price Per Share/2010E EPS	17.0x	11.3x	13.8x	13.8x
Price Per Share/2011E EPS	13.9x	9.3x	11.8x	12.0x

Pharma Manufacturers
Enterprise Value/2009E EBITDA	11.6x	5.1x	7.8x	7.1x
Price Per Share/2010E EPS	11.8x	7.8x	9.6x	10.1x
Price Per Share/2011E EPS	10.7x	7.5x	9.0x	9.3x

Pharma IT
Enterprise Value/2009E EBITDA	26.3x	9.2x	15.5x	11.0x
Price Per Share/2010E EPS	24.1x	23.0x	23.6x	23.6x
Price Per Share/2011E EPS	19.3x	18.5x	18.9x	18.9x

Market Intelligence
Enterprise Value/2009E EBITDA	13.2x	7.8x	9.8x	8.7x
Price Per Share/2010E EPS	21.6x	11.9x	17.1x	18.1x
Price Per Share/2011E EPS	19.0x	10.0x	14.6x	15.6x

Using the Company forecasts as described under “The Merger—Certain Company Forecasts” and based on the foregoing:

•

Deutsche Bank determined an estimated Enterprise Value to 2009E EBITDA reference range of 6.25x to 8.00x and applied such range to the Company’s estimated 2009 EBITDA, resulting in a range of implied common equity market prices per share, which we refer to as Price Per Share, for the Company from $13.22 to $18.41;

•

Deutsche Bank also determined an estimated Price Per Share to 2010E EPS reference range of 10.0x to 14.0x and applied such range to the Company’s estimated 2010 earnings per share, which we refer to as 2010E EPS, resulting in a range of implied Price Per Share for the Company from $14.63 to $20.49; and

•

Deutsche Bank also determined an estimated Price Per Share to 2011E EPS reference range of 9.5x to 12.0x and applied such range to the Company’s estimated 2011 earnings per share, which we refer to as 2011E EPS, resulting in a range of implied Price Per Share for the Company from $14.90 to $18.82.

None of the selected companies utilized as a comparison are identical to the Company. Accordingly, Deutsche Bank believes the analysis of the publicly traded selected companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the Deutsche Bank opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such selected companies.

Analysis of Selected Precedent Transactions. Deutsche Bank reviewed the financial terms, to the extent publicly available, of 11 selected transactions completed since December 2000 involving companies in the pharmaceutical services, market intelligence, and sales and marketing services sectors, which we refer to as the

Deutsche Bank selected transactions. Deutsche Bank calculated various valuation multiples based on certain publicly available information for each of the Deutsche Bank selected transactions. The transactions reviewed were:

Month and Year Announced	Target	Acquiror

July 2008	Taylor Nelson Sofres plc	WPP Group plc

July 2007	PRA International, Inc.	Genstar Capital, LLC

April 2007	Catalina Marketing Corporation	Hellman & Friedman

March 2007	Dendrite International, Inc.	Cegedim SA

December 2006	ADVO, Inc. (after legal settlement)	Valassis Communications, Inc.

November 2006	Per-Se Technologies Incorporated	McKesson Corporation

March 2006	VNU NV	Private equity consortium

August 2005	NDC Health Information Services Inc.	Wolters Kluwer Health, Inc.

April 2005	NOP World Health	GfK Aktiengesellschaft

May 2002	Boron, LePore & Associates, Inc.	Cardinal Health, Inc.

December 2000	ACNielsen Corporation	VNU NV

In its analysis, Deutsche Bank derived and compared multiples for the Deutsche Bank selected transactions, including a price to earnings to growth ratio, which we refer to as Price to NTM EPS to Growth, which Deutsche Bank derived as the ratio of Price Per Share offered divided by estimated next 12-months earnings per share divided by the product of the estimated long term earnings per share growth rate and 100, which we refer to as EPS Growth.

This analysis indicated the following:

Selected Transactions Valuation Multiples

Ratio	High	Low	Mean	Median
Price to NTM EPS to Growth	2.6x	1.0x	1.6x	1.6x

Based on the foregoing, Deutsche Bank determined an estimated Price to NTM EPS to Growth reference range of 1.2x to 2.0x and applied such range to the Company’s four year EPS Growth and the Company’s 2010E EPS, resulting in a range of implied Price Per Share for the Company from $12.29 to $20.49. The Company’s four year EPS Growth and the Company’s 2010E EPS were based on the Company forecasts as described under “The Merger—Certain Company Forecasts.”

Because the reasons for, and circumstances surrounding each of the precedent transactions analyzed, including without limitation differing markets and other conditions, were so diverse, and due to the inherent differences between the operations and financial conditions of the Company and the companies involved in the Deutsche Bank selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the Deutsche Bank opinion, concerning differences between the characteristics of these Deutsche Bank selected transactions and the merger that could affect the value of the subject companies and businesses and the Company.

Analysis of Present Value of Hypothetical Future Stock Prices. Based on the Company forecasts as described under “The Merger—Certain Company Forecasts”, Deutsche Bank calculated a range of implied current share prices for the common stock by discounting to the present the estimated hypothetical future share prices of the common stock one year and two years forward, which we refer to as the future value date. Deutsche Bank determined an estimated Price Per Share to next calendar year earnings per share, which we refer to as Price to Forward EPS, reference range of 10.0x to 14.0x.

•

Deutsche Bank applied the Price to Forward EPS reference range of 10.0x to 14.0x to the Company’s 2011E EPS at a one year forward future value date. Deutsche Bank then discounted to the present the range of implied per share values for the common stock from the future value date using Deutsche Bank’s estimated cost of equity capital for the Company of 13%. Based on the foregoing, Deutsche Bank calculated a range of implied current Price Per Share for the Company from $13.88 to $19.43; and

•

Deutsche Bank applied the Price to Forward EPS reference range of 10.0x to 14.0x to the Company’s estimated 2012 earnings per share at a two year forward future value date. Deutsche Bank then discounted to the present the range of implied per share values for the common stock from the future value date using Deutsche Bank’s estimated cost of equity capital for the Company of 13%. Based on the foregoing, Deutsche Bank calculated a range of implied current Price Per Share for the Company from $13.93 to $19.50.

Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flow analysis for the Company based on the Company forecasts described under “The Merger—Certain Company Forecasts”, which we refer to as the base case, and based on the “upside case,” and “downside case” described under “The Merger—Certain Company Forecasts”. For each case, Deutsche Bank calculated the discounted cash flow value for the Company as the sum of the net present value of:

•	the estimated future cash flow that the Company will generate for the years 2010 through 2013; and

•	the value of the Company at the end of such period, or the terminal value.

The estimated future cash flow for each of the scenarios was based on the financial forecasts for the Company for the years 2010 through 2013 as prepared by the Company’s management. For its calculations, Deutsche Bank used discount rates ranging from 9.5% to 10.5%. The discount rates applicable to the Company were based on Deutsche Bank’s judgment of the estimated weighted average cost of the Company’s capital. The terminal value of the Company was calculated using perpetuity growth rates ranging from 2.5% to 3.5%.

Deutsche Bank observed that the Price Per Share of the common stock implied by this analysis ranged from $17.55 (at the bottom end of the downside case described under “The Merger—Certain Company Forecasts”) to $28.62 (at the upper end of the upside case described under “The Merger—Certain Company Forecasts”).

Fifty-Two Week Trading Range. Deutsche Bank reviewed the historical trading price for the common stock during the 12-month period ended October 16, 2009, the last trading day prior to public speculation that the Company was considering its strategic alternatives. The range of closing share prices for the common stock during this period was $9.87 to $16.25.

The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex analytical process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create an incomplete or misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. Except as described above, the Company did not instruct Deutsche Bank and did not impose any limitations on the investigations made by Deutsche Bank in rendering its opinion. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the board of directors as to the fairness of the per share merger consideration to the holders of the common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or traded, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by the Company’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent or its affiliates, Deutsche Bank or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger were determined through negotiations between the Company and Parent and the TPG/CPPIB Group and were approved by the board of directors. Although Deutsche Bank provided advice to the board of directors during the course of these negotiations, the decision to enter into the merger was solely that of the board of directors. As described above under “The Merger Agreement—Reasons for the Merger; Recommendations of the Board of Directors”, the opinion and presentation of Deutsche Bank to the board of directors were only one of many factors considered by the board of directors in making its determination to approve the merger. The Deutsche Bank opinion was provided to the board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of the common stock as to how to vote with respect to the merger.

Additional Information

The board of directors selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. The Company has retained Deutsche Bank pursuant to a letter agreement dated November 3, 2009, which we refer to as the engagement letter. As compensation for Deutsche Bank’s services in connection with the merger, the Company has agreed to pay a transaction fee of approximately $24 million contingent on the consummation of the merger and reduced by the amount of any opinion fees paid by the Company to Deutsche Bank. In addition, the Company has agreed to pay an opinion fee of $2 million upon delivery of a fairness opinion (or upon Deutsche Bank advising the board it would be unable to deliver an opinion), and additional opinion fees of $2.5 million upon delivery of any additional opinions (or upon Deutsche Bank advising the board it would be unable to deliver such additional opinion). Regardless of whether the merger is consummated, the Company has agreed to reimburse Deutsche Bank for reasonable fees, expenses and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the engagement of Deutsche Bank under the engagement letter. The Company has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, we refer to as the DB Group. In the past two years, one or more members of the DB Group provided, from time to time, investment banking, commercial banking (including extension of credit) and other financial services to the Company and affiliates of Parent for which it received compensation, including the provision of debt financing to Aleris International Inc., an affiliate of TPG, in 2009 and services in connection with the acquisition of Harrah’s Entertainment Inc. by an affiliate of TPG in 2008. In these two years, the DB Group has received no compensation in connection with a material transaction from the Company or its affiliates other than in connection with the merger as described above. DB Group may also provide investment and commercial banking services to Parent and the Company and their respective affiliates in the future, for which DB Group would expect to receive compensation. In the ordinary course of its business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in these securities, instruments and obligations.

Certain Company Forecasts

The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results and is especially cautious of making financial forecasts for extended periods due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company provided the TPG/CPPIB Group (and other interested bidders), the board of directors, the transaction committee and their respective advisors certain non-public financial forecasts that were prepared by management of the Company and not for public disclosure.

A summary of these financial forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but because these financial forecasts were made available to the TPG/CPPIB Group (and other interested bidders), the board of directors, the transaction committee and their respective advisors. The inclusion of this information should not be regarded as an indication that our board of directors, the transaction committee, their respective advisors or any other person considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results. Management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the financial forecasts were prepared solely for internal use in assessing strategic direction, related capital and resource needs and allocations and other management decisions and to provide performance targets for management (including for purposes of performance based compensation), and not with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial forecasts included below were prepared by, and are the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm, which is incorporated by reference in this proxy statement, relates to the Company’s historical financial information. It does not extend to the financial forecasts and should not be read to do so.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company. Important factors that may affect actual results and cause these financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page [—] of this proxy statement. In addition, the forecasts do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that the Company’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder or anyone else regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. The Company has made no representation to the TPG/CPPIB Group, Parent, Merger Sub or any other person in the merger agreement or otherwise, concerning these financial forecasts.

The financial forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page [—].

The following is a summary of the financial forecasts prepared by management of the Company and given to the TPG/CPPIB Group (and other interested bidders), the board of directors, the transaction committee and their respective advisors:

Summary Financial Forecasts

(dollars in millions)

	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Total Revenue	$2,170.6	$2,151.7	$2,310.3	$2,504.9	$2,732.9
Gross Profit(2)	$1,173.5	$1,088.8	$1,165.1	$1,253.9	$1,360.9
EBITDA(3)	$598.3	$596.8	$652.7	$723.4	$807.2
Total Operating Income(4)	$431.6	$431.0	$481.1	$536.0	$602.5

(1)	Forecasted values.
(2)	Gross Profit is calculated as Total Revenue less Operating costs of information and analytics, Direct and incremental costs of consulting and services, and External-use software amortization.
(3)	EBITDA refers to Operating income before depreciation, amortization, and stock based compensation expense.
(4)	Total Operating Income for 2009 excludes Severance, impairment and other charges.

In preparing the summary financial forecasts, the Company made the following assumptions for the period from 2010 to 2013:

•	no legislative changes affecting our business;

•	improvement in customer and economic environment;

•	continued growth from new product introductions, including knowledge process outsourcing;

•	continued growth from acquiring businesses; and

•	no significant change in the cost and expense structure other than from previously announced restructuring actions.

In addition to those financial forecasts, the Company provided its board of directors, the transaction committee and their respective advisors with a set of financial forecasts it called a ‘downside case’ (a sensitivity case which reflects slower growth of the Company’s core products and services in the period beyond 2010 and lower growth than the financial forecasts summarized above in terms of revenue from planned new products and services and therefore lower Gross Profit, EBITDA and Total Operating Income) and another set of financial forecasts it called an ‘upside case’ (a sensitivity case which reflects faster growth of the Company’s core products and services in the period beyond 2010 and incremental growth above the financial forecasts summarized above in terms of revenue from planned new products and services and therefore higher Gross Profit, EBITDA and Total Operating Income). Those financial forecasts were not furnished to the TPG/CPPIB Group or other interested bidders and are accordingly not included herein.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement;

•	refinance outstanding indebtedness that will come due as a result of the merger;

•	cover initial issuance discount for the debt that will finance the merger; and

•	pay fees and expenses related to the merger and the debt that will finance the merger will be approximately $5.9 billion. We expect this amount to be funded through a combination of:

•	equity financing of approximately $2.8 billion to be provided or secured by investment funds affiliated with TPG and a wholly owned subsidiary of CPPIB;

•	a $2 billion senior secured term loan facility;

•	the issuance of $1 billion in principal amount of senior unsecured notes (supplemented, if some or all of those notes cannot be sold at closing, by a senior unsecured term loan facility); and

•	approximately $100 million of cash on hand of the Company.

Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the merger agreement. We believe the committed amounts will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, a substantial change in the dollar-yen exchange rate substantially increases the cost of refinancing our yen denominated debt or we have substantially less cash on hand (net of any applicable repatriation taxes) or substantially less net proceeds from the equity and debt financings than we currently expect. Although obtaining the equity or debt financing is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain sufficient financing is likely to result in the failure of the merger to be completed. In certain circumstances described under “The Merger Agreement—Termination Fees” beginning on page [—], Parent may be obligated to pay the Company the Parent fee.

Equity Financing

Parent has entered into an equity commitment letter with the guarantors, dated November 5, 2009 pursuant to which the guarantors have committed, severally but not jointly, to make or secure capital contributions to Parent for an aggregate of $2.793 billion. The guarantors may assign a portion of equity to other investors, although such assignment will not affect the guarantors’ commitments to make or secure capital contributions pursuant to the equity commitment letter. Each guarantor may allocate all or a portion of its investment in Parent to other persons or entities, and its commitment under the equity commitment letter will be reduced by any amounts actually contributed to Parent by such persons or entities on or before the effective time. The funding of financing contemplated by the equity commitment is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the substantially contemporaneous funding of the debt financing pursuant to its terms and conditions or any alternative financing that Parent and Merger Sub are required to accept pursuant to the merger agreement. The Company is a third party beneficiary of the equity commitment letter to the extent that the Company seeks specific performance of Parent’s obligation to cause the guarantors to fund their equity commitments in certain limited circumstances in accordance with the terms of the merger agreement.

The obligation of the guarantors to fund their equity commitments will terminate upon the earlier to occur of (i) the tenth day following the valid termination of the merger agreement in accordance with its terms (unless the Company shall have timely notified the guarantors of its intention to seek specific performance of each guarantor’s obligation to fund its commitment in accordance with the merger agreement within ten days of such termination, in which case, the commitments will terminate at the earlier of the date of the final resolution of such claims for such specific performance or the first date after the tenth day following such termination on which the Company does not have a pending claim in the applicable courts for such specific performance), and (ii) the Company or any of its affiliates asserting a claim (other than any claims against any guarantor under the limited guarantee or the confidentiality agreement between TPG and the Company, or seeking specific performance of each guarantor’s obligation to fund its equity commitment in accordance with the merger agreement) against any guarantor or certain of its related persons in connection with the merger agreement.

Debt Financing

In connection with the entry into the merger agreement, Parent received a debt commitment letter, dated November 5, 2009, from Goldman Sachs to provide, severally but not jointly, in the aggregate up to $3.275 billion in debt financing to Parent and Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $2 billion, (ii) a senior secured revolving credit facility with a maximum availability of $275 million (no more than $100 million of which may be drawn at closing), and (iii) up to $1 billion of senior unsecured term loans in the event some or all of the senior unsecured notes referred to in the next sentence are unable to be issued at the closing. It is expected that at the closing $1 billion principal amount of senior unsecured notes will be issued pursuant to Rule 144A of the Securities Act of 1933, as amended, or another private placement exemption in lieu of the senior unsecured term loans. Goldman Sachs may invite other institutional lenders to participate in the debt financing described in the debt commitment letter and to undertake a portion of the commitment to provide such financing.

The facilities contemplated by the debt financing commitments are subject to customary closing conditions, including without limitation:

(i)	that, except as set forth in the Company’s SEC filings since January 1, 2007 and prior to November 5, 2009 (excluding any exhibits thereto and any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward looking statements of risk that do not contain a reasonable level of detail about the risks of which the statements warn), since December 31, 2008 there has not occurred any Company material adverse effect (defined in the debt commitment letter in a manner substantially the same as the definition of such term in the merger agreement) or any changes, events, circumstances or developments that would reasonably be likely to have, individually or in the aggregate, a Company material adverse effect;

(ii)	the negotiation, execution and delivery of appropriate definitive loan documents consistent with the terms set forth in the debt commitment letter and fee arrangements entered into between the parties, and otherwise usual and customary for financings of this kind (having considered (x) the operational requirements of the Company and its subsidiaries in light of their size, industries and practices and (y) then current market conditions);

(iii)	the accuracy of certain specified representations and warranties in the loan documents;

(iv)	the completion of a marketing period of no less than 30 consecutive days for the syndication of the senior secured credit facilities beginning upon the latest of (a) the delivery to Goldman Sachs of the confidential information memorandum and the lender presentation, (b) two weeks following the rating agency meetings with Moody’s Investor Services and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation and (c) December 21, 2009, provided that such 30 consecutive day period shall either end prior to December 21, 2009 or commence following January 4, 2010;

(v)	Parent having received the proceeds of the equity financing under the equity commitment letter and having contributed the same to the Company as common equity;

(vi)	consummation of the merger in accordance with the merger agreement (without giving effect to any amendments to the merger agreement or any waivers or consents by Parent that are in any such case materially adverse to the lenders in their capacities as lenders without the consent of Goldman Sachs which shall not be unreasonably withheld or delayed) substantially simultaneously with entering into the debt facilities;

(vii)	after giving effect to the refinancing of existing debt contemplated by the debt commitment letter, absence of debt other than debt incurred pursuant to the debt commitment letter and other debt with an aggregate principal amount not to exceed $30 million;

(viii)	payment, to the extent due, of all fees and expenses and other compensation payable by Parent, as applicable, and compliance by Parent in all material respects with its obligations to assist in the syndication of the debt facilities;

(ix)	delivery of certain customary closing documents (including among others a customary solvency certificate), specified items of collateral and certain Company financial statements;

(x)	absence of injunctions or restraining orders relating to the financing of the merger; and

(xi)	on or prior to the closing date, receipt of an offering or private placement memorandum with respect to the notes offering and containing certain required financial information of the Company and execution and delivery of customary purchase agreements and closing documentation in connection with the notes offering with respect to any notes to be issued to Goldman Sachs or its affiliates on the closing date.

The debt commitments will terminate upon the first to occur of (i) the consummation of the merger, (ii) the termination by Parent of the merger agreement, (iii) a material breach by Parent of its obligations with respect to the syndication or the payment of fees owed by Parent, and (iv) midnight New York City time on May 26, 2010, provided that under certain circumstances described in the merger agreement such date shall be automatically extended by up to two business days, unless the closing of the facilities, on the terms and subject to the conditions set forth in the debt commitment letter, has been consummated on or before such date. In addition, the commitment to provide and arrange unsecured term loans will terminate upon the issuance of the senior unsecured notes.

Subject to the terms and conditions of the merger agreement, each of Parent and Merger Sub has agreed to use its reasonable best efforts to obtain the financing on the terms and conditions described in the equity commitment letter and the debt commitment letter and will not permit any amendment or modification to be made thereto, or any waiver of any provision or remedy thereunder, if such amendment, modification or waiver (x) reduces the aggregate amount of the financing (unless the equity financing is increased by a corresponding amount), or (y) imposes new or additional conditions or expands, amends or modifies any of the conditions to the receipt of the financing in a manner that would reasonably be expected to (i) delay or prevent the closing of the merger, (ii) make the funding of the financing (or satisfaction of the conditions thereto) less likely to occur or (iii) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the equity commitment letter or the debt commitment letter or the definitive agreements with respect thereto.

Pursuant to a limited guarantee delivered by the guarantors in favor of the Company, dated November 5, 2009, the guarantors have agreed, among other things, to guarantee, severally but not jointly, the direct expenses incurred by Parent or Merger Sub in connection with the arrangement of the financing of the merger, which direct expenses and reimbursement obligations, along with certain other reimbursement and payment obligations of Parent and Merger Sub, shall not in the aggregate exceed $6 million. See “The Merger Agreement—Limited Guarantee” beginning on page [—].

Although the debt financing described in this proxy statement is not subject to due diligence or a typical “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such financing may not be funded when due. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guarantee

Pursuant to a limited guarantee delivered by the guarantors in favor of the Company, dated November 5, 2009, the guarantors have agreed to guarantee, severally but not jointly, the due and punctual performance and discharge of (a) the obligations of Parent and Merger Sub under the merger agreement to pay a termination fee of $275 million to the Company, as and when due and (b) (i) the direct expenses incurred by Parent or Merger Sub in connection with the arrangement of the financing of the merger and (ii) the obligations of Parent and Merger Sub under the merger agreement to reimburse the Company for expenses incurred by the Company or its subsidiaries, including half of the expenses in connection with the filing, printing and mailing of this proxy statement, and the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing of the merger, which direct expenses and reimbursement obligations shall not in the aggregate exceed $6 million. See “The Merger Agreement—Termination Fees” beginning on page [—].

Subject to certain exceptions, the limited guarantee will terminate upon the earlier of (a) the effective time of the merger, (b) the date the merger agreement is terminated in accordance with its terms in circumstances where Parent fee does not become payable, and (c) the 18 month anniversary of the date of the merger agreement (unless the Company has commenced litigation under the limited guarantee prior to such anniversary (except for any litigation in which the Company asserts that the provisions of the guarantee limiting each guarantor’s liability to its respective cap or the provisions thereunder with respect to the term of the guarantee or there being no recourse under the guarantee are illegal, invalid or unenforceable in part, asserts that any guarantor is liable for its obligations in excess of or to a greater extent than its individual cap, or asserts any theory of liability against any guarantor or certain affiliates of such guarantor with respect to the transactions contemplated by the merger agreement other than liability of such guarantor under the limited guarantee, the confidentiality agreement between TPG and the Company or for specific performance of such guarantor’s obligation under the equity commitment letter to fund its commitment in accordance with the terms thereof)).

Effective Time of Merger

The closing of the merger will take place on the second business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger”) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions). However, if the marketing period has not ended at such time, the closing of the merger will take place on the date following the satisfaction or waiver of such conditions that is the earliest to occur of a business day before or during the marketing period specified by Parent on no less than three business days’ prior written notice to the Company and the final day of the marketing period, or at such other date as agreed to in writing by Parent and the Company.

The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange their shares of common stock for the per share merger consideration promptly, and in any event within two business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors that you vote to approve the merger agreement, you should be aware that our directors and executive offers have financial interests in the merger that are different from, or in addition to, those of our stockholders generally. The transaction committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Compensation Awards

Except as otherwise agreed to by Parent and a holder of an option, at the effective time each outstanding option to purchase shares of the common stock will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock subject to such option multiplied by the amount (if any) by which $22.00 exceeds the exercise price per share of such option, less any applicable withholding taxes. Except as otherwise agreed to by Parent and a holder of a stock appreciation right, at the effective time, each outstanding stock appreciation right will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock subject to such stock appreciation right multiplied by the amount (if any) by which $22.00 exceeds the exercise price per share of stock appreciation right, less any applicable withholding taxes. Except as otherwise provided below, at the effective time each performance restricted stock unit will vest and be converted at the effective time into the right to receive a cash payment equal to the total number of shares subject to such performance restricted stock unit immediately prior to the effective time assuming target levels of performance multiplied by $22.00, less any applicable withholding taxes. To the extent the payment with respect to performance restricted stock unit awards granted under the Company’s Long Term Incentive Program, or LTIP, for the 2009-2010 performance period is less than the maximum amount available with respect to such awards, the Company will be permitted (subject to Parent’s consent which may not be unreasonably withheld) to implement a mechanism to permit the executives to earn up to the maximum amount based on the Company’s actual performance over the remainder of the performance period, with any such amounts only payable in cash. Except as provided below, at the effective time each restricted stock unit will vest and be cancelled and converted at the effective time into the right to receive a cash payment equal to the number of shares subject to such restricted stock unit immediately prior to the effective time of the merger multiplied by $22.00, less any applicable withholding taxes. Each equity-based award (other than options, stock appreciation rights, performance restricted stock units and restricted stock units) will vest and be converted into the right to receive a cash payment equal to the total number of shares subject to such award immediately prior to the effective time (assuming target levels of achievement, where applicable) multiplied by $22.00 (or the excess, if any, of $22.00 minus the exercise price per share of such award, where applicable), less any applicable withholding taxes. Certain stock units (performance and time-vested) granted between the date the merger agreement was signed and the effective date of the merger will vest on a pro-rated basis at the effective time (with the unvested portion to be then forfeited).

Based on the Company’s equity compensation holdings as of December 31, 2009, and assuming that the merger is completed on February 26, 2010, upon completion of the merger, (1) the number of unvested stock appreciation rights of the Company (at exercise prices ranging from $13.43 to $22.58) held by each of Messrs. Carlucci, Pajot and Knightly, Ms. Katz, the seven other executive officers (as a group) and the eight non-employee directors (as a group) that would vest are 349,636, 201,228, 99,419, 94,979, 504,654 and zero, respectively (with such unvested stock appreciation rights having a total “in the money” value of approximately $2,001,232, $1,177,192, $588,596, $588,596, $3,019,477, and $0, respectively, based upon a $22.00 stock price); (2) the target number of unvested performance restricted stock units granted in connection with the 2009 Company Performance Restricted Stock Incentive Plan, which we refer to as PERS, granted under the LTIP for the 2008-2009 performance period and granted under the LTIP for the 2009-2010 performance period held by each of Messrs. Carlucci, Pajot and Knightly, Ms. Katz, the seven other executive officers (as a group) and the eight non-employee directors (as a group) that would vest and become free of restrictions and entitle the holder to a cash payment equal to $22.00 per share are 156,451, 87,732, 28,712, 39,263, 145,534 and zero, respectively (with such unvested performance restricted stock units having a total value of approximately $3,441,929, $1,930,100, $631,662, $863,780, $3,201,746 and $0, respectively, based upon a $22.00 stock price) (in addition, the executive officers will have the right to earn additional cash amounts, up to the maximum payout level authorized under the LTIP, as explained above; the approximate value of the payout for the PERS and restricted stock units for the 2008-2009 performance period are calculated at target achievement, but will be paid out based upon actual achievement levels, which will be known only after completion of the performance period); (3) the number of unvested restricted stock units held by each of Messrs. Carlucci, Pajot and Knightly, Ms. Katz, the seven other executive officers (as a group) and the eight non-employee directors (as a group) that would vest and become free of restrictions and entitle the holder to cash payment equal to $22.00 per share are 100,060, 56,247, 29,391, 19,857, 78,127 and 117,399, respectively (with such unvested restricted stock units having a total value of approximately $2,201,320, $1,237,434, $646,602, $436,854, $1,718,794 and $2,582,778, respectively, based upon a $22.00 stock price); and (4) no other unvested Company equity awards not previously described in this paragraph were held by each of Messrs. Carlucci, Pajot and Knightly, Ms. Katz, the seven other executive officers (as a group) and the eight non-employee directors (as a group). In addition, although Messrs. Carlucci, Pajot and Knightly, Ms. Katz, the seven other executive officers and the eight non-employee directors hold options to purchase the common stock, all such options are already fully vested.

Employment Agreements

We previously entered into employment agreements with David R. Carlucci and Gilles V. J. Pajot. For both Mr. Carlucci and Mr. Pajot, the employment agreements provide for the payment of certain severance benefits if the executive is involuntary terminated without “cause” or terminates his employment with “good reason”, in either case within two years following a change in control, which we refer to as a qualifying termination. “Good reason” means, among other things, without the executive’s consent, the occurrence of the following: an adverse change in the executive’s duties or responsibilities, certain reductions in compensation or benefits, a required relocation of the principal place of the executive’s employment, a failure of the Company to perform any material obligation under the employment agreement or to renew the term of the agreement. Under Mr. Pajot’s employment agreement good reason is also defined to allow him to voluntarily terminate employment upon 90 days’ advance notice to the Company. As of the date of this proxy statement, no discussions have occurred between either Mr. Carlucci or Mr. Pajot and the Company indicating that any such qualifying termination will occur.

In the event of a qualifying termination, each executive is entitled to receive (1) base salary, benefits and other compensation accrued and vested as of the date of termination but which remain unpaid as of the date of termination; (2) a cash severance payment equal to 300% of the sum of (i) base salary and (ii) the greater of that year’s target annual incentive compensation or the annual incentive compensation paid in the prior year; (3) payment of an amount equal to the executive’s target annual bonus for the year in which the qualifying termination occurs, pro-rated to reflect the portion of the year he worked; (4) accelerated vesting of options, restricted stock units, stock appreciation rights, performance awards and other awards (at target level of performance), where any option or stock appreciation right granted during the term of the employment agreement will remain outstanding until its stated expiration date; (5) reimbursement on an after-tax basis of monthly premium costs incurred to purchase disability insurance coverage comparable to the coverage in effect prior to their qualifying termination for 36 months or a lesser period if the executive obtains coverage from a subsequent employer; (6) reimbursement on an after-tax basis of monthly premium costs incurred to purchase health coverage comparable to that offered under the Company’s retiree health plan for life or for a lesser period if the executive obtains health coverage from a subsequent employer and (7) gross-up payments for excise taxes, payable by the executive under section 4999 of the Internal Revenue Code, which we refer to as the 280G gross-up. Additionally, upon experiencing such a qualifying termination, Mr. Carlucci and Mr. Pajot will receive the enhanced deferred compensation benefits outlined below in “Deferred Compensation Plans and Pension Arrangements—Supplemental Executive Retirement Plan” and “Deferred Compensation Plans and Pension Arrangements—Supplemental Retirement Income Agreements,” respectively. Upon a termination for any reason other than for “cause,” including, but not limited to, a qualifying termination, Mr. Carlucci and Mr. Pajot would be entitled to the health coverage identified in (6). In addition, upon a termination of employment, Mr. Pajot is entitled to reimbursement of costs associated with a relocation to his home country.

Based on the executives’ compensation levels as of December 31, 2009, and assuming that the merger is completed on February 26 , 2010, and the executive experiences a qualifying termination immediately thereafter, the amount of the cash severance payment (including the pro rata target annual bonus payment in (3) above) that would be payable to Mr. Carlucci and Mr. Pajot is approximately $6,705,592 and $4,319,083 (of which, upon a voluntary termination for any reason, Mr. Pajot is currently entitled to $2,879,389) and the estimated value of the health and disability insurance benefits they would receive is $544,413 and $252,562. Assuming these payments are made, Mr. Carlucci and Mr. Pajot will be eligible to receive a full 280G gross-up of approximately $             and $            . Receipt of the cash severance payment and other benefits upon such a qualifying termination is subject to the executive’s execution of a general release of claims in favor of the Company.

Change in Control Agreements

We have entered into change in control agreements with Leslye Katz, Kevin Knightly and seven of our other executive officers. The change in control agreements provide for the payment of certain severance payments if the executive is involuntary terminated without “cause” or terminates his or her employment with “good reason”, in either case within two years following a change in control, which we refer to as a qualifying termination. “Good reason” generally has the same meaning as described above under “The Merger—Interests of Certain Persons in the Merger—Employment Agreements” for Mr. Carlucci.

In the event of a qualifying termination, each executive is entitled to receive (1) payment of an amount equal to executive’s target bonus for the year of the change in control, pro-rated to reflect the portion of the year he or she worked; (2) a cash severance payment equal to 300% (for Ms. Katz), 200% (for Mr. Knightly and six of our other executive officers) and 100% (for one of our executive officers) of the sum of (i) base salary and (ii) annual target bonus for the year of the change in control (or if no target bonus has been determined, the annual bonus actually earned in the preceding year); (3) accelerated vesting, deemed achievement at target and payment for outstanding long-term performance awards for all performance periods in progress; (4) accelerated vesting of options, restricted stock units, stock appreciation rights, performance awards and other awards; (5) payment of outplacement expenses in an amount equal to 20% of salary and bonus, not to exceed $100,000; (6) 36 months (for Ms. Katz), 24 months (for Mr. Knightly and six of our other executive officers) and 12 months (for one of our executive officers) of after-tax reimbursement for the costs associated with participation in our health and life insurance plans (or, if the executive is not eligible to participate in such plans, then after-tax reimbursement for their costs to obtain comparable coverage independently) or a lesser period if the executive obtains coverage from a subsequent employer; (7) upon attainment of age 55, after-tax reimbursement for the costs associated with participation in our retiree health and life insurance plans for life (or, if the executive is not eligible to participate in such plans, then after-tax reimbursement for their costs to obtain comparable coverage independently) or a lesser period if the executive obtains coverage from a subsequent employer and (8) a full 280G gross-up. In addition, upon a termination of employment, one of our other executive officers is entitled to reimbursement of costs associated with a relocation to his home country.

Based on the executives’ compensation levels as of December 31, 2009, and assuming that the merger is completed on February 26, 2010, and the executive experiences a qualifying termination immediately thereafter, the amount of the cash severance payment (including the pro rata target annual bonus payment in (1) above) that would be payable to Ms. Katz, Mr. Knightly and the seven other executive officers (as a group) is approximately $2,083,726, $1,342,313 and $7,580,968, respectively, the estimated value of the health and life insurance benefits they would receive is $656,554, $762,772 and $4,703,357, respectively and the estimated value of the outplacement benefits they would receive is $100,000, $100,000 and $671,720, respectively. Assuming these payments are made, Ms. Katz , Mr. Knightly and the seven other executive officers (as a group) will be eligible to receive a full 280G gross-up of approximately $            , $             and $            , respectively. Receipt of the cash severance payment and other benefits upon such a qualifying termination is subject to forfeiture if the executive materially breaches his or her confidentiality and non-disparagement agreements and is further subject to the executive’s execution of a general release of claims in favor of the Company

2010 Bonuses and Equity Awards if Merger Closes in 2010

If the effective time occurs in 2010, immediately prior to the effective time of the merger, we may pay each participant (including our executive officers) in the Company Executive Annual Incentive Plan (excluding the Company Performance Restricted Stock Incentive Plan thereunder) who remains employed through the effective time a pro-rated annual cash bonus award, based on the number of days elapsed in 2010 through the effective time and target performance.

If the effective time occurs in 2010, we may grant Mr. Carlucci, Mr. Pajot and Ms. Katz 2010 PERS awards, consistent with past practice (subject to an aggregate cap of 104,545 shares). PERS awards may vest in full at the effective time. We may also grant executive officers 2010-2011 LTIP performance restricted stock units in amounts consistent with past practice (subject to an aggregate cap of 590,909 shares). Subject to continued employment, at the effective time, and based on target levels of achievement, an executive will vest in a portion of his or her 2010-2011 LTIP performance restricted stock unit award, where such vesting will be pro-rated to reflect the number of months that have elapsed from January 1, 2010 through and including the month in which the effective time occurs relative to 24 months. Any portion of the performance restricted stock unit award (other than PERS) that is unvested at the effective time shall terminate without any consideration due to the executive officer.

Deferred Compensation Plans and Pension Arrangements

Our executive officers and directors participate in a number of deferred compensation plans and pension arrangements. Under these plans, executive officers and directors may receive accelerated vesting or certain benefit enhancements upon an involuntary termination without “cause” or a termination with “good reason” (as both terms are defined in the applicable plan or arrangement) within two years of the effective time, which we refer to as a qualifying termination.

Supplemental Executive Retirement Plan

Mr. Carlucci is a participant in our Supplemental Executive Retirement Plan. Following a termination of employment without cause or for good reason within two years of the effective time, Mr. Carlucci will immediately vest in the portion of his benefits that is otherwise subject to a six-year graded vesting schedule. In such case, for the purpose of the Supplemental Executive Retirement Plan’s benefit formula, as amended by Mr. Carlucci’s employment agreement, Mr. Carlucci will receive three additional years of age and service credit and his “average final compensation” under the plan is guaranteed not to be less than $1,650,000.

Supplemental Retirement Income Agreements

Mr. Pajot has a supplemental pension benefit payable under the terms of his employment agreement. Pursuant to this agreement, following a termination of employment without cause or for good reason within two years of the effective time, Mr. Pajot will be credited with three additional years of service for purposes of determining retirement benefits.

Retirement Excess Plan

Messrs. Carlucci and Knightly, Ms. Katz and seven other executive officers are participants in the Retirement Excess Plan, the non-qualified counterpart of our qualified cash-balance retirement plan. Under this plan, an executive becomes automatically vested in his or her benefits after experiencing a qualifying termination.

Defined Contribution Executive Retirement Plan

Mr. Knightly, Ms. Katz and six other executive officers are participants in the Defined Contribution Executive Retirement Plan. Upon a termination without cause or for good reason within five years of the effective time, an executive is immediately vested in his or her benefits. Upon a termination without cause or for good reason within two years of the effective time, an executive is immediately vested in his or her benefits, which are calculated using an enhanced service contribution rate, determined with reference to the severance continuation period under the applicable agreement.

Aggregate Retirement Enhancement

Based on the executives’ compensation levels as of December 31, 2009 and reasonable actuarial assumptions and assuming that the merger is completed on February 26, 2010 and the executive experiences a qualifying termination immediately thereafter, the actuarial present value of the increased benefits under the above retirement plans for each Messrs. Carlucci, Pajot, Knightly, Ms. Katz and six other executive officers (as a group) is $4,372,183, $1,713,180, $846,949, $717,173 and $2,553,808, respectively.

Non-Employee Directors’ Deferred Compensation Plan

Certain of our non-employee directors may elect to defer all or part of their compensation and may direct such deferrals to be credited as deferred cash or deferred share units in individual accounts under this plan. Upon a change in control, directors’ deferred cash and deferred units are generally subject to accelerated vesting.

Rabbi Trust Funding

In connection with the signing of the merger agreement, the Company is required to fund one or more rabbi trusts sufficient for full payment of all potential obligations under the employment agreements with Messrs. Carlucci and Pajot, the change in control agreements described above, the Supplemental Executive Retirement Plan, the Defined Contribution Executive Retirement Plan and the Retirement Excess Plan. The Company estimates that the pre-closing contribution into the rabbi trust or trusts will be approximately $             million. The Company expects to fund this obligation within 90 days of signing the merger agreement.

Arrangements with the Surviving Corporation

Parent has previously indicated its belief that the continued involvement of our management team is integral to the Company’s future success; however, as of the date of this proxy statement, no members of our current management have entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries. Moreover, as of the date of this proxy statement, no discussions have occurred between members of our current management and representatives of Parent, TPG or CPPIB with respect to any such agreement, arrangement or understanding; except that (1) Parent has stated that it may offer current members of management the opportunity to convert all or a portion of their current equity interests in the Company into, or otherwise invest (on terms that are no more favorable than those applicable to other investors) in, equity of Parent (and/or a subsidiary of Parent), and (2) Parent has stated that it may establish equity-based compensation plans for management of the surviving corporation. It is anticipated that awards granted under any such equity-based compensation plans would generally vest over a number of years of continued employment and would entitle management to share in the future appreciation of the surviving corporation. Although it is likely that certain members of our current management team will enter into arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), as of the date of this proxy statement no discussions have occurred between members of our current management and representatives of Parent, TPG or CPPIB, and there can be no assurance that any parties will reach an agreement. Any new arrangements are currently expected to be entered into at or prior to completion of the merger and would not become effective until after the merger is completed.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, the guarantors or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Transaction Committee Fees

In accordance with the resolutions of the board of directors establishing the transaction committee, the chairman of the transaction committee is entitled to receive $25,000 for his services as chairman, and each other member of the transaction committee is entitled to receive $10,000 for their services on the transaction committee. In addition, each member of the transaction committee and each independent director who is not on the transaction committee is entitled to receive $1,500 for each transaction committee meeting attended and each member of the transaction committee will be reimbursed for all reasonable expenses incurred in connection with his or her responsibilities.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of common stock as capital assets, and does not apply to shares of common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of shares of stock appreciation rights, restricted stock units or options to purchase shares of common stock, or any other matters relating to equity compensation or benefit plans (including the 401(k) plan). This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.

The exchange of shares of common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of common stock is more than 12 months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting.

Backup withholding of tax (at the rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase shares of common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until (a) the waiting period applicable to the consummation of the merger under the HSR Act has expired or been earlier terminated, (b) all required approvals by the EC, and, if applicable, any member state of the European Union, have been obtained or any applicable waiting period thereunder has been terminated or has expired, (c) all approvals, consents and consultations required to consummate the merger pursuant to foreign antitrust laws or other laws in Canada, Israel, Japan (if required as a pre-closing condition of the merger), Taiwan and Turkey have been obtained or any applicable waiting period thereunder has been terminated or has expired, and (d) all other approvals, consents and consultations required to consummate the merger pursuant to any other foreign antitrust law or any other law have been obtained or any applicable waiting period thereunder has been terminated or has expired, provided that, with respect to any such other foreign antitrust law or other law, subject to certain limitations, the merger may be consummated if failure to obtain such approval, consent or consultation or failure of such waiting period to terminate or expire would not reasonably be likely to have a material adverse effect on Parent and its subsidiaries following the closing and would not subject the parties, any of their subsidiaries or any of their directors, officers or employees to risk of criminal liability.

Under the HSR Act, and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. The Company and Parent have filed such notification and report forms on November 19, 2009 and each has requested early termination of the waiting period. The FTC has not yet notified the parties whether their request for early termination of the applicable waiting period has been granted. At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under Council Regulation (EC) No 139/2004 on the control of concentrations between undertakings, the merger may not be completed until a notification has been filed with the EC and clearance has been received or the applicable waiting period has expired. Parent expects to file a notification under the EC Merger Regulation and will await clearance or the expiration of the applicable waiting period. The EC could prohibit the completion of the merger or seek divestiture of substantial assets of the Company or Parent as a condition for allowing the completion of the merger.

The merger may be subject to foreign antitrust laws including the applicable requirements of any member state of the European Union to which any of the transactions contemplated in the merger agreement may be referred pursuant to Article 9 of the EC Merger Regulation.

The Company and Parent expect to file notifications in certain jurisdictions in addition to the U.S. and the European Union and to observe the applicable waiting periods thereunder prior to completing the merger. Under the applicable laws in Israel, Japan (if required as a pre-closing condition of the merger), Pakistan (if required as a pre-closing condition of the merger), Russia, Taiwan and Turkey, the merger may not be completed until a notification has been filed with the relevant merger control authorities or other authorities and clearance has been received or the applicable waiting period has expired. The Company and Parent expect to file the required notifications under the applicable laws in Israel, Japan (if required as a pre-closing condition of the merger), Pakistan (if required as a pre-closing condition of the merger), Russia, Taiwan and Turkey and will await clearance or the expiration of the applicable waiting periods. The relevant merger control authorities or other authorities could prohibit the completion of the merger or seek divestiture of substantial assets of the Company or Parent as a condition for allowing the completion of the merger. The Company and Parent do not expect to file notifications with the relevant merger control authorities or other authorities in Canada prior to the completion of the merger.

The merger also requires prior notification to, and approval by, the Foreign Investment Review Board in Australia under the Foreign Acquisitions and Takeover Act . Under the applicable laws the merger may not be completed until a notification has been filed with the relevant merger control authorities or other authorities and clearance has been received or the applicable waiting period has expired. The relevant merger control authorities or other authorities could prohibit the completion of the merger or seek divestiture of substantial assets of the Company or Parent as a condition for allowing the completion of the merger.

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

In connection with the merger, five putative stockholder class action lawsuits have been filed in the Delaware Court of Chancery and in the Superior Court of Connecticut, Judicial District of Stamford. On November 6, 2009, a putative stockholder class action, styled Trust for the Benefit of Sylvia B. Piven v. IMS Health Incorporated, et al, CV09-5013110-S, was filed in the Superior Court of Connecticut against the Company, the members of its board of directors, TPG and CPPIB, asserting the directors breached their fiduciary duties, and asserting that TPG and CPPIB aided and abetted those alleged breaches of duty. On November 9, 2009, a putative stockholder class action lawsuit was filed in the Delaware Court of Chancery against the Company, the members of the board of directors, Parent, Merger Sub, TPG and CPPIB. The lawsuit, styled as United Union of Roofers, Waterproofers and Allied Workers Local Union No. 8 Pension Fund v. IMS Health Incorporated, et al, C.A. No. 5057-CC, alleges breaches of fiduciary duty by the Company’s directors in connection with the merger. Parent, Merger Sub, TPG and CPPIB are also named as defendants and are charged with aiding and abetting the Company’s directors’ alleged breaches of fiduciary duty. On November 10, 2009, a putative stockholder class action, styled John Felhaber v. David R. Carlucci, et al, CV09-5013139-S, was filed in the Superior Court of Connecticut, against the Company, its directors, TPG, Parent and Merger Sub, also asserting claims for breaches of fiduciary duties and aiding and abetting. On November 19, 2009, a putative stockholder class action was filed in the Delaware Court of Chancery against the members of the board of directors. The lawsuit, styled City of Ann Arbor Employees’ Retirement System v. Carlucci, et al, C.A. No. 5093-CC, alleges breaches of fiduciary duty by the Company’s directors in connection with the merger. On November 24, 2009, a putative stockholder class action was filed in the Delaware Court of Chancery against the members of the board of directors. The lawsuit, styled International Union of Operating Engineers Pension Fund of Eastern Pennsylvania and Delaware v. Carlucci, et al, C.A. No. 5097-CC, alleges breaches of fiduciary duty by the Company’s directors in connection with the merger. Among other remedies, the complaints in the five actions seek to enjoin the merger.

The Company, TPG and CPPIB believe these lawsuits are without merit and intend to defend them vigorously.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page [—].

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms, and is not intended to modify or supplement any factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC. The representations, warranties and covenants made by the Company, Parent and Merger Sub are qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases have been qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly appointed and qualified or until their earlier death, resignation or removal. The officers of the Company at the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Company), until amended in accordance with its terms or by applicable law. The bylaws of the surviving corporation will be in the form of the bylaws of Merger Sub (except with respect to the name of the Company) until amended in accordance with its terms or by applicable law.

Following the completion of the merger, we expect our common stock to be delisted from the NYSE and deregistered under the Exchange Act, and cease to be publicly traded.

Closing and Effective Time of the Merger; Marketing Period

The closing of the merger will take place on the second business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger”) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions). However, if the marketing period has not ended at such time, the closing of the merger will take place on the date following the satisfaction or waiver of such conditions that is the earliest to occur of a business day before or during the marketing period specified by Parent on no less than three business days’ prior written notice to the Company and the final day of the marketing period, or at such other date as agreed to in writing by Parent and the Company.

The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

The marketing period is the first period of 35 consecutive days following the date of the merger agreement beginning on the later of (i) delivery by the Company to Parent and Merger Sub and their financing sources of certain financial statements specified by the debt commitment letter and any other information relating to the Company and its subsidiaries to the extent reasonably requested by Parent to prepare a confidential information memorandum and lender presentation that are contemplated by the debt commitment letter (which information we refer to as the required bank information), and (ii) 14 days after the date of the later of the meetings with certain rating agencies with respect to the debt facilities contemplated by the debt commitment letter, throughout which 35-day period (a) Parent has received the required bank information and (b) the closing conditions relating to the adoption of the merger agreement by our stockholders, receipt of required antitrust approvals or expiration or early termination of applicable antitrust waiting periods and absence of any law prohibiting the consummation of the merger or otherwise making consummation of the merger illegal have been satisfied and nothing has occurred and no condition exists that would prevent any of the conditions to the obligations of Parent and Merger Sub from being satisfied if the closing of the merger were to occur at any time during such 35-day period. Certain days around Thanksgiving, Christmas and New Year’s Day will not be included in determining such 35-day requirement and if the marketing period has not ended prior to December 18, 2009 it will not commence earlier than January 5, 2010. If the Company in good faith reasonably believes it has delivered the required bank information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the marketing period will be deemed to have commenced on the date of such notice unless Parent in good faith reasonably believes the Company has not completed delivery of the required bank information and, within four business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect. In addition, the marketing period will not be deemed to have commenced if before the completion of the marketing period, (i) PricewaterhouseCoopers LLP withdraws its audit opinion with respect to any of the financial statements contained in our filings with the SEC since January 1, 2007, (ii) we publicly announce any intention to restate any material financial information included in the required bank information or that any such restatement is under consideration, in which case the marketing period will be deemed not to commence at the earliest unless and until such restatement has been completed and the relevant reports have been amended or the Company has determined that no restatement is required, or (iii) we are delinquent in filing any material report with the SEC required under the Exchange Act, in which case the marketing period will be deemed not to commence at the earliest unless and until such delinquency is cured. Further, in certain cases if the financial statements included in the required bank information would be required to be updated under the SEC rules if a registration statement using such financial statements were to be filed with the SEC on any day during such 35-day period, then a new 35-day period will commence. On and after February 12, 2010, the marketing period will be deemed not to commence unless we deliver to Parent and Merger Sub audited consolidated financial statements as at and for the fiscal year ended on December 31, 2009.

Treatment of Common Stock, Options and Other Equity Awards

Common Stock

At the effective time of the merger, each share of common stock issued and outstanding immediately prior thereto (other than excluded shares) will convert into the right to receive the per share merger consideration. Common stock owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent (in each case not held on behalf of third parties) will be cancelled without payment of consideration. Common stock owned by the Company or any of its wholly owned subsidiaries will, at the election of Parent, either convert into stock of the surviving corporation or be cancelled without payment of consideration. Common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Options

Except as otherwise agreed by Parent and a holder of an outstanding option to purchase a share of common stock, at the effective time each outstanding option will vest and be cancelled and converted into the right to receive cash in an amount equal to the product of (x) the total number of shares of common stock subject to such option immediately prior to the effective time and (y) the excess, if any, of the per share merger consideration over the exercise price per share of such option, less any applicable withholding taxes.

Stock Appreciation Rights

Except as otherwise agreed by Parent and a holder of an outstanding stock appreciation right, at the effective time each outstanding stock appreciation right will vest and be cancelled and converted into the right to receive cash in an amount equal to the product of (x) the total number of shares of common stock subject to such stock appreciation right immediately prior to the effective time and (y) the excess, if any, of the per share merger consideration over the excise price per share of such stock appreciation right, less any applicable withholding taxes.

Performance Restricted Stock Units

Except as provided below, at the effective time, each outstanding performance restricted stock unit will vest and be converted into the right to receive cash equal to the product of (x) the total number of shares of common stock subject to such performance restricted stock unit immediately prior to the effective time assuming target levels of achievement under the respective award agreement and plan and (y) the per share merger consideration, less any applicable withholding taxes. To the extent the payment with respect to performance restricted stock unit awards granted under the LTIP for the 2009-2010 performance cycle payout at a level which is less than the maximum amount available with respect to such awards, the Company will be permitted (subject to Parent’s consent which may not be unreasonably withheld) to implement a mechanism to permit employees to earn up to the maximum amount based on the Company’s actual performance over the remainder of the applicable performance period, with any such amounts only payable in cash. Any performance restricted stock units that are granted after the date the merger agreement was executed and before the effective time will vest pro rata based on the number of months that have elapsed from January 1, 2010 and including the month in which the effective time occurs relative to 24 months.

Restricted Stock Units

Except as provided below, at the effective time, each outstanding restricted stock unit other than the performance restricted stock units will fully vest and be cancelled and converted into the right to receive cash in an amount equal to the product of (x) the total number of shares of common stock subject to such restricted stock unit immediately prior to the effective time and (y) the per share merger consideration, less any applicable withholding taxes. Any restricted stock units that are granted after the date the merger agreement was executed and before the effective time generally will vest pro rata based on the number of months that have elapsed from January 1, 2010 through and including the month in which the effective time occurs relative to 48 months.

Other Company Awards

At the effective time, each equity-based award (other than options, performance restricted stock units, restricted stock unit and stock appreciation rights) will fully vest and be converted into a right to receive cash in an amount equal to the product of (x) the total number of shares of common stock subject to such award immediately prior to the effective time (to the extent applicable, assuming target levels of achievement under the respective award agreement and the Company stock plan) and (y) the per share merger consideration (or, the excess, if any, of the per share merger consideration over the exercise price, where applicable), less any applicable withholding taxes.

Exchange and Payment Procedures

At the effective time, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of our common stock and any additional amounts necessary to make payments to such stockholders who withdraw or otherwise lose their demand for appraisal rights pursuant to the DGCL. With respect to the deposit of funds regarding shares held by the Depository Trust Company, or DTC, if the closing of the merger occurs at or prior to 11:30 a.m., New York time, on the date of closing of the merger, and if the closing of the merger occurs after 11:30 a.m., New York time, on the first business day after the date of the closing of the merger, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of common stock held of record by DTC immediately prior to the effective time multiplied by the per share merger consideration.

Each record holder of shares of common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how it may exchange its shares of common stock for the per share merger consideration promptly, and in any event within two business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the per share merger consideration as provided above. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any person presents to the surviving corporation, Parent or the paying agent any certificates or any transfer instructions relating to shares cancelled in the merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of common stock for one year after the effective time of the merger will be delivered to the surviving corporation. Record holders of common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former record holders of common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

Parent and Merger Sub will use their reasonable best efforts to obtain equity and debt financing for the merger on the terms and conditions described in the equity commitment letter and the debt commitment letter and will not permit any amendment or modification to be made thereto, or any waiver of any provision or remedy thereunder, if such amendment, modification or waiver (x) reduces the aggregate amount of the financing (unless the equity financing is increased by a corresponding amount), or (y) imposes new or additional conditions or expands, amends or modifies any of the conditions to the receipt of the financing in a manner that would reasonably be expected to (i) delay or prevent the closing of the merger, (ii) make the funding of the financing (or satisfaction of the conditions thereto) less likely to occur or (iii) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the equity commitment letter or the debt commitment letter or the definitive agreements with respect thereto.

Pursuant to a limited guarantee delivered by the guarantors in favor of the Company, dated November 5, 2009, the guarantors have agreed, among other things, to guarantee, severally but not jointly, the direct expenses incurred by Parent or Merger Sub in connection with the arrangement of the financing of the merger, which direct expenses and reimbursement obligations, along with certain other reimbursement and payment obligations of Parent and Merger Sub, shall not in the aggregate exceed $6 million. See “The Merger—Limited Guarantee” beginning on page [—].

Parent and Merger Sub will use their reasonable best efforts to:

•	maintain in effect the equity commitment letter and the debt commitment letter;

•

execute and deliver definitive loan agreements and negotiate all other definitive agreements with respect to the debt commitment letter on the terms and conditions contained in the debt commitment letter and related fee letters;

•	satisfy all conditions to such definitive agreements and consummate the financing at or prior to the closing of the merger; and

•	comply with their obligations under the equity commitment letter and the debt commitment letter.

In the event that all the conditions to the consummation of the merger are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger but subject to their fulfillment or waiver), Parent and Merger Sub will use their reasonable best efforts to cause the lenders and any other person providing equity and debt financing to fund on the closing date of the merger the equity and debt financing required to complete the merger and the other transactions contemplated by the merger agreement. Parent and Merger Sub acknowledge in the merger agreement that the obtaining of the financing is not a condition to the consummation of the merger, such that if the financing has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the closing conditions in the merger agreement, to consummate the merger.

Parent has agreed to keep us informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the financing.

We have agreed to use our reasonable best efforts to provide to Parent and Merger Sub (at Parent’s sole expense) all cooperation reasonably requested by Parent in connection with the arrangement of the financing for the merger, including providing certain financial information and the required bank information, participating in certain meetings with third parties, obtaining accountant’s comfort letters and legal opinions reasonably requested by Parent, taking corporate actions to permit the consummation of the financing, executing and delivering any pledge and security documents, using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge and assisting in the preparation of certain agreements and other documents.

The Company has agreed in the merger agreement that, subject to applicable law, it will use commercially reasonable efforts, upon the reasonable request of Merger Sub, to take any action reasonably requested by Merger Sub in connection with its strategic planning. Notwithstanding this agreement by the Company, the Company is not required to take any action in contravention of any organizational document or contract, any such actions must be conditioned upon the merger being consummated and will not constitute a breach of any of the Company’s representations, warranties or covenants in the merger agreement, and no such actions can subject the Company, its subsidiaries or any of their respective directors, officers, employees, affiliates, advisors, agents or representatives to any potential liability prior to the effective time or any potential criminal liability (at any time). The Company will not be required to take any action that could reasonably be expected to delay or prevent the consummation of the transactions contemplated by the merger agreement or make the funding of the financing (or satisfaction of the conditions to obtain the financing) less likely to occur.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule the Company delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with our stockholders;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•

the declaration of advisability of the merger agreement and the merger by the transaction committee and by the board of directors, and the approval of the merger agreement and the merger by the board of directors;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the merger agreement;

•	the required governmental consents and approvals;

•	our SEC filings since January 1, 2007 and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of the NYSE;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company material adverse effect (as described below) and the absence of certain other changes or events since December 31, 2008;

•	the conduct of business in accordance with the ordinary course consistent with past practice;

•	the absence of legal proceedings and governmental orders against us or our subsidiaries;

•	the absence of certain undisclosed liabilities;

•	employee benefit plans;

•	certain employment and labor matters;

•	compliance with applicable laws, licenses and permits;

•	the absence of any outstanding rights under the Company’s rights agreement and inapplicability of any anti-takeover law to the merger;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	insurance policies;

•	the receipt of opinions by Foros, Lazard and Deutsche Bank;

•	the absence of any undisclosed broker’s or finder’s fees;

•	real property;

•	the absence of certain undisclosed affiliate transactions;

•	swap agreements; and

•	material contracts and the absence of any default under any material contract.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company material adverse effect,” which means a change, event or occurrence that has a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole; provided that none of the following, and no effect arising out of or resulting from the following, will constitute or be taken into account in determining whether a “Company material adverse effect” has occurred or may, would or could occur:

•	changes, events, occurrences or effects:

•	generally affecting the economy, credit or financial or capital markets, including changes in interest or exchange rates;

•

arising out of, resulting from or attributable to the negotiation, execution, announcement or performance of the merger agreement or consummation of the merger, including the impact on relationships with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the merger;

•

arising out of, resulting from or attributable to any action taken by the Company or our subsidiaries that is required by the merger agreement or taken at Parent’s written request, or failure to take any action that is prohibited by the merger agreement; or

•	arising out of, resulting from or attributable to any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their affiliates;

•	changes, events, occurrences or effects:

•	generally affecting any industry in which the Company and its subsidiaries operate or in which the products or services of the Company and its subsidiaries are used or distributed;

•

arising out of, resulting from or attributable to changes or prospective changes in law, regulations of governmental entities, accounting principles or standards (including any changes or prospective changes in the interpretation or enforcement of the foregoing) or in general legal, regulatory or political conditions;

•	arising out of, resulting from or attributable to acts of war (whether or not declared), sabotage or terrorism or any escalation thereof; or

•	arising out of, resulting from or attributable to pandemics, earthquakes, hurricanes, tornados or other natural disasters,

to the extent such changes, events, occurrences or effects do not have a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and such subsidiaries operate;

•	changes, events, occurrences or effects arising out of, resulting from or attributable to:

•	any change in our credit ratings;

•	any decline in the market price or change in trading volume of our capital stock; or

•	any failure to meet any internal or public forecasts, projections or estimates of revenue, earnings, cash flow or cash position,

provided, however, that the exceptions provided in the bullet points immediately above do not prevent or otherwise affect a determination that the underlying cause of the decline, change or failure is a Company material adverse effect.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule Parent delivered in connection therewith. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•

the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing under the merger agreement and completing the merger;

•	the required governmental consents and approvals;

•	the absence of legal proceedings against Parent and Merger Sub;

•	sufficiency of funds;

•	validity and enforceability of the equity commitment letter and the debt commitment letter;

•	the absence of any default under the equity commitment letter and the debt commitment letter;

•	the absence of contingencies related to the funding of the financing other than as set forth in the equity commitment letter or the debt commitment letter;

•	payment of fees under the equity commitment letter and the debt commitment letter;

•	the capitalization of Merger Sub;

•	the absence of any undisclosed broker’s or finder’s fees;

•	solvency of Parent and the surviving corporation immediately following consummation of the merger;

•	delivery of the executed guaranties;

•	the absence of certain agreements or compensation or equity arrangements;

•	inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Parent or Merger Sub; and

•	acknowledgement as to the absence of any representations and warranties with respect to any estimates, forecasts, projections, forward-looking statements or business plans provided by the Company.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and disclosure schedules we delivered in connection with the merger agreement, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), we and our subsidiaries will cause our businesses to be conducted in the ordinary course consistent with past practice and, to the extent consistent therewith, we and our significant subsidiaries will use our reasonable efforts to preserve our business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, employees and business associates.

Subject to certain exceptions set forth in the merger agreement and disclosure schedules we delivered in connection with the merger agreement, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval (which cannot be unreasonably withheld, delayed or conditioned):

•	make changes to organizational documents;

•	merge or consolidate the Company or our subsidiaries with any other person;

•	acquire assets outside the ordinary course of business in excess of $30 million, other than pursuant to existing contracts;

•

issue, sell, pledge or otherwise encumber shares of capital stock (or securities convertible or exchangeable into capital stock, or any options, warrants or other rights to acquire shares of capital stock or convertible or exchangeable securities) of the Company or our subsidiaries (with customary exceptions);

•	make any loans, advances, capital contributions or investments in any person other than the Company or our wholly owned subsidiaries in excess of $30 million in the aggregate;

•

declare, set aside or pay any dividends or other distributions (other than our regular quarterly dividends not to exceed $0.03 per share and dividends paid by wholly owned subsidiaries to the Company or our other wholly owned subsidiaries) or enter into any agreement with respect to voting of our capital stock;

•

subject to certain exceptions, engage in any reclassification, split, combination, subdivision, redemption, purchase or acquisition of capital stock, or securities convertible or exchangeable into or exercisable for any shares of capital stock;

•

subject to certain exceptions, (x) incur, issue, modify, renew, syndicate or refinance any indebtedness with an outstanding principal amount over $5 million per individual incurrence or $50 million in the aggregate, or (y) enter into swap transactions other than in the ordinary course of business consistent with past practice;

•	subject to certain exceptions, make or authorize capital expenditures in excess of $50 million in the aggregate;

•	make certain material changes to financial or tax accounting policies;

•	settle any litigation or other governmental proceeding (other than tax audits, litigation or proceedings) for more than $10 million individually or $30 million in the aggregate;

•	subject to certain exceptions, make any material tax election or settle any material tax liability or file any amended tax return with respect to any material tax;

•

transfer, sell, pledge, lease, license, mortgage, surrender, encumber or otherwise dispose of any material amount of assets, product lines or businesses, other than pursuant to existing contracts and subject to certain exceptions;

•

change director or employee compensation (except for certain budgeted ordinary course increases), severance (except to any non-executive officer employees in the ordinary course of business consistent with past practice) or benefits (with exceptions for limited grants of equity, equity-based and LTIP awards), other than pursuant to existing contracts or as required by law;

•	adopt a plan or agreement to liquidate or dissolve the Company or any significant subsidiary;

•	grant any liens other than certain permitted liens and except in connection with certain indebtedness;

•	enter into any collective bargaining agreements or, subject to certain conditions, consult with any works council in relation to reductions in force or workforce restructuring;

•	in the case of certain of our non-U.S. subsidiaries, invest in our securities or certain of our U.S. subsidiaries;

•	make payments in violation of the Foreign Corrupt Practices Act; or

•	agree, authorize or commit to do any of the foregoing.

Solicitation of Acquisition Proposals

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that our board of directors will not withhold, withdraw, qualify or modify (or publicly propose or resolve to do so), in a manner adverse to Parent, the Company recommendation, or adopt, approve or recommend to propose to adopt, approve or recommend (publicly or otherwise) an acquisition proposal, take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or other permitted communications, cause or permit the Company to enter into any alternative acquisition agreement relating to any acquisition proposal, or take any action to terminate the merger agreement in light of a superior proposal.

Until 12:01 a.m., New York time, on December 21, 2009 we are permitted to:

•

initiate, solicit and encourage any inquiry or the making of acquisition proposals from third parties, including by providing third parties non-public information pursuant to acceptable confidentiality agreements (provided that we promptly make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to third parties if not previously made available to Parent or Merger Sub); and

•	engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal.

From and after 12:01 a.m., New York time, on December 21, 2009, we are required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any acquisition proposals, and must notify Parent of any proposals or offers with respect to an acquisition proposal, any requests for non-public information, or requests to initiate or continue discussions or negotiations and any status updates with respect to the same promptly, and, in any event, within 48 hours. At any time from and after 12:01 a.m., New York time, on December 21, 2009 and until the effective time of the merger or, if earlier, the termination of the merger agreement, we, our subsidiaries and our representatives may not:

•	initiate, solicit or knowingly encourage any inquiry or the making of any acquisition proposals;

•	engage in, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal;

•	provide any non-public information or data to any person relating to an acquisition proposal;

•	enter into any agreement or agreement in principle with respect to any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

However, at any time from and after 12:01 a.m., New York time, on December 21, 2009 and prior to the time our stockholders adopt the merger agreement, if the Company receives an unsolicited bona fide acquisition proposal from any person, we may:

•	contact such person to clarify the terms and conditions of such proposal;

•

engage in discussions or negotiations with such person, and furnish to such third party requested information pursuant to an acceptable confidentiality agreement (provided that we promptly make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to third parties if not previously made available to Parent or Merger Sub), if our board of directors (x) prior to taking any such actions, determines in good faith after consultation with outside legal counsel that failure to take such action could be inconsistent with the directors’ fiduciary duties, and (y) determines in good faith based on information then available after consultation with its financial advisor that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal; and

•

approve, adopt or recommend or propose to adopt, approve or recommend (publicly or otherwise) such an acquisition proposal, if our board of directors (x) prior to taking any such action, determines in good faith after consultation with outside legal counsel that failure to take such action could be inconsistent with our directors’ fiduciary duties, (y) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal, and (z) has complied with its obligations in relation to a change of recommendation as described below.

At any time before the merger agreement is adopted by our stockholders we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement—Termination Fees”.

Prior to the time our stockholders adopt the merger agreement, our board of directors may effect a change of recommendation if our board of directors determines in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations. In the case of any change of recommendation that is the result of a superior proposal or termination of the merger agreement by us to enter into an alternative acquisition agreement with respect to a superior proposal:

•

we must provide timely written notice to Parent and Merger Sub of our intention to effect a change of recommendation or terminate the merger agreement specifying the identity of the person making such superior proposal and the material terms of such superior proposal;

•

prior to taking any such action, we must negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of the merger agreement as would permit us not to effect any such action in response to such a superior proposal; and

•

our board of directors must have considered in good faith any changes to the merger agreement, the commitment letters and the guarantees offered in writing by Parent in a manner that would form a contract if accepted by the Company and must have determined that the superior proposal would still constitute a superior proposal if such changes were given effect.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rule 14d-9 or 14e-2(a) under the Exchange Act or making any similar communication to our stockholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

In this proxy statement we refer to (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets, of the Company or (ii) any other proposal or offer which, if consummated, would result in a direct or indirect acquisition of more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets, of the Company, other than the transactions contemplated in the merger agreement, as an “acquisition proposal”.

In this proxy statement we refer to any bona fide acquisition proposal involving more than 50% of the total voting power of the capital stock, or more than 50% of the consolidated assets, of the Company, that our board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement as a “superior proposal”.

Stockholders Meeting

Unless the merger agreement is terminated, we are required to take all reasonable action necessary to convene a meeting of our stockholders as promptly as practicable after the mailing of this proxy statement to consider and vote on the adoption of the merger agreement. We may postpone or adjourn the stockholders meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which our board of directors has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by our stockholders prior to the stockholders meeting, or (iv) in the event we have provided timely written notice to Parent and Merger Sub of our intention to effect a change of recommendation or terminate the merger agreement in light of a superior proposal and the deadline with respect to such notice has not been reached. Subject to the provisions of the merger agreement discussed above under “The Merger Agreement—Solicitation of Acquisition Proposals”, our board of directors will recommend that our stockholders vote to adopt the merger agreement and take all reasonable lawful action to solicit adoption of the merger agreement.

Parent has agreed to vote or cause to be voted any shares of our common stock beneficially owned by it or its subsidiaries in favor of the proposal to adopt the merger agreement.

Filings; Other Actions; Notification

We and Parent will cooperate and use our respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including effecting the regulatory filings described under “The Merger—Regulatory Approvals” and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

We and Parent have agreed, subject to certain exceptions, to:

•

furnish the other, upon request, with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or their respective subsidiaries in connection with the merger and the transactions contemplated by the merger agreement;

•

keep the other apprised of the status of matters relating to completion of the transactions contemplated in the merger agreement. Neither the Company nor Parent will permit any of its officers or any other representatives to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry with respect to the merger and the other transactions contemplated by the merger agreement unless it consults with the other party in advance and, to the extent permitted by that governmental entity, gives the other party the opportunity to attend and participate;

•

promptly provide each federal, state, local or foreign court or governmental entity with jurisdiction over any applicable antitrust laws non-privileged information and documents that they request or that are necessary, proper or advisable to permit completion of the transactions contemplated by the merger agreement;

•

promptly use reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or law that would delay, restrain, prevent, enjoin or otherwise prohibit completion of the transactions contemplated by the merger agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of us or Parent or our respective subsidiaries or affiliates if such action is reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated, or threatened commencement of any investigation or proceeding in any forum or issuance or enactment of any order, decree, decision, determination, judgment or law that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger by any governmental entity (but with respect to any applicable antitrust law other than the HSR Act, Parent is not required to take any such actions that would reasonably be expected to be material relative to the aggregate per share merger consideration); and

•

if any injunction, decision, order, judgment, determination, decree or law is or becomes reasonably foreseeable to be entered, issued or enacted in any proceeding, review or inquiry that would make completion of the merger in accordance with the terms of the merger agreement unlawful or that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement, promptly use reasonable best efforts to take all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit the completion on a schedule as close as possible to that contemplated by the merger agreement (but with respect to any applicable antitrust law other than the HSR Act, Parent is not required to take any such actions that would reasonably be expected to be material relative to the aggregate per share merger consideration).

Employee Benefit Matters

If the effective time occurs in 2010, Parent has agreed that prior to the completion of the merger, we shall be allowed to take the following actions:

•	calculate and pay annual bonuses for 2009 under the Executive Annual Incentive Plan and the Performance Restricted Stock Incentive Plan based on performance through 2009;

•

establish 2010 bonus targets, maximums and performance goals under the Executive Annual Incentive Plan (excluding the Performance Restricted Stock Incentive Plan thereunder), subject to prior consultation with Parent;

•

grant to certain employees PERS awards (subject to a cap of 104,545 shares), restricted stock units (subject to a cap of 1,227,270 shares) and performance restricted stock units (subject to a cap of 590,909 shares) in amounts consistent with past practice, provided that any such restricted stock units and performance restricted stock units will vest on a pro rata basis at the effective time; and

•	calculate performance under the LTIP for the period ending in 2009 based on performance through 2009.

Parent has agreed that it will, and will cause the surviving corporation after the completion of the merger to:

•

from the effective time of the merger until the 18 month anniversary of the effective time of the merger, provide our employees and the employees of our subsidiaries with (i) base salary or wage rate and annual bonus opportunities which are no less than the base salary and bonus opportunities we provided immediately prior to the effective time, (ii) pension and welfare and fringe benefits and perquisites no less favorable in the aggregate than those we provided immediately prior to the effective time, and (iii) severance benefits that are no less favorable than the practice, program or arrangement we had in effect for our employees and the employees of our subsidiaries immediately prior to the effective time;

•

cause any employee plan in which our employees or the employees of our subsidiaries are entitled to participate to credit all service by such employees for purposes of eligibility, vesting, level of benefits and benefit accrual (other than for benefit accruals under defined benefit pension plans) to the extent such service was credited under one of our comparable employee benefit plans;

•

cause any employee plan in which our employees or the employees of our subsidiaries are entitled to participate to (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under our comparable plans or the comparable plans of our subsidiaries and (ii) in determining any deductible, co-insurance and maximum out-of-pocket limitations, give effect to amounts paid by such employees during the calendar year in which the effective time occurs under our similar plans;

•	honor its obligations under our benefit plans in accordance with the terms of such plans and the merger agreement;

•

if the effective time occurs in 2010, provide pro rata payout of 2010 bonuses and maintain an annual bonus plan for the remainder of the year on the same terms and conditions as applied before the effective time, providing for the payment of bonuses following the end of 2010 according to the same targets and performance measures, but reduced by the earlier pro rata payout; and

•

if the effective time occurs in 2010, to the extent LTIP awards with respect to the 2009-2010 performance cycle pay out at a level which is less than the maximum amount available with respect to such awards, work with the Company to implement a mechanism to permit employees to earn up to the maximum amount based on the Company’s actual performance over the remainder of the existing performance period.

Parent has acknowledged that a “change in control” or “change of control” within the meaning of each benefit plan will occur upon the effective time.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly adopted by our stockholders;

•

(a) the waiting period applicable to the consummation of the merger under the HSR Act having expired or early terminated, (b) all required approvals by the EC and, if applicable, any member state of the European Union have been received, or the waiting period applicable thereunder having expired or early terminated pursuant to applicable law, (c) all approvals, consents and consultations required to consummate the merger pursuant to foreign antitrust laws or other laws in Canada, Israel, Japan (if required as a pre-closing condition of the merger), Taiwan and Turkey have been received, or any applicable waiting period thereunder having expired or early terminated, and (d) except in the event of failure to obtain approval, consent or consultation, or failure of the applicable waiting period to terminate or expire which would not reasonably be likely to have a material adverse effect on Parent and its subsidiaries following the closing and would not subject the parties, any of their subsidiaries or any of their directors, officers or employees to risk of criminal liability, all other approvals, consents and consultations required to consummate the merger pursuant to any other foreign antitrust law or any other law have been received, or any applicable waiting period thereunder having expired or early terminated; and

•

no court or governmental entity of competent jurisdiction has enacted, issued, enforced or entered any law that restrains, enjoins or otherwise prohibits the consummation of the merger or otherwise makes consummation of the merger illegal, which we refer to as an order.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•

our representations and warranties regarding (i) the fair presentation of our financial position in our financial statements, the absence of a Company material adverse effect, and our rights agreement and antitakeover statutes and regulations must be true and correct as of the date of the closing of the merger as if made on and as of such date; (ii) our capitalization, and the absence of preemptive or other similar rights in respect of our and our significant subsidiaries’ equity securities or any debt securities that give its holders the right to vote with our stockholders, swap agreements, and contracts with regard to certain indebtedness of the Company or its subsidiaries must be true and correct in all respects as of the date of the closing of the merger as if made on and as of such date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date) subject to such inaccuracies as do not in the aggregate exceed $35 million; (iii) the receipt by us of the opinions of our financial advisors and the absence of any broker’s or finder’s fees must be true and correct in all material respects as of the date of the closing of the merger as if made on and as of such date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date); and (iv) our other representations and warranties set forth in the merger agreement, and disregarding all qualifications and exceptions relating to materiality or material adverse effect, must be true and correct as of the date of the closing of the merger as if made on and as of such date (or, if given as of a specific date, at and as of such date) except where the failure to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the Company has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

•

the Company has delivered to Parent a certificate signed by an executive officer of the Company certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied; and

•	the Company has delivered to Parent a certificate to the effect that its common stock is not a U.S. real property interest.

Our obligation to effect the merger is subject to the satisfaction or waiver by us at or prior to the effective time of the merger of the following additional conditions:

•

the representations and warranties of Parent set forth in the merger agreement must be true and correct in all material respects as of the date of the closing of the merger as though made on and as of such date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as of such earlier date);

•	each of Parent and Merger Sub has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

•

Parent has delivered to the Company a certificate signed by a senior executive officer of Parent certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied; and

•

Parent has delivered to the Company a solvency certificate substantially similar in form and substance to the solvency certificate to be delivered to the lenders pursuant to the debt commitment letter or any agreements entered into in connection with the debt financing of the merger.

The conditions to each of the parties’ obligations to complete the merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•

the merger has not been consummated by the termination date (but this right to terminate will not be available to a party if the failure to consummate the merger prior to the termination date was primarily due to the failure of such party to perform any of its obligations under the merger agreement);

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•

an order has become final and non-appealable (but this right to terminate will not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, or the order becoming final and non-appealable, was primarily due to the failure of such party to perform its obligations under the merger agreement).

•	by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders (x) our board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, and (y) immediately prior to or concurrently with the termination of the merger agreement (i) we enter into an alternative acquisition agreement with respect to a superior proposal, and (ii) we pay Parent the termination fee discussed under “The Merger Agreement—

Termination Fees” (provided that this right to terminate the merger agreement will not be available to us unless we have complied with our obligations to provide timely written notice to Parent and Merger Sub of our intention to terminate the merger agreement, prior to terminating the merger agreement we negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of the merger agreement as would permit us, consistent with our fiduciary obligations under applicable law, not to terminate the merger agreement, and our board of directors considers in good faith any changes to the merger agreement, the commitment letters and the guarantees offered in writing by Parent in a manner that would form a contract if accepted by the Company and determines that the superior proposal would still constitute a superior proposal if such changes were given effect);

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the closing conditions with respect to our representations and warranties or compliance with our obligations not being satisfied); or

•

the conditions to the obligations of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing should have occurred under the merger agreement and we stood ready and willing to consummate the merger during such period.

•	by Parent, if:

•	our board of directors makes a change of recommendation;

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the representations and warranties of Parent and Merger Sub or compliance with their obligations not being satisfied); or

•

we have materially breached or failed to perform our obligations described under “The Merger Agreement—Solicitation of Acquisition Proposals” above, which breach or failure to perform would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the representations and warranties of Parent and Merger Sub or compliance with their obligations not being satisfied).

Termination Fees

We must pay Parent a termination fee equal to $80 million, if the merger agreement is terminated in connection with an alternative acquisition agreement entered into prior to 12:01 a.m., New York time, on December 21, 2009, or $115 million in all other circumstances, and pay Parent all out-of-pocket fees and expenses incurred by Parent or Merger Sub in connection with the merger agreement or the transactions contemplated therein up to $5 million, if:

•

before adoption of the merger agreement by our stockholders, (x) the merger agreement is terminated due to the occurrence of the termination date or our stockholders not having adopted the merger, (y) there is a bona fide acquisition proposal made after the date of the merger agreement but prior to such termination, which has not been publicly withdrawn prior to such termination or stockholders meeting, as applicable, and (z) within 12 months of such termination, we enter into a definitive agreement with respect to an acquisition proposal for more than 50% of the voting power of the capital stock or more than 50% of the consolidated assets of the Company, and such acquisition proposal is consummated;

•

Parent terminates the merger agreement due to certain material breaches of our obligations described under “The Merger Agreement—Solicitation of Acquisition Proposals” above, which give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods, and within 12 months of such termination, we enter into a definitive agreement with respect to an acquisition proposal for more than 50% of the voting power of the capital stock or more than 50% of the consolidated assets of the Company, and such acquisition proposal is consummated;

•	Parent terminates the merger agreement due to our board of directors having made a change of recommendation; or

•

we terminate the merger agreement after our board of directors has authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal and we enter into an alternative acquisition agreement with respect to a superior proposal.

Parent Fee

Parent must pay us the Parent fee of $275 million, less the sum of amounts paid by Parent with respect to Parent’s liability for certain reimbursement obligations and certain direct expenses incurred by Parent in connection with the financing up to $6 million in the aggregate, in the event we terminate the merger agreement because:

•

there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods; or

•

the conditions to the obligations of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing should have occurred under the merger agreement and we stood ready and willing to consummate the merger on that date.

The guarantors have agreed severally to guarantee the obligation of Parent to pay the Parent fee pursuant to the limited guarantee.

Expenses

The surviving corporation will pay all charges and expenses in connection with the exchange and payment procedures (including those of the paying agent) and receipt of amounts due to equity holders, and Parent will reimburse the surviving corporation for such charges and expenses. All costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense, but Parent will reimburse the Company for 50% of the expenses incurred by the Company in connection with the filing, printing and mailing of this proxy statement, and Parent and Merger Sub will reimburse and indemnify the Company for expenses incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing of the merger and the strategic planning of the Company. Parent’s cumulative liability for reimbursement and any direct expenses incurred by Parent or Merger Sub in connection with its obligations pursuant to the financing covenant in the merger agreement will not exceed $6 million in the aggregate.

Remedies

Our receipt of the Parent fee and certain reimbursement and indemnification payments from Parent, or the guarantee thereof by the guarantors, will, subject to certain rights to equitable relief, including specific performance, described below, be our sole and exclusive remedy against the equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the guarantors, Parent or any stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing for any loss suffered as a result of any breach of any covenant or agreement or the failure of the merger to be consummated.

Parent’s receipt of the termination fee payable by us will, subject to certain rights to equitable relief, including specific performance, described below, be the sole and exclusive remedy of Parent, Merger Sub and the guarantors against the Company, its subsidiaries and any of their respective stockholders, directors, officers, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement by us or the failure of the merger to be consummated.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the fee payable by Parent or Parent be entitled to monetary damages in excess of the amount of the termination fee, and while the Company may pursue both a grant of specific performance and the payment of the fee by Parent, the Company will not be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the fee payable by Parent.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. The merger agreement explicitly allows us to seek specific performance of Parent’s obligation to cause the equity financing for the merger to be funded if (i) all the conditions to the obligations of Parent and Merger Sub to effect the merger described under “The Merger Agreement—Conditions to the Merger” beginning on page [—] have been satisfied (or, with respect to certificates to be delivered at the closing of the merger, are capable of being satisfied upon the closing of the merger) at the time when the closing of the merger would have occurred but for the failure of the equity financing to be funded, (ii) debt financing for the merger has been funded or will be funded if the equity financing is funded at the closing of the merger, and (iii) we irrevocably confirm that if such specific performance is granted and the equity and debt financing are funded then the closing of the merger will occur.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, Parent and the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) our present and former officers and directors against any costs, expenses

(including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such officer’s or director’s service as a director or officer of the Company or its subsidiaries (or services performed at our request) at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated thereby) to the fullest extent permitted by law.

We are required to (and if we are unable to do so, Parent will cause the surviving corporation to), obtain a six-year “tail” policy with respect to the currently existing officers’ and directors’ liability insurance policy and fiduciary liability insurance policy. Such policy must be obtained from an insurance carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. This obligation is subject per each annual premium to a cap of 300% of the annual premium amount we are currently paying.

If we fail to purchase such “tail” policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the effective time of the merger. Parent’s obligation to provide this insurance will be capped per each annual premium at 300% of the annual premium amount we are currently paying. If annual premiums for such coverage exceed the cap, the surviving corporation must obtain a policy with the greatest coverage available for a premium price not exceeding the 300% cap per annum.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Access

Subject to certain exceptions, we will afford Parent and its authorized representatives, potential sources of capital and any rating agencies and prospective lenders and investors reasonable access to the Company and will furnish Parent information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

MARKET PRICE OF COMMON STOCK

The common stock is listed for trading on the NYSE under the symbol “RX”. The table below shows, for the periods indicated, the price range of the common stock, as reported by Bloomberg L.P., and the dividends per share declared during each of the calendar quarters of 2007, 2008 and 2009.

	Common Stock Price		Dividends Declared
	High	Low
2007
Quarter ended March 31	$29.93	$26.35	$.03
Quarter ended June 30	$32.87	$29.33	$.03
Quarter ended September 30	$32.95	$28.13	$.03
Quarter ended December 31	$31.49	$22.25	$.03
2008
Quarter ended March 31	$24.65	$20.87	$.03
Quarter ended June 30	$25.33	$21.97	$.03
Quarter ended September 30	$23.52	$18.11	$.03
Quarter ended December 31	$18.86	$9.87	$.03
2009
Quarter ended March 31	$16.25	$11.20	$.03
Quarter ended June 30	$14.07	$11.90	$.03
Quarter ended September 30	$15.54	$11.83	$.03
Quarter ending December 31 (through November 24, 2009)	$21.66	$14.67	$.03

The closing price of the common stock on the NYSE on October 16, 2009, the last trading day prior to public speculation that the Company was considering its strategic alternatives, was $14.67 per share of common stock and on November 4, 2009, the last trading day prior to the public announcement of the execution of the merger agreement, was $16.81 per share of common stock. On             ,             , the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on the NYSE was $             per share of common stock. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

Our current policy is to provide quarterly cash dividends on your shares of common stock. The terms of the merger agreement allow us to continue to pay a regular quarterly dividend in the ordinary course consistent with past practice in an amount not to exceed $0.03 per share of common stock through the closing of the merger. However, any decision by the board of directors to pay cash dividends prior to completion of the merger will depend on our earnings, financial condition, capital requirements and other factors deemed relevant by the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the number of shares of common stock “beneficially owned” by each of our directors, each nominee for director and each of our named executive officers, consisting of David R. Carlucci, Leslye G. Katz, Kevin C. Knightly and Gilles V.J. Pajot, all of our current directors and executive officers as a group, and each person known to be a beneficial owner of more than five percent of our outstanding stock. “Beneficial ownership” includes shares of common stock that a stockholder has the power to vote or the power to transfer, and also includes common stock options and appreciation rights that were either exercisable at the specified date or will become exercisable within 60 days thereafter and shares of common stock deliverable in connection with stock units. The number of shares deemed to be beneficially owned with respect to a stock appreciation right is the aggregate number of shares subject to such right. Unless otherwise indicated in the footnotes, this information is presented as of November 20, 2009. Percentages are based upon the number of shares of common stock outstanding at November 20, 2009, plus the number of shares of common stock that the indicated person or group had a right to acquire within 60 days after such date and shares of common stock deliverable in connection with stock units.

The table reflects information provided by the directors, nominees, executive officers and beneficial owners of more than five percent of our outstanding common stock. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed, and the beneficial ownership of the person or group does not exceed one percent of the outstanding common stock. Restricted stock units and deferred stock units represent shares subject to restrictions on transferability and, in the case of units, do not have voting rights until settlement at specified future dates. Share figures have been rounded down to whole shares.

Name	Number of Shares and Nature of Ownership(1)
David R. Carlucci	167,206	Direct
	229,812	Restricted/Deferred Stock Units
	728,706	Right to Acquire Within 60 Days by Exercise of Options/Stock Appreciation Rights

1,125,724

Constantine L. Clemente	19,414	Direct
	35,999	Restricted/Deferred Stock Units
	21,000	Right to Acquire Within 60 Days by Exercise of Options

76,413

James D. Edwards	18,825	Direct
	15,086	Restricted/Deferred Stock Units
	21,000	Right to Acquire Within 60 Days by Exercise of Options

54,911

Kathryn E. Giusti	16,467	Direct
	15,086	Restricted/Deferred Stock Units
	21,000	Right to Acquire Within 60 Days by Exercise of Options

52,553

Leslye G. Katz	29,259	Direct
	29,722	Restricted/Deferred Stock Units
	118,765	Right to Acquire Within 60 Days by Exercise of Options/Stock Appreciation Rights

177,746

Kevin C. Knightly	24,263	Direct
	32,577	Restricted/Deferred Stock Units
	155,490	Right to Acquire Within 60 Days by Exercise of Options/Stock Appreciation Rights

212,330

Name	Number of Shares and Nature of Ownership(1)
H. Eugene Lockhart	12,099		Direct
	21,453		Restricted/Deferred Stock Units
	30,224		Right to Acquire Within 60 Days by Exercise of Options

	63,776

Gilles V. J. Pajot	190,165		Direct
	75,109		Restricted/Deferred Stock Units
	512,603		Right to Acquire Within 60 Days by Exercise of Options/Stock Appreciation Rights

	777,877

M. Bernard Puckett	14,589		Direct
	23,505		Restricted/Deferred Stock Units
	30,224		Right to Acquire Within 60 Days by Exercise of Options

	68,318

Bradley T. Sheares	10,810		Restricted/Deferred Stock Units

William C. Van Faasen	25,918		Direct
	19,716		Restricted/Deferred Stock Units
	46,887		Right to Acquire Within 60 Days by Exercise of Options

	92,521

Bret W. Wise	2,000		Direct
	25,318		Restricted/Deferred Stock Units

	27,318

	583,492		Direct
All Current Directors and Executive Officers as a Group (19 in number)	647,967		Restricted/Deferred Stock Units
	2,239,324		Right to Acquire Within 60 Days by Exercise of Options/Stock Appreciation Rights

	3,470,783	(2)

Barclays Global Investors, NA 400 Howard Street San Francisco, California 94105	17,082,292	(3)

Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900 Chicago, Illinois 60601	15,350,013	(4)

FMR, LLC 82 Devonshire Street Boston, Massachusetts 02109	14,215,143	(5)

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	9,475,600	(6)

(1)	No director or named executive officer listed in the table pledged as of the record date any shares of common stock of the company as security.
(2)	Represents 1.87% of the outstanding common stock as of November 20, 2009.
(3)	Represents 9.35% of the outstanding common stock at November 20, 2009. The information concerning Barclays Global Investors, N.A., or Barclays, was obtained from a Schedule 13G filed with the SEC on February 6, 2009, reporting beneficial ownership at December 31, 2008. Barclays filed the Schedule 13G together with seven apparently affiliated companies, indicating that Barclays and one other of the filing entities was a bank, one other filing entity was an Investment Adviser and five were non-U.S. institutions. This Schedule 13G reported, in the aggregate, sole voting power over 14,552,359 shares and sole dispositive power over 17,082,292 shares, with Barclays itself having aggregate beneficial ownership of 12,259,367 shares, including sole voting power over 2,207,040 shares and sole dispositive power over 2,218,391 shares.

(4)	Represents 8.41% of the outstanding common stock at November 20, 2009. The information concerning Ariel Investments, LLC, or Ariel, was obtained from a Schedule 13G/A filed with the SEC on February 13, 2009, reporting beneficial ownership at December 31, 2008. This Schedule 13G/A reported that Ariel had sole voting power over 13,558,303 shares and sole dispositive power over 15,342,468 shares.
(5)	Represents 7.78% of the outstanding common stock at November 20, 2009. The information concerning FMR LLC, or FMR, and related entities was obtained from a Schedule 13G/A filed with the SEC on February 16, 2009, reporting beneficial ownership at December 31, 2008. FMR filed the Schedule 13G/A together with its wholly owned subsidiary, Fidelity Management & Research Company, or Fidelity, and Edward C. Johnson, III, Chairman and a principal shareholder of FMR. This Schedule 13G/A reported that FMR had sole voting power over 10,843 shares of common stock and sole dispositive power over 14,215,143 shares of common stock. It also reported that Fidelity, a registered investment advisor, beneficially owned 14,105,050 shares of common stock, as a result of acting as investment adviser to various registered investment companies, which we refer to as the Funds. This Schedule 13G/A reported that Mr. Johnson and FMR, through its control of Fidelity and the funds, each has sole dispositive power over the 14,105,050 shares. Voting power with respect to such shares resides with the respective Boards of Trustees of each of the Funds. FMR further reported that Strategic Advisers, Inc., or Strategic, a wholly owned subsidiary of FMR and a registered investment adviser, beneficially owned 75 shares of common stock, as a result of providing investment advisory services to individuals, and that FMR’s beneficial ownership of common stock includes such 75 shares. FMR also reported that Pyramis Global Advisors Trust Company, or PGATC, an indirect wholly owned subsidiary of FMR and a bank, is the beneficial owner of 110,018 shares of common stock, as a result of service as investment manager of institutional accounts. This Schedule 13G/A reported that Mr. Johnson and FMR, through its control of PGATC, each had sole dispositive power over, and sole power to vote or direct the voting of, the 110,018 shares of common stock owned by such institutional accounts.
(6)	Represents 5.19% of the outstanding common stock at November 20, 2009. The information concerning Wellington Management Company, LLP, or Wellington Management, was obtained from a Schedule 13G/A filed with the SEC on February 17, 2009, reporting beneficial ownership at December 31, 2008. This Schedule 13G/A reported that Wellington Management had shared voting power over 917,900 shares and shared dispositive power over 9,475,600 shares.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of the Company’s common stock and to receive payment in cash for the fair value of your Company’s common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of common stock as determined by the Court of Chancery may be more or less than, or the same as, the $22.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of common stock, you must satisfy each of the following conditions:

You must deliver to the Company a written demand for appraisal of your shares of common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of the Company’s common stock who intends to demand appraisal of his, her or its shares of common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock. A holder of shares of the Company’s common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to IMS Health Incorporated, Attention: Corporate Secretary, 901 Main Avenue, Suite 612, Norwalk, Connecticut 06851, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock.

To be effective, a demand for appraisal by a stockholder of the Company’s common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of the Company’s common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of the Company’s common stock by delivering to the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of the Company’s common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $22.00 per share cash payment (without interest) for his, her or its shares of the Company’s common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, the common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the common stock.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2010 annual meeting of stockholders. If the merger is not consummated, any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement (and form of proxy) for presentation at our 2010 annual meeting of stockholders, the proposal must be received by us, marked to the attention of Harvey A. Ashman, Corporate Secretary, at our principal executive offices by November 27, 2009. As the rules of the SEC make clear, merely submitting a proposal does not guarantee its inclusion.

Under our bylaws, and as permitted by SEC rules, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of IMS at 901 Main Avenue, Norwalk, Connecticut 06851. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2010 annual meeting no earlier than January 31, 2010, and no later than February 20, 2010.

If, however, the date of our 2010 annual meeting is advanced more than 20 days, or delayed more than 70 days, from May 1, 2010, we must receive notice no earlier than 90 days prior to the 2010 annual meeting date and no later than the close of business (i) 70 days prior to the 2010 annual meeting date, or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made, whichever is later.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.imshealth.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (filed with the SEC on February 27, 2009);

•

Quarterly Reports filed on Form 10-Q for the fiscal quarter ended March 31, 2009 (filed with the SEC on May 1, 2009); for the fiscal quarter ended June 30, 2009 (filed with the SEC on July 31, 2009); and for the fiscal quarter ended September 30, 2009 (filed with the SEC on October 30, 2009);

•

Current Reports filed on Form 8-K filed with the SEC on March 10, 2009, April 23, 2009 (with disclosure under item 5.02), May 5, 2009, May 12, 2009, July 1, 2009, July 23, 2009 (as to Item 2.05 only), on July 28, 2009, October 1, 2009, November 5, 2009 and November 9, 2009; and

•	Definitive Proxy Statement for our 2009 Annual Meeting filed with the SEC on March 27, 2009.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to IMS Health Incorporated, Attn: Investor Relations, 901 Main Avenue, Norwalk, Connecticut 06851, Telephone (203) 845-5200, on the Investors page of our corporate website at www.imshealth.com; or from our proxy solicitor, Innisfree M&A Incorporated (toll-free at (888) 750-5835 (banks and brokers call collect at (212) 750-5833); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED     ,                 . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

Among

IMS HEALTH INCORPORATED,

HEALTHCARE TECHNOLOGY HOLDINGS, INC.

and

HEALTHCARE TECHNOLOGY ACQUISITION, INC.

Dated as of November 5, 2009

Page

ARTICLE I

The Merger; Closing; Effective Time

1.1.	The Merger	A-1
1.2.	Closing	A-1
1.3.	Effective Time	A-1

ARTICLE II

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1.	The Certificate of Incorporation	A-3
2.2.	The Bylaws	A-3

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1.	Directors	A-3
3.2.	Officers	A-3

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.	Effect on Capital Stock	A-4
4.2.	Payment	A-5
4.3.	Treatment of Stock Plans	A-7
4.4.	Adjustments to Prevent Dilution	A-7

ARTICLE V

Representations and Warranties

5.1.	Representations and Warranties of the Company	A-9
5.2.	Representations and Warranties of Parent and Merger Sub	A-28

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of November 5, 2009, among IMS Health Incorporated, a Delaware corporation (the “Company”), Healthcare Technology Holdings, Inc., a Delaware corporation (“Parent”), and Healthcare Technology Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a committee of the Company Board consisting only of independent directors of the Company (the “Transaction Committee”), and the respective boards of directors of Parent and Merger Sub have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, TPG Partners V, L.P., TPG Partners VI, L.P. and CPP Investment Board Private Holdings Inc. (the “Guarantors”) are each entering into a limited guarantee in favor of the Company (the “Guarantee”) pursuant to which the Guarantors are severally guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (New York time) on the second business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any business day before or during the Marketing Period as may be specified by Parent on no less than three business days’ prior notice to the Company and (b) the final day of the Marketing Period, or such other date, time, or place as agreed to in writing by the parties hereto. For purposes of this Agreement, (a) the term “business day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, (b) the term “Marketing Period” shall mean the first period of 35 consecutive days after the date of this Agreement, beginning on the later of (i) delivery of the Required Bank Information (together with the authorization letter referred to in Section 6.14(b)(viii)) and (ii) 14 days after the date of the later of the meetings with Moody’s Investor Services and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation with respect to the debt facilities contemplated by the Debt Commitment Letter, throughout which (i) Parent shall have the Required Bank Information and (ii) the conditions set forth in Section 7.1 have been satisfied (other than conditions that by their nature can only be satisfied at Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 35-day period; provided that the days from and including November 23, 2009 to and including November 27, 2009 shall not be included in determining such 35-day requirement; provided, further, that if the Marketing Period has not ended on or prior to December 18, 2009, the Marketing Period shall commence no earlier than January 5, 2010; provided, further, that if the Company shall in good faith reasonably believe it has delivered the Required Bank Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Bank Information and, within four business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Bank Information the Company has not delivered); and provided, further, that the “Marketing Period” shall be deemed not to have commenced if, prior to the completion of such 35-day period, any of the following events shall have occurred: (i) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company Reports, (ii) the Company shall have publicly announced any intention to restate any material financial information included in the Required Bank Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed and the Company Reports have been amended or the Company has determined that no restatement shall be required, or (iii) the Company shall have been delinquent in filing any material report with the SEC required under the Exchange Act, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such delinquency is cured; and provided, further, however, that, notwithstanding any of the foregoing, if the financial statements included in the Required Bank

Information that are available to Parent and Merger Sub on the first day of any such 35-day period would be required to be updated pursuant to Rule 3-12 of Regulation S-X on any day during such 35-day period if a registration statement using such financial statements were to be filed with the SEC on such date, then a new 35-day period shall commence; it being understood and agreed that on and after February 12, 2010, the Marketing Period shall be deemed not to commence unless the Company has delivered to Parent and Merger Sub audited consolidated financial statements of the Company and its Subsidiaries as at and for the fiscal year ended on December 31, 2009 of the type otherwise required in the Required Bank Information.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the office of the Secretary of State of the State of Delaware or at such later date as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Corporation

2.1. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to be in the form of (except with respect to the name of the Company) the certificate of incorporation of Merger Sub, until thereafter amended as provided therein or by applicable Law (subject to Section 6.11).

2.2. The Bylaws. At the Effective Time, the bylaws of the Surviving Corporation (the “Bylaws”) shall be amended in their entirety to be in the form of (except with respect to the name of the Company) the bylaws of Merger Sub, until thereafter amended as provided therein or by applicable Law (subject to Section 6.11).

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors. The parties hereto shall take, and cause to be taken, all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Except as provided in Section 4.1(d), each share (a “Share” or, collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, and in each case not held on behalf of third parties, and (ii) Shares (the “Dissenting Shares”) that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Shares (each Share referred to in clause (i) or clause (ii) above being an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive $22.00 in cash (the “Per Share Merger Consideration”), without interest. Except as provided in Section 4.1(d), at the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration multiplied by the number of such Shares, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share referred to in Section 4.1(a)(i) or 4.1(a)(ii), by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment to which reference is made in Section 4.2(f) with respect to such Dissenting Shares. As used in this Article IV, the term “Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Shares Owned by Subsidiaries. Any Share owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Per Share Merger Consideration and shall, at the election of Parent, either: (i) convert into one share of a class of stock of the Surviving Corporation designated by Parent in connection with the Merger, or (ii) be treated as an Excluded Share pursuant to Sections 4.1(a) and (b) hereof.

4.2. Payment.

(a) Paying Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the Record Holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make the aggregate payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). If a Dissenting Stockholder effectively withdraws its demand for, or loses its, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (i) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or lost its, appraisal rights pursuant to Section 262 of the DGCL and (ii) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such aggregate payments under Section 4.1(a).

(b) Payment Procedures.

(i) Letter of Transmittal. Promptly (and in any event within two business days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Record Holder of Shares (other than Excluded Shares to the extent such Record Holder does not also hold Shares that are not Excluded Shares) a letter of transmittal for use in collecting the amount to which such Record Holder is entitled as a result of the Merger, such letter of transmittal to be in such customary form as Parent and the Company may reasonably agree.

(ii) Payment for Shares. Upon delivery of such letter of transmittal by any Record Holder of Shares (other than Excluded Shares), duly completed and signed in accordance with its instructions, and surrender of the Certificate (if any) that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu thereof as provided in Section 4.2(e)), such Record Holder shall be entitled to receive a cash amount in immediately available funds equal to the number of such Shares multiplied by the Per Share Merger Consideration, and, if applicable, the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable as provided above. Risk of loss of and title to any Certificate will pass only upon proper delivery as provided above. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii) Special Payment Procedures for DTC. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (x) if the Closing occurs at or prior to 11:30 am (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Per Share Merger Consideration (such amount, the “DTC Payment”), and (y) if the Closing occurs after 11:30 am (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Person presents to the Surviving Corporation, Parent or Paying Agent any Certificates or any transfer instructions relating to Shares cancelled in the Merger, such Person shall be given a copy of the letter of transmittal referred to in Section 4.2(b)(i) and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such Person is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration for such Shares upon compliance with the instructions in the form of letter of transmittal referred to in Section 4.2(b)(i), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount equal to the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Dissenting Shares. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL with respect to such Dissenting Shares. Unless and until a Dissenting Stockholder shall have effectively withdrawn or lost such Dissenting Stockholder’s right to appraisal under the DGCL with respect to Dissenting Shares, such Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal by Company stockholders under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of Shares cancelled in the Merger such amounts as it reasonably believes it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Record Holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

4.3. Treatment of Stock Plans.

(a) Options. Except as otherwise agreed by Parent and the holder thereof, at the Effective Time, each outstanding option to purchase Shares (a “Company Option”) granted under a Stock Plan, shall fully vest and be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option immediately prior to the Effective Time times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Stock Appreciation Rights. Except as otherwise agreed by Parent and the holder thereof, at the Effective Time, each outstanding stock appreciation right (a “Company SAR”) granted under a Stock Plan shall fully vest and be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to the Company SAR immediately prior to the Effective Time times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company SAR, less applicable Taxes required to be withheld with respect to such payment.

(c) Performance Restricted Stock Units. At the Effective Time, each outstanding performance restricted stock unit (a “Performance RSU”) granted under a Stock Plan, shall, except as otherwise provided in Section 6.1(f) of this Agreement, fully vest and shall entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to such Performance RSU immediately prior to the Effective Time assuming target levels of achievement under the respective award agreement and Stock Plans times (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(d) Restricted Stock Units. At the Effective Time, each outstanding restricted stock unit granted under a Stock Plan, other than the Performance RSUs, (a “RSU”) shall, except as otherwise provided in Section 6.1(e) of this Agreement, fully vest and be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time in which case, it shall be paid in accordance with Section 4.3(e) below), an amount in cash equal to the product of (x) the total number of Shares subject to such RSU immediately prior to the Effective Time times (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(e) Company Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans, other than Company Options, Performance RSUs, RSUs and Company SARs (the “Company Awards”), shall fully vest and be converted into a right to receive an amount in cash equal to the product of (x) the total number of Shares subject to such Company Award immediately prior to the Effective Time (and, to the extent applicable, assuming target levels of achievement under the respective award agreement and the Stock Plan) times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceeds a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment. Payment of Company Awards shall be made in accordance with the terms of the applicable Stock Plan.

(f) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the human resources committee of the Company Board, as applicable, shall adopt resolutions to implement the provisions of Sections 4.3(a)-(e). As of the Effective Time, the Company shall take all actions necessary and appropriate to terminate all Stock Plans and to ensure that all equity and equity-based awards granted under any Stock Plan shall be cancelled or terminated and that, except as otherwise agreed by Parent and the holder of any such award, such holder shall have the right only to receive a cash payment based on the Per Share Merger Consideration and determined and calculated as provided for in this Section 4.3; it being understood that nothing in this Section 4.3(f) shall affect Section 6.9(g) of this Agreement with respect to permitting participants in the Company’s Long Term Incentive Program to earn cash awards up to the maximum amount under such program. Provided further that, if Company Options granted under the Rules of the IMS Health Incorporated 2001 Inland Revenue Approved Sub-Plan for United Kingdom Employees (Amendments adopted by the Company on 14 July 2003) cannot be terminated in accordance with their terms at the Effective Time, the Company shall, prior to the Effective Time, take all actions reasonably required so that each such Company Option shall only entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option immediately prior to the Effective Time, times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable taxes required to be withheld with respect to such payment.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined in Section 5.1(e), but (A) excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward looking statements of risk that do not contain a reasonable level of detail about the risks of which the statements warn, and (B) for purposes of the representations made in subsections (f)(ii), (h) and (s) of this Section 5.1, excluding any exhibits to such Company Reports) filed with the Securities and Exchange Commission (the “SEC”) on or after January 1, 2007 (provided, that nothing disclosed in such Company Reports will be treated as a modification or qualification of the representations made in Sections 5.1(b)(i), 5.1(r), or 5.1(s)(i)(F)) and prior to the date of this Agreement or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification; Subsidiaries.

(i) Each of the Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation (with respect to jurisdictions that recognize the concept of good standing) or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, qualified, in good standing or to have such power or authority, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (as defined below).

(ii) The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and by-laws, each as amended to the date of this Agreement, and each as so delivered in full force and effect.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii) “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and (iv) “Company Material Adverse Effect” means a change, event or occurrence that has a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) any changes, events, occurrences or effects generally affecting (A) any industry in which the Company and its Subsidiaries operate or in which the products or services of the Company and its Subsidiaries are used or distributed or (B) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or

(ii) any changes, events, occurrences or effects, arising out of, resulting from or attributable to (A) changes or prospective changes in Law, in applicable regulations of any Governmental Entity, in generally accepted accounting principles or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement, (C) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any action taken by the Company or its Subsidiaries that is required by this Agreement or taken at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (F) any change in the Company’s credit ratings, (G) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, (H) any decline in the market price, or change in trading volume, of any capital stock of the Company, or (I) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position;

provided, further, however, that changes, events, occurrences or effects set forth in clause (i)(A), (ii)(A), (ii)(C) and (ii)(D) above may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent such changes, events, occurrences or effects have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate; provided, further, however, that the exceptions in clauses (ii)(F), (ii)(H) and (ii)(I) above shall not prevent or otherwise affect a determination that the underlying cause of any decline, change or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (i) and clauses (ii)(A) through (I) above) is a Company Material Adverse Effect.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of (A) 800,000,000 shares of Common Stock, (B) 10,000,000 shares of series common stock, par value $0.01 per share (the “Series Common Stock”), and (C) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on September 30, 2009, (A) 182,441,209 shares of Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights, (B) no shares of Series Common Stock were outstanding or reserved for issuance, (C) no shares of Preferred Stock were outstanding and 500,000 shares of Preferred Stock were reserved for issuance, (D) 152,604,181 shares of Common Stock were held by the Company in its treasury, (E) 11,564,375 shares of Common Stock were reserved for issuance pursuant to outstanding Company Options and Company SARs under the Stock Plans, (F) 5,079,234 RSUs were credited to participants under their accounts under the Stock Plans, including RSUs attributable to the cash-denominated awards to be issued under the Company Performance Restricted Stock Incentive Plan (“PERS awards”) with respect to 2009 and awards under the Company Long-Term Incentive Program and (G) 35,863 deferred share units were credited to participants under their accounts under the Stock Plans. Other than 28,965,099 Shares reserved for issuance under the Stock Plans, the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Schedule contains a correct and complete list, as of September 30, 2009, of Company Options, Performance RSUs, RSUs, Company SARs and other Company Awards issued under the Stock Plans, including the type of award (in the case of Company Awards), holder, date of grant, number of Shares and, where applicable, exercise price. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is or, in the case of those Subsidiaries of the Company that are not Significant Subsidiaries, for such failures that do not have and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, duly authorized, validly issued, fully paid and nonassessable and, except for directors’ qualifying shares (or a nominal amount of shares held pursuant to similar requirements in various jurisdictions), owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim, option to purchase or otherwise acquire any interest or other encumbrance except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended (the “Securities Act”), and other applicable securities Laws (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Significant Subsidiaries to issue or sell or make payments based on the value of any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Since September 30, 2009, except as set forth in this paragraph, the Company has not (1) issued any securities, other than or pursuant to (A) Company Options, Performance RSUs, RSUs, Company SARs and other Company Awards referred to above, that were outstanding as of September 30, 2009, (B) the Employee Stock Purchase Plan and (C) distribution of deferred shares, referred to above, or (2)

established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its Capital Stock. For purposes of this Agreement, “Stock Plans” mean the 1998 Employees’ Stock Incentive Plan, the 2000 Stock Incentive Plan, the 1998 Non-Employees Directors’ Stock Incentive Plan, the Non-Employee Director’s Deferred Compensation Plan, the 1998 Employees’ Stock Purchase Plan, Rules of the IMS Health Incorporated 2001 Inland Revenue Approved Sub-Plan for United Kingdom Employees (Amendments adopted by the Company on 14 July 2003; Approved by the Inland Revenue on 7 August 2003) and Rules of the 1998 IMS Health Employees’ Stock Incentive Plan for the Grant of Restricted Stock Units to Participants in France (Effective as of August 8, 2007).

(ii) Section 5.1(b)(ii) of the Company Disclosure Schedule sets forth (x) a list of all Subsidiaries of the Company that are not, directly or indirectly, wholly-owned, beneficially and of record, by the Company (except for directors’ qualifying shares or a nominal amount of shares held pursuant to similar requirements in various jurisdictions), and the ownership percentage of each such Subsidiary owned by the Company and/or any of its Subsidiaries and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

(iii) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (B) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant, (C) has a grant date identical to the date on which the Company Board or human resources committee actually awarded such Company Option, and (D) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Reports, respectively.

(c) Corporate Authority and Approval.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to, assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(k) are true and correct, adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) Each of the Transaction Committee and the Company Board has unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and the Company Board has approved this Agreement and the Merger and the other transactions contemplated hereby and has resolved, subject to Section 6.2, to recommend adoption of this Agreement to the holders of Shares (such recommendation, including the recommendation of the Transaction Committee, the “Company Recommendation”). The Company Board has directed that this Agreement be submitted to the holders of Shares for their adoption. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(k) are true and correct, the only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Requisite Company Vote.

(d) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of this Agreement by the Company does not and will not: (A) conflict with or violate the certificate of incorporation or by-laws of the Company; (B) conflict with or violate the certificate of incorporation, by-laws or comparable governing documents of any of the Subsidiaries of the Company except, in the case of those Subsidiaries of the Company that are not Significant Subsidiaries, as does not have and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect or (C) assuming that the Requisite Company Vote is obtained and all consents, approvals, authorizations, declarations and permits contemplated by clauses (A) through (H) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, result in any breach or violation of, or constitute a default (or an event which with or without notice, lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any breach or violation of, a termination or right of termination, acceleration or other alteration in the rights under, any material note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation not otherwise terminable by either party on 90 days’ or less notice (each a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (C) above, for any such conflict, violation, breach, termination, default, acceleration, loss, alteration or other occurrence that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), except for: (A) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; (B) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder; (C) the applicable requirements of the New York Stock Exchange (the “NYSE”); (D) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; (E) the filing with the European Commission of a merger notification in accordance with Council Regulation (EC) 139/2004, the E.C. Merger Regulation (the “ECMR”); (F) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR, (G) the applicable requirements of antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States (collectively, “Foreign Antitrust Laws”); and (H) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act from January 1, 2007 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports, including any applicable accounting requirements. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, none of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(ii) Since the Applicable Date, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) Except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) the Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge (as defined below) of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) Each of the condensed consolidated statements of financial position included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the condensed consolidated financial position of the Company and its Subsidiaries as of its date and each of the condensed consolidated statements of income and condensed consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the net income and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes.

(i) Since December 31, 2008, the Company and its Subsidiaries have conducted their respective businesses in all material respects only, and have not engaged in any material transaction other than, in accordance with the ordinary course of these businesses consistent with past practice, except in connection with this Agreement and the transactions contemplated herein.

(ii) Since December 31, 2008, there has not occurred any Company Material Adverse Effect or any changes, events, circumstances or developments that would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Litigation; Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement. None of the Company or any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g) of the Company Disclosure Schedule.

(ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a condensed consolidated statement of financial position of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (A) set forth or reflected or reserved against in the Company’s condensed consolidated statements of financial position as of December 31, 2008 or September 30, 2009, including the notes thereto, included in the Company Reports, (B) incurred in the ordinary course of business since December 31, 2008, (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, or (D) that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(h) Employee Benefits. (i) All material benefit and compensation plans, contracts, policies, programs, arrangements or agreements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company and its Subsidiaries or under or with respect to which the Company or its Subsidiaries has any liability including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, retirement or post-retirement, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans and forms of employment, consulting or other individual agreements (or to the extent that no such forms of agreement exists or that individual agreements deviate from such form, individual employment, consulting and other agreements) (collectively, the “Benefit Plans”), other than Benefit Plans that are mandatory under applicable Law or Benefit Plans that are maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to collectively as “Non-U.S. Benefit Plans”), are listed on Section 5.1(h)(i) of the Company Disclosure Schedule, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office or a favorable determination letter as to its qualification status has been separately identified. The Company has made available to Parent a true and complete copy of the most recent determination letter received with respect to each such Benefit Plan. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Schedule have been made available to Parent.

(ii) To the Knowledge of the Company, each Benefit Plan, other than Non-U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”) is in material compliance with its terms and with ERISA, the Code and other applicable Laws. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or has applied to the IRS for such favorable determination letter under Section 401(b) of the Code within the applicable remedial amendment period, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such ERISA Plan under Section 401(a) of the Code. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(iii) No U.S. Benefit Plan is a “Multiemployer Plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company, any of its subsidiaries nor any member of their “ERISA Affiliates” (as defined below) has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan that would reasonably be likely to have a Company Material Adverse Effect.

(iv) Neither the Company nor any of its Subsidiaries has or is reasonably expected to incur any material liability under Subtitle C or D of Title IV of ERISA (as defined below) with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).

(v) As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Benefit Plans, other than routine claims for benefits. Neither the Company nor any of its Subsidiaries has any material obligations for retiree health and life benefits under any Benefit Plan.

(vi) Neither the execution of this Agreement, the approval of the Merger by the stockholders of the Company nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event (s)) will (A) entitle any Employee to severance pay or any material increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of the Company to merge, amend or terminate any of the Benefit Plans, or (D) shall constitute a triggering event under any Benefit Plan which would result in any material payment which would constitute an “excess parachute payment” (as such term is defined in Code Section 280G(b)(1)) to any present or former employee, director, agent, consultant or independent contractor of the Company or any of its Subsidiaries. Section 5.1(h)(vi) of the Company Disclosure Schedule sets forth a good faith estimate of the amount of (by Benefit Plan, type of agreement or type of payment) contributions required to be made as a result of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the transactions contemplated by this Agreement into any rabbi trust.

(vii) To the Knowledge of the Company, neither the trustees of any Foreign Pension Plan (as defined below) located in the United Kingdom nor The Pensions Regulator (as defined in the Pensions Act of 2004, as amended, the “The Pensions Regulator”) have initiated any contribution notice or other proceeding, or asserted any rights to a financial support direction or notified the Company of its intent to issue a contribution notice or financial support direction or renegotiate an existing funding agreement with respect to such Foreign Pension Plan, and, to the Knowledge of the Company, there are no disputes and no reason to believe that agreement will not be reached on a mutually acceptable basis between the trustees and the Company in relation to any schedule of contributions, recovery plan or statement of funding principles in relation to any actuarial valuation which may currently be under consideration without recourse to the Pensions Regulator. For purposes of this Agreement, “Foreign Pension Plan” means a Benefit Plan that is a defined benefit pension plan with respect to employees located outside of the United States.

(viii) With respect to each Foreign Pension Plan, (A) if required to be funded, the assets of each such Foreign Pension Plan are sufficient under applicable local Law to provide for the payment of such benefits in full, or (B) if not required to be funded, the book reserves (determined in accordance with GAAP) are sufficient to provide for the payment of benefits, except, in each case, as would not be reasonably expected to have a Company Material Adverse Effect. With respect to any Foreign Pension Plan, the consummation of the transactions contemplated by this Agreement will not give rise to a material liability or obligation to the Company or its Subsidiaries to make any contributions to such Foreign Pension Plan or otherwise increase or accelerate any material liabilities under any such plan or, to the Knowledge of the Company, be likely to cause the trustees of any such Foreign Pension Plan to materially change or alter their investment policy.

(ix) Each Non-U.S. Benefit Plan complies in all material respects with applicable Law. All material Non-U.S. Benefit Plans are listed on Schedule 5.1(h)(ix) of the Company Disclosure Schedule.

(x) The Company has provided Parent copies of all material written terms of each collective bargaining, works council or other labor union contract to which the

Company or any of its Subsidiaries is a party related to employees located in the United States, the United Kingdom or Germany that contain notice or consent requirements in connection with the transactions contemplated by this Agreement. Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement); (ii) to the Knowledge of the Company, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or, to the Knowledge of the Company, any of its Subsidiaries; (iv) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage in the United States against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries; (v) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity and (vi) the Company has complied with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) and other Laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements.

(i) Compliance.

(i) The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity, including the Sarbanes-Oxley Act, the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated under Title II, Subtitle F - Administrative Simplification thereof (“HIPAA”) and the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”) and, where applicable, any anti-bribery / corruption legislation enacted by the Governmental Entity of a jurisdiction in which the Company or any of its Subsidiaries currently has material operations (“Anti-Bribery Act”) (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(ii) Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company: (A) does not itself and does not permit or assist any third party to violate the rights of any person or entity, or the contractual obligations of the Company or any Subsidiary, with respect to confidential, personally identifiable or personal health information, including all rights (x) provided under applicable U.S., state and foreign Laws (including HIPAA), and (y) under contractual agreements and policies binding upon the Company or a Subsidiary and (z) that relate to the obtaining, storing, using or transmitting of confidential, personally identifiable, prescriber identifiable or personal health information of any type (collectively, (x), (y), and (z), “Privacy Rights”); and (B) has implemented reasonable technical, physical, and administrative safeguards necessary to protect the privacy, confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper use, access or disclosure. There have been no breaches of either the data privacy policies or the system and data security policies of the Company or any Subsidiary and the Company has not experienced any data breach that would violate the Privacy Rights of any Person or any Laws, except, in each case, for those which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(iii) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, (A) none of the Company, its Subsidiaries or their respective employees and representatives have (1) used any corporate, Company (and/or Subsidiary) funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (2) made any direct or indirect unlawful payment to any foreign or domestic government employee or official from corporate funds; or (3) violated any provision of the FCPA or any Anti-Bribery Acts; (B) the Company and its Subsidiaries make and keep books, records, and accounts that accurately and fairly reflect transactions and the distribution of the Company’s and the Subsidiaries’ assets, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the FCPA; and (C) the Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA and / or any Anti-Bribery Acts will be prevented, detected and deterred.

(j) Rights Agreement; Takeover Statutes.

(i) The Company does not have any outstanding rights under the Rights Agreement between the Company and First Chicago Trust Company of New York dated June 15, 1998, as amended, or any similar rights or “poison pills” other than any such rights or “poison pills” that provide for expiration of such rights (without payment of any consideration by the Company, any Company Subsidiary, Parent or Merger Sub) immediately prior to the Effective Time.

(ii) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) (“Takeover Statutes”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representations and warranties set forth in Section 5.2(k), the approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL.

(k) Environmental Matters.

(i) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries are in compliance with applicable Environmental Laws; (B) to the Knowledge of the Company, the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted; (C) neither the Company nor any Subsidiary has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law during the two years preceding the date of this Agreement; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any Subsidiary with any Environmental Law.

(ii) Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(k), the second sentence of Section 5.1(e)(i), and Section 5.1(e)(iv) constitute the sole representations and warranties of the Company relating to any Environmental Law or Hazardous Substance.

As used herein, the term “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (A) concerning the protection of the environment, (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances, in each case as presently in effect.

As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including petroleum and any derivative or by-products thereof.

(l) Taxes. (i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are correct, complete and accurate, except in each case where such failures to so prepare or file Tax Returns, or the failure of such filed Tax Returns to be correct, complete and accurate individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; (B) have timely paid all Taxes that are required to be paid or withheld and paid over to the appropriate Tax authority all Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except where such failure to so pay, withhold or remit, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; and (C) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.

(ii) As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes or Tax matters to which the Company is a party, which (if determined adversely) would reasonably be likely to have a Company Material Adverse Effect. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in the Company Reports. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2008, 2007, and 2006.

(iii) Neither the Company nor any of its Subsidiaries has made any compensatory payments or has been or is a party to any compensatory agreement, contract, arrangement, or plan that provides for material compensatory payments in 2008 or 2009 that were not deductible or could reasonably be expected to be nondeductible under Code section 162(m). The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was intended to be governed by Section 355 of the Code. Neither the Company nor any of its Subsidiaries has entered into any transaction defined under Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4) of the Treasury Regulations promulgated under the Code.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, escheat obligation, ad valorem, property, withholding, excise, production, value added, transfer, license, estimated, occupancy and other taxes, duties, fees, charges or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, claims for refund, statements, estimates information returns and other similar documents) required to be supplied to a Tax authority relating to Taxes, including any amendment thereof.

(m) Intellectual Property.

(i) Section 5.1(m)(i) of the Company Disclosure Schedule sets forth a list of all material patents, patent applications, registered copyrights, registered marks (including trademarks and service marks, to the extent registered), applications to register marks and registered domain names, in each case that are owned or purported to be owned by the Company and its Subsidiaries (collectively, the “Registered Intellectual Property”). The Company or a Subsidiary is the sole and exclusive owner of the Registered Intellectual Property, and the Registered Intellectual Property is not subject to any Lien other than Permitted Liens. To the Knowledge of the Company, each item of Registered Intellectual Property is valid and enforceable, and is not being misappropriated, violated, or infringed by any third party in a manner that would have a Company Material Adverse Effect.

(ii) Except as would not have a Company Material Adverse Effect: (A) the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property”); (B) no claims are pending or, to the Knowledge of the Company, threatened, alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property; (C) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person; and (D) the Company and/or its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve any Intellectual Property owned by the Company or its Subsidiaries, including requiring, through signed written agreement or binding employment policy, all persons who receive trade secret or confidential or proprietary data or information of the Company or a Subsidiary not to disclose such trade secrets, data or information to any third party, and not to use such trade secrets, data or information for any purpose other than the purposes of the Company and its Subsidiaries.

As used in this Agreement, the term “Intellectual Property” means all intellectual property rights of any type or nature recognized by law, however, denominated, throughout the world, including, without limitation, such intellectual property rights in trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, the goodwill in any of the foregoing; works of authorship, registered and unregistered copyrights, software, data, databases; technology, inventions, trade secrets, patents and patent applications; and rights of privacy and publicity.

(n) Insurance. All material insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to such Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(o) Opinion of Financial Advisors; Brokers.

(i) Foros Securities LLC and Lazard Frères & Co. LLC have each delivered to the Transaction Committee and Deutsche Bank Securities Inc. has delivered to the Company Board, in each case, its written opinion that, as of the date thereof, subject to the various assumptions and qualifications set forth therein, the Per Share Merger Consideration to be received by holders (other than Parent and its Affiliates) of Shares is fair, from a financial point of view, to such holders.

(ii) No broker, finder, financial advisor or investment banker (other than Deutsche Bank Securities Inc., Lazard Frères & Co. LLC and Foros Securities LLC) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

(p) Properties.

(i) Except in any such case as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company or its applicable Subsidiary has good and valid title to each parcel of real property and all personal property purported to be owned by the Company or any of its Subsidiaries, free and clear of all Liens, other than Permitted Liens.

(ii) Except in any such case as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company or its applicable Subsidiary holds good and valid leasehold interests in the real property and personal property purported to be leased or subleased by the Company or any of its Subsidiaries, free and clear of all Liens, other than Permitted Liens, and (A) all leases under which the Company or any of its Subsidiaries lease any real property are valid and in full force and effect against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and (B) there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

As used in this Agreement the term “Permitted Liens” means: (A) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (provided that such liens and restrictions were incurred prior to the date hereof and do not, individually or in the aggregate, materially interfere with the use of such real property or the Company’s or its Subsidiaries’ operation of their respective businesses as currently operated or otherwise materially and adversely impair the Company’s current business operations at such location); (B) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice; (C) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings; (D) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings; (E) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (F) gaps in the chain of title evident from the records of the relevant Governmental Entity maintaining such records; (G) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries; and (H) Liens set forth on Section 5.1(p) of the Company Disclosure Schedule, with respect to the Indebtedness of the Company or its Subsidiaries in existence as of the date hereof, in each case as security for such Indebtedness and so long as there is no default under such Indebtedness.

(q) Affiliate Transactions. To the Knowledge of the Company and as of the date of this Agreement, since the Applicable Date, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the Company Reports filed prior to the date hereof.

(r) Swap Agreements. As of September 30, 2009, the Company and its wholly-owned Subsidiaries had assets of $528,181,725 and liabilities of $542,834,668 in outstanding foreign exchange forward Contracts (valued on a mark-to-market basis).

(s) Contracts.

(i) Except as set forth in Section 5.1(s) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any: (A) Contract required to be filed by the Company with the SEC pursuant to Item 601(b) (10) of Regulation S-K under the Securities Act; (B) Contract with respect to partnerships or joint ventures; (C) Contract containing covenants of the Company or any of its Subsidiaries purporting to limit in any material respect any line of business, any type of produce or service, and channel of distribution, or field of commercial endeavor or geographical area in which or with regard to which the Company or its Subsidiaries may operate or granting material exclusive rights to the counterparty thereto; (D) Contract that, individually or in the aggregate with other Contracts, would or would reasonably be likely to prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement or that would accelerate payment obligations, performance deadlines, or modify or accelerate any other material obligation due to the Merger or other transactions contemplated by this Agreement; (E) Collective Bargaining Agreement or similar agreement; (F) Contract pursuant to which the Company or any of its Subsidiaries has any Indebtedness in an amount in excess of $30 million outstanding (other than intercompany indebtedness); (G) Contract licensing or otherwise specifically concerning Intellectual Property (except for non-exclusive, commercially available, off-

the-shelf software programs for which the Company and its Subsidiaries, taken as a whole, pay an annual fee of less than $10 million) that is material to the business of the Company and its Subsidiaries, taken as a whole; (H) Contract that accounted for aggregate revenue to the Company or any of its Subsidiaries of (1) more than $50 million during the Company’s 2008 fiscal year or (2) more than $37.5 million during the first nine months of the Company’s 2009 fiscal year; (I) Contract (or series of related Contracts) entered into after the Applicable Date that involves the acquisition from another person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract (or series of related Contracts) in excess of $20 million (other than acquisitions or dispositions of inventory in the ordinary course of business); (J) Contract (or series of related Contracts) with any agency or department of the United States federal government for the purchase of goods and/or services from the Company or any of its Subsidiaries which would reasonably be expected to result in payments to the Company or any of its Subsidiaries in excess of $10 million; (K) Contract that relates to an acquisition, divestiture, merger, license or similar transaction and contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $15 million; or (L) Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibits the issuance of guarantees by any wholly owned Subsidiary of the Company. Each such Contract described in clauses (A)-(L) above is referred to herein as a “Material Contract”. “Indebtedness” means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding trade payables and receivables in the ordinary course of business consistent with past practice), including indebtedness evidenced by a note, bond, debenture or similar instrument; (B) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP; (C) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (D) liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements; and (E) any guarantee of any such obligations described in clauses (A) through (D) of this definition.

(ii) Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and will not have a Company Material Adverse Effect. There is no default under any Material Contract either by the Company or any of its Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto, in each case except as, individually or in the aggregate, have not had, and would not reasonably be likely to have, a Company Material Adverse Effect. Complete and correct copies of each Material Contract have been delivered or made available to Parent prior to the date hereof.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently conducted and is qualified to do business and is in good standing as a foreign corporation (with respect to jurisdictions that recognize the concept of good standing) or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, by-laws or comparable governing documents, each as amended to the date of this Agreement.

(b) Corporate Authority and Approval. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (the “Requisite Parent Vote”), which will occur immediately following the execution of this Agreement, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of this Agreement by Parent and Merger Sub does not and will not: (A) conflict with or violate the certificate of incorporation or by-laws or comparable governing documents of Parent or Merger Sub; or (B) assuming that all consents, approvals, authorizations, declarations and permits contemplated by clauses (A) through (H) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, result in any breach or violation of or constitute a default (or an event which with or without notice, lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any breach or violation of, a termination or right of termination, acceleration or other alteration in the rights under, any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound or any Law to which Parent or Merger Sub is subject, except, in the case of clause (B) above, for any such conflict, violation, breach, termination, default, acceleration, loss, alteration or other occurrence that would not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for: (A) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; (B) the applicable requirements of the HSR Act, and the rules and regulations promulgated thereunder; (C) the applicable requirements of the NYSE; (D) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; (E) the filing with the European Commission of a merger notification in accordance with the ECMR; (F) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR, (G) the applicable requirements of any Foreign Antitrust Laws; and (H) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be likely to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(e) Financing.

(i) Assuming the accuracy of the representations and warranties set forth in Section 5.1(b)(i) and performance by the Company of its obligations under this Agreement, the amount of funds contemplated to be provided pursuant to the Financing Letters (as defined below), together with Company cash and cash equivalents, are expected to be sufficient, if funded, to (A) pay the aggregate Per Share Merger

Consideration and any other repayment or refinancing of Indebtedness contemplated by this Agreement or the Financing Letters, (B) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, and (C) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(ii) Parent has delivered to the Company a true, complete and correct copy of (A) the executed commitment letter, dated as of the date hereof, among Parent, Merger Sub, TPG Partners V, L.P., TPG Partners VI, L.P. and CPP Investment Board Private Holdings Inc. (the “Equity Financing Letter”), pursuant to which investors party thereto have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing”) and (B) the executed commitment letter, dated as of the date hereof, among Parent, Merger Sub and Goldman Sachs Credit Partners L.P., Goldman Sachs Lending Partners LLC and GSLP I Offshore Holdings Fund A, L.P., GSLP I Offshore Holdings Fund B, L.P., GSLP I Offshore Holdings Fund C, L.P. and GSLP I Onshore Holdings Fund, L.L.C. (the “Debt Commitment Letter” and, together with the Equity Financing Letter, the “Financing Letters”), pursuant to which the lenders party thereto have committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”).

(iii) The Financing Letters are (A) legal, valid and binding obligations of Parent and Merger Sub, as applicable, and, to the knowledge of Parent, each of the other parties thereto and (B) enforceable in accordance with their respective terms against Parent and Merger Sub, as applicable, and, to the knowledge of Parent, each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception. Prior to the date hereof, none of the Financing Letters has been amended or modified, and as of the date hereof the respective obligations and commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Letters are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Letters. Assuming the accuracy of the representations and warranties set forth in Section 5.1 in all material respects, as of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub, as applicable, or to the knowledge of Parent, any other parties thereto, under the Financing Letters. Assuming the accuracy of the representations and warranties set forth in Section 5.1(b) in all material respects and the performance by the Company of its obligations under this Agreement, as of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated in the Financing Letters will not be satisfied or that the Financing will not be made available to Parent and Merger Sub at or prior to the Effective Time. Except as set forth on Section 5.2(e) of the Parent Disclosure Schedule (the “scheduled documents”) and except for fee letters with respect to fees and related arrangements with respect to the Debt Financing, of which Parent has delivered a true, correct and complete copy to the Company prior to the date hereof (other than the scheduled documents and other than with respect to fee and other information in the form submitted to the Company on the date of this Agreement, but which scheduled documents, fee and other information do not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Letters and delivered to the Company prior to the date hereof. As of the date hereof, Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Letters.

(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(h) Solvency. Assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the aggregate Per Share Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(i) Guarantees. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantees.

(j) Absence of Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal. As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any agreement or arrangement (in each case, whether oral or written), or committed to enter into any agreement or arrangement (in each case, whether oral or written), with respect to the compensation or equity arrangements for any current employee of the Company or any of its Subsidiaries following the Effective Time.

(k) Section 203 of the DGCL. As of the date hereof, neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL, and neither Parent nor Merger Sub “owns” any shares of capital stock of the Company as defined in Section 203 of the DGCL.

(l) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 5.1, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, including without limitation in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement.

(m) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that, except as otherwise set forth in this Agreement, none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned)), and except as otherwise expressly contemplated by this Agreement or required by applicable Laws, the Company and its Subsidiaries shall cause the business of it and its Subsidiaries to be conducted in the ordinary course consistent with past practice and, to the extent consistent therewith, it and its Significant Subsidiaries shall use their respective reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Without limiting the generality of the foregoing, and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise contemplated or specifically permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as is reasonably responsive to a requirement of applicable Law or any Governmental Entity or (D) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

(i) adopt any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person;

(iii) make any acquisition of assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $30 million in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than (A) the issuance of Shares upon the settlement of performance units, restricted stock awards and other awards under the Stock Plans (and dividend equivalents thereon, if applicable) or (B) the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $30 million in the aggregate;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except (A) regular quarterly dividends paid to holders of Shares in the ordinary course consistent with past practice (including with respect to the record dates for such dividends) in an amount not to exceed $0.03 per Share, and (B) dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the settlement of performance units, restricted stock awards and other awards under the Stock Plans and other than in connection with a customary cashless exercise of Company Options);

(viii) (A) incur, issue, modify, renew, syndicate or refinance any Indebtedness (other than any letters of credit issued in the ordinary course of business, the refinancing of any existing Indebtedness of the Company in the ordinary course of business (provided that such refinancing Indebtedness so incurred must be voluntarily prepayable without premium, penalties or other costs in excess of $2 million in the aggregate) and any Contracts relating to interest rate protection, swap agreements and collar agreements entered into in the ordinary course of business; provided, that the Company shall consult in good faith with Parent prior to entering into, amending or otherwise modifying, or agreeing in principle to, any Contract relating to or reflecting any hedging arrangement that is material for the Company and its Subsidiaries taken as a whole) having an outstanding principal amount in excess of (1) $5 million per individual incurrence or (2) $50 million in the aggregate, provided that, in each case, any Indebtedness so incurred must be voluntarily prepayable without premium, penalties or other costs or (B) enter into any swap transaction other than in the ordinary course of business consistent with past practice; provided, that the Company shall consult in good faith with Parent prior to entering into, amending or otherwise modifying, or agreeing in principle to, any Contract relating to or reflecting any hedging arrangement that is material for the Company and its Subsidiaries taken as a whole;

(ix) except as set forth in the capital budgets set forth in Section 6.1(a)(ix) of the Company Disclosure Schedule in the ordinary course of business consistent with past practice or for expenditures related to operational emergencies, make or authorize any capital expenditure in excess of $50 million in the aggregate;

(x) make any material changes with respect to financial or Tax accounting policies or procedures, except as required by applicable Law or by changes in GAAP;

(xi) settle any litigation or other proceedings before a Governmental Entity (other than with respect to any Tax audits, litigation or proceedings) for an amount in excess of $10 million individually or $30 million in the aggregate;

(xii) other than in the ordinary course of business consistent with past practice or except to the extent required by Law, make any material Tax election;

(xiii) except in the ordinary course of business, enter into any settlement, compromise or closing agreement with respect to any material Tax liability or Tax refund, file any amended Tax Return with respect to any material Tax, or waive or extend the statute of limitations in respect of material Taxes;

(xiv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material amount of assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, other than pursuant to Contracts in force on the date of this Agreement, transactions solely among the Company and/or its wholly-owned Subsidiaries that would not result in a material increase in the Tax liability of the Company and its Subsidiaries or in the ordinary course of business and other than pursuant to Contracts in effect prior to the date of this Agreement;

(xv) except as required pursuant to agreements in effect prior to the date of this Agreement or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director or employee of the Company or any of its Subsidiaries except with respect those employees who are not executive officers of the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practice, (B) increase the compensation to any director or employee of the Company or any of its Subsidiaries in excess of the 2010 amounts budgeted with respect thereto on the date hereof and otherwise in the ordinary course of business consistent with past practice, (C) establish, adopt, terminate or materially amend any Benefit Plan (other than routine changes to welfare plans) or any plan, program, arrangement, policy or agreement that would be a Benefit Plan if it were in existence on the date hereof or (D) grant any equity or equity-based awards, except that (1) the Company may grant time-based restricted stock units in respect of no more than 1,227,270 Shares to employees of the Company and its Subsidiaries, other than those employees who are eligible to receive grants under the Company’s Long- Term Incentive Program on the date hereof (such employees, the “LTIP Eligible Employees”), in the ordinary course of business and consistent with past practices with respect to the allocation of awards and otherwise subject to the terms of Section 6.1(e) below, (2) the Company may grant performance-based restricted stock unit awards in respect of no more than 590,909 shares under the Company’s Long Term Incentive Program with respect to the 2010-2011 performance cycle to LTIP Eligible Employees in the ordinary course of business and consistent with past practices with respect to the allocation of awards and otherwise subject to the terms of Section 6.1(f) below and (3) the Company may grant PERS awards for 2010 to the individuals listed on Section 6.1(a)(xv)(D)(3) of the Company Disclosure Schedule, in respect of no more than 104,545 shares, in the ordinary course of business and consistent with past practices with respect to the allocation of awards; provided, however, that the Company or a Subsidiary of the Company may make offers of employment to newly hired non-executive employees in the ordinary course of business consistent with past practice that are not inconsistent with the terms of this subsection (xv);

(xvi) adopt a plan or agreement of complete or partial liquidation or dissolution of the Company or any of its Significant Subsidiaries;

(xvii) grant any Lien other than Permitted Liens and except in connection with Indebtedness permitted under Section 6.1(a)(viii);

(xviii) (A) enter into any Collective Bargaining Agreement or other similar agreement with any labor union, works council or other collective bargaining organization or (B) engage in information and consultation with any works council or similar organization in relation to reductions in force or workforce restructuring, which materially increases the financial obligations of the Company or any of its Subsidiaries;

(xix) in the case of Subsidiaries of the Company which are organized in jurisdictions other than a state of the United States, make any investment in debt or equity securities issued by the Company or any of its Subsidiaries organized under the laws of a state of the United States;

(xx) permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. official, in each case, in violation of the FCPA; or

(xxi) agree, authorize or commit to do any of the foregoing.

(b) Parent shall not knowingly take or permit any of its Affiliates to take any action that could reasonably be expected to prevent or delay in any material respect the consummation of the Merger.

(c) If the Company identifies any activities of the Company or any of its Subsidiaries, including those activities of their respective directors, officers, managers, employees, independent contractors, representatives or agents, that the Company reasonably believes (following due inquiry) to be in violation of the FCPA, the Company shall and shall cause each of its Subsidiaries and Affiliates to cease such activities. The Company shall and shall cause its Subsidiaries and Affiliates to take all actions required by law to remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA.

(d) The Company shall (i) give Parent prompt notice of any inquiry, in any form, written or oral, from the PBGC or The Pensions Regulator with respect to any Benefit Plan that is subject to Title IV of ERISA or any Non-U.S. Benefit Plan located in the United Kingdom, as applicable, (ii) permit Parent to participate in all negotiations and proceedings with, or initiated by, such entities, (iii) control such negotiations and any settlements, provided, however, that, without Parent’s consent, which shall not unreasonably be withheld, the Company may not commit itself under this Section 6.1(d) to any material obligations, whether effective prior to or after the Closing; and further provided, that the Company shall cooperate with Parent and shall take all actions reasonably requested to facilitate communication and negotiations, if reasonably determined by Parent to be appropriate, with the trustees of the Foreign Pension Plan in the United Kingdom between the date hereof and the Effective Time.

(e) The Company agrees that any awards granted pursuant to Section 6.1(a)(xv)(D)(1) above shall vest in equal installments on each of the first four anniversaries and shall provide, and shall require the grantee of such award as a condition to the receipt of such award to agree, that, notwithstanding any provision of this Agreement, any other agreement or plan to the contrary, upon a “change in control” (which shall include the consummation of the transactions contemplated by this Agreement), subject to the grantee remaining employed on such date, the award shall vest pro-rata based on number of months that have elapsed from January 1, 2010 through and including the month in which the change in control occurs relative to 48 months and shall further provide that any portion of the award that is unvested at the time such change in control occurs shall terminate with no consideration due to the grantee. The portion of the grant document relating to the terms and conditions set forth in this Section 6.1(e)

and matters associated therewith shall be subject to the review of and consent by Parent, which shall not be unreasonably withheld.

(f) The Company agrees that any awards granted pursuant to Section 6.1(a)(xv)(D)(2) above shall vest in equal installments on each of the first two anniversaries and shall provide, and shall require that the grantee of such award as a condition to the receipt of such award to agree, that, notwithstanding any provision of this Agreement, any other agreement or plan to the contrary, upon a “change in control” (which shall include the consummation of the transactions contemplated by this Agreement), subject to the grantee remaining employed on such date, the award shall vest pro-rata based on number of months that have elapsed from January 1, 2010 through and including the month in which the change in control occurs based on target performance and shall further provide that any portion of the award that is unvested at the time such change in control occurs relative to 24 months shall terminate with no consideration due to the grantee. The Company shall further require that the grantee of such award agree as a condition to the receipt of such award that in no event shall Section 4(d) of the Company’s Long Term Incentive Program apply to such award. The portion of the grant document relating to the terms and conditions set forth in this Section 6.1(f) and matters associated therewith shall be subject to the review of and consent by Parent, which shall not be unreasonably withheld.

(g) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the 46th day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”), shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Persons pursuant to confidentiality agreements entered into after the date hereof on terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that, notwithstanding the terms of the Confidentiality Agreement, such confidentiality agreements need not prohibit the submission of Acquisition Proposals or amendments thereto to the Company Board in confidence) or, to the extent applicable, pursuant to confidentiality agreements entered into before the date of this Agreement; provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent or Merger Sub; and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) Except as expressly permitted by this Section 6.2, the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ other Representatives to, (i) on the No-Shop Period Start Date, immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; and (ii) from the No-Shop Period Start Date until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal, or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal. No later than 2 business days after the No-Shop Period Start Date, the Company shall, if requested by Parent, notify Parent in writing of the number of parties that submitted an Acquisition Proposal prior to the No-Shop Period Start Date.

(c) Notwithstanding anything to the contrary contained in Section 6.2(b), at any time following the No-Shop Period Start Date and prior to the time, but not after, the Requisite Company Vote is obtained, if the Company receives a written Acquisition Proposal from any Person, the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (A) the Company and its Representatives may provide information in response to a request therefor by such Person if the Company receives from such Person (or has received from such Person) an executed confidentiality agreement on terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that, notwithstanding the terms of the Confidentiality Agreement, such confidentiality agreements need not prohibit the submission of Acquisition Proposals or amendments thereto to the Company Board in confidence), provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent or Merger Sub, (B) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person and (C) after having complied with Section 6.2(e), the Company and the Company Board thereof may adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the Company Board determines in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (z) in each such case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(d) For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets, of the Company or (ii) any other proposal or offer which, if consummated, would result in a direct or indirect acquisition of more than 20% of the total voting power of the capital stock, or more than 20% of the consolidated assets, of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide Acquisition Proposal involving more than 50% of the total voting power of the capital stock, or more than 50% of the consolidated assets, of the Company that the Company Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement.

(e) Except as set forth in this Section 6.2(e), the Company Board shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or fail to include the Company Recommendation in the Proxy Statement, or adopt, approve or recommend to propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal;

(ii) take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act;

(iii) cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement or a letter of intent or agreement in principle with respect thereto (other than a confidentiality agreement referred to in Section 6.2(a) or Section 6.2(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; or

(iv) take any action pursuant to Section 8.3(a).

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Requisite Company Vote is obtained, but not after, the Company Board may withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify) the Company Recommendation or fail to include the Company Recommendation in the Proxy

Statement, or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof, if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”) and may also take action pursuant to Section 8.3(a) of this Agreement; provided that in the case of any Change in Recommendation that is the result of a Superior Proposal or action pursuant to Section 8.3(a) of this Agreement:

(A) the Company shall have provided prior written notice to Parent and Merger Sub, at least three calendar days in advance, of its intention to effect a Change of Recommendation or to take action pursuant to Section 8.3(a), which notice shall specify the identity of the party making such Superior Proposal and the material terms thereof;

(B) after providing such notice and prior to effecting such Change of Recommendation or taking such action pursuant to Section 8.3(a), the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Change of Recommendation or take such action pursuant to Section 8.3(a) in response to such a Superior Proposal; and

(C) the Company Board of Directors shall have considered in good faith any changes to this Agreement, the Financing Letters and the Guarantees offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect.

In the event of any material revisions to such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 6.2(e) with respect to such new written notice, except that the deadline for such new written notice shall be reduced to one calendar day before the Change of Recommendation or action pursuant to Section 8.3(a) (rather than the three calendar days otherwise contemplated by Section 6.2(e)). None of the Company Board, any committee thereof or the Company itself shall enter into any binding agreement with any Person to limit or not give prior notice to Parent and Merger Sub of its intention to effect a Change of Recommendation or to terminate this Agreement, in each case, in light of a Superior Proposal.

(f) Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company).

(g) From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives including, in connection with such notice, a written summary of the material terms and conditions of any proposals or offers that are not made in writing and copies of any requests, proposals or offers, including proposed agreements, of proposals or offers that are made in writing. From and after the No-Shop Period Start Date, the Company shall keep Parent reasonably informed, on a prompt basis (and, in any event, within 48 hours), of the status and terms of any proposals or offers (including any amendments thereto) and the status of any discussions, negotiations or developments, including any change in the Company’s intentions as previously notified, regarding any Acquisition Proposal (whether made before, on or after the No-Shop Period Start Date).

6.3. Proxy Statement. (a) The Company shall prepare and file with the SEC, as promptly as practicable following the date hereof, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to itself and its Subsidiaries, that, at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement; provided, that the Company shall not be required to mail the Proxy Statement prior to the No-Shop Period Start Date.

(c) Subject to applicable Law, notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall in good faith consider for inclusion in such document or response comments reasonably proposed by Parent.

6.4. Stockholders Meeting. Subject to Section 6.3(a) and unless this Agreement has been terminated pursuant to Article VIII, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the date of mailing of the Proxy Statement to consider and vote upon the adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Stockholders Meeting (i) with the consent of Parent; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; or (iv) the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.2(e)(A) hereof and the deadline contemplated by Section 6.2(e)(A) with respect to such notice has not been reached. Subject to Section 6.2, the Company Board shall recommend such adoption and shall take all reasonable lawful action to solicit such adoption of this Agreement.

6.5. Filings; Other Actions; Notification. (a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including under the HSR Act, the ECMR and any other applicable Antitrust Law. In furtherance of and not in limitation of the foregoing, Parent and the Company each shall file (i) the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to outside counsel of each party) no later than ten business days after the date of this Agreement and (ii) a merger notification under the ECMR (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to outside counsel of each party) as promptly as reasonably practicable after the date of this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act, the ECMR and any other applicable Antitrust Law. Neither Parent nor the Company will withdraw its initial filing under the HSR Act or the ECMR nor refile it unless the other party has consented in advance to such withdrawal and refiling. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the

Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the ECMR, Foreign Antitrust Laws, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, including under the HSR Act, the ECMR and any other applicable Antitrust Law.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d) Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.5, each of the Company (in the case of Subsections 6.5(d)(i) and (iii) set forth below) and Parent (in all cases set forth below) agrees to take or cause to be taken the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) of non-privileged information and documents requested by any such Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii) the prompt use of its reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company or Parent or either’s respective Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any investigation or proceeding in any forum or (y) issuance or enactment of any order, decree, decision, determination, judgment or Law that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Governmental Entity; provided, that, with respect to any Antitrust Law other than the HSR Act, Parent shall not be required to take any such actions that would reasonably be expected to be material relative to the aggregate Per Share Merger Consideration payable hereunder; and

(iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 6.5(d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; provided, that, with respect to any Antitrust Law other than the HSR Act, Parent shall not be required to take any such actions that would reasonably be expected to be material relative to the aggregate Per Share Merger Consideration payable hereunder.

6.6. Access and Reports. (a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers and other authorized Representatives of Parent, potential sources of capital and any rating agencies and prospective lenders and investors reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any information of the Company or any of its Subsidiaries that would in the reasonable judgment of the Company waive the protection of attorney-client privilege if the Company shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege, or (iii) to disclose any sensitive or personal information that would expose the Company to the risk of liability. Without limiting the generality of this Section 6.6, from the date of this Agreement until the Effective Time (or the termination of this Agreement in accordance with its terms), the Company will furnish to Parent promptly after becoming available, monthly financial statements including an unaudited balance sheet, income statement and statement of cash flows for each month through the Closing Date as well as any update of its outlook for the quarter or the balance of the fiscal year as it may prepare for management’s internal use. All such information shall be governed by the terms of the Confidentiality Agreement; provided, that notwithstanding the terms of the Confidentiality Agreement, Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Available Financing subject to the execution of customary confidentiality agreements with such Persons regarding such information, with the Company being named as an express third party beneficiary with rights of enforcement under such confidentiality agreements.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or otherwise affecting such party of any of its Subsidiaries which relate to the transactions contemplated by this Agreement, and (iii) if such party becomes aware of any facts or circumstances that such party believes do, or with the passage of time are reasonably likely to, constitute a breach of this Agreement by the other party.

6.7. Stock Exchange De-listing. Parent shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 6.2(f)) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the eighteenth month anniversary of the Effective Time, the employees of the Company and its Subsidiaries who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time will be provided with (i) base salary or wage rate and annual bonus opportunities which are no less than the base salary and bonus opportunities provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) pension and welfare and fringe benefits and perquisites that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than the practice, program or arrangement in effect immediately prior to the Effective Time with respect to such employees.

(b) Parent will cause any employee benefit plans which the employees of the Company and its Subsidiaries are entitled to participate in to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual thereunder (other than for benefit accruals under defined benefit pension plans), service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company (except to the extent it would result in a duplication of benefits).

(c) To the extent permitted under applicable Law, with respect to any employee benefit plans maintained for the benefit of the employees, Parent will cause the Company and its Subsidiaries to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable plans of the Company and its Subsidiaries and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the calendar year in which Effective Time occurs under similar plans maintained by the Company and its Subsidiaries.

(d) Parent shall, and shall cause the Surviving Corporation and any successor thereto to honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the agreements identified in Section 6.9(d) of the Company Disclosure Schedule in accordance with the terms of such agreements and giving effect to the terms set forth in Section 6.1(e) and (f) of this Agreement.

(e) Immediately prior to the Effective Time, the Company will pay each participant in the Company Executive Annual Incentive Plan, excluding the Company Performance Restricted Stock Incentive Plan thereunder (the “Bonus Plan”), who remains employed through the Effective Time for the year in which the Effective Time occurs, a cash amount equal to the product of (x) the annual bonus award earned by participants for the year in which the Effective Time occurs under the Bonus Plan (assuming a full year of performance) that is based upon actual performance as reasonably determined by the Company, if the Closing occurs in 2009, and target performance, if the Closing occurs in 2010 and (y) a fraction, the numerator of which is the number of days elapsed in the plan year from the commencement of the plan year until the date on which the Effective Time occurs and the denominator of which is

365, provided, however, such pro rata bonus will not be paid to any employee who does not agree in writing to a corresponding reduction of any pro rata bonus entitlement due to the employee in the calendar year in which the Effective Time occurs under an employment agreement, change in control agreement or other Benefit Plan, which provides for payment of pro rata bonus upon an involuntary termination. Following the payment of pro rata bonuses as provided in the preceding sentence (the “Pro Rata Bonus”), Parent will cause the Company to (A) maintain a bonus plan for the remainder of the year in which the Effective Time occurs on the same terms and conditions and pursuant to the same targets and performance measures as were in effect for such entire year and (B) pay bonuses within two and a half months following the end of such year in an amount equal to the excess, if any, of (i) the annual bonus that was earned by the participants for the calendar year under the bonus plan described in clause (A) above taking into account the entire calendar year over (ii) any Pro Rata Bonus previously paid in respect of such year (but not below zero). If the Effective Time occurs in 2010, the Company shall be permitted, prior to the Effective Time, (I) to pay annual bonuses for 2009 in an amount equal to the annual bonus earned by participants for the 2009 calendar year in accordance with the terms of the Bonus Plan, (II) calculate performance of PERS awards granted with respect to 2009 based on performance through 2009 and (III) subject to prior consultation with Parent, establish bonus targets, maximums and performance goals under the Bonus Plan for 2010 in the ordinary course of business consistent with past practice and otherwise consistent with the management plan presented to Parent on October 6, 2009.

(f) If the Effective Time occurs in 2010, the Company shall be permitted, prior to the Effective Time, to calculate performance under the Company’s Long Term Incentive Program for the period ending in 2009 based on the performance through 2009.

(g) To the extent the payout of awards under the Long Term Incentive Program with respect to the 2009-2010 performance cycle (or if the Effective Time occurs in 2009, with respect to the 2008-2009 performance cycle) in connection with the transactions contemplated by this Agreement are at a level which is less than the maximum amount with respect to such awards, the Company shall be permitted, with Parent’s consent, which shall not be unreasonably withheld, to implement a mechanism to permit employees to earn up to the maximum amount based on the Company’s actual performance over the remainder of the existing performance period, subject to their continued employment; provided that any amounts that are earned in connection with the remainder of the performance period shall only be paid to plan participants in cash.

(h) On or prior to the Effective Time, the Company shall establish and fund (in accordance with the terms of the underlying plans) the rabbi trusts that are contemplated by the Benefit Plans. The Company shall provide Parent with copies of all documentation related to such rabbi trusts and shall give Parent the reasonable opportunity to review and comment upon such documentation prior to the adoption thereof. The Company agrees to take all actions and seek all approvals that are necessary to consent to any amendments to any employment or change in control agreements or Benefit Plans that are negotiated by employees of the Company or its Subsidiaries and Parent with respect to the funding of any obligation thereunder, including without limitation, any rabbi trust.

(i) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Benefit Plan will occur upon the Effective Time.

(j) Notwithstanding anything contained in the Agreement to the contrary, no provision of this Agreement is intended to, or does (i) prohibit the Surviving Corporation or its Affiliates from amending or terminating any Benefit Plan in accordance with its terms and applicable Law, (ii) require the Surviving Corporation to keep any person employed for any period of time, or (iii) constitute the establishment or adoption of, or amendment to, any Benefit Plan, and no person participating in any such Benefit Plan maintained by either the Company or Parent shall have any claim or cause of action, under ERISA or otherwise, in respect of any provisions of this Agreement as it relates to any such Benefit Plan or otherwise.

6.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except (a) Parent shall reimburse the Company for 50% of the expenses incurred by the Company in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Statement, (b) Parent’s reimbursement obligations pursuant to Section 6.14(b), (c) Parent’s indemnification obligations pursuant to Section 6.14(b) and (d) Parent’s reimbursement and indemnification obligations pursuant to Section 6.14(d); provided, that (x) Parent’s cumulative liability for reimbursement under the preceding clauses (a) and (b) and (y) any direct expenses incurred by Parent or Merger Sub in connection with its obligations pursuant to Section 6.14 (which for avoidance of doubt shall not include the reimbursement or indemnification obligations pursuant to Section 6.14) shall not exceed $6,000,000 in the aggregate. Any amounts that may be owed by Parent for reimbursement pursuant to clauses (a) and (b) of the preceding sentence shall be payable in one lump-sum following final calculation and documentation (in a manner reasonably satisfactory to Parent) of the total amount of such fees and expenses incurred; provided, however, that, notwithstanding anything herein to the contrary, Parent shall have no further liability for reimbursement under clauses (a) and (b) above after such time, if any, as Parent has paid the Parent Fee in accordance with Section 8.5.

6.11. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the

Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company or the Surviving Corporation expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13. Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

6.14. Financing. (a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Letters and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Letters, if such amendment, modification or waiver (x) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount unless the Equity Financing is increased by a corresponding amount) or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (III) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto. For purposes of this Section 6.14, references to “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended or modified by this Section 6.14(a) and references to “Financing Letters” or “Debt Commitment Letter” shall include such documents as permitted to be amended or modified by this Section 6.14(a). Each of Parent and Merger Sub shall use its reasonable best efforts (I) to maintain in effect the Financing Letters, to execute and deliver the Senior Secured Loan Agreement and the Unsecured Term Loan Agreement (each as defined in the Debt Commitment Letter) and to negotiate all other definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter and related fee letters, (II) to satisfy all conditions to such definitive agreements and consummate the Financing at or prior to the Closing, and (III) to comply with its obligations under the Financing Letters. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of all definitive documents related to the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice: (i) of any breach or default by any party to any Financing Letters or definitive document related to the Financing of which Parent and Merger Sub become aware; (ii) of the receipt of any written notice or other written communication from any Financing source with respect to any: (A) breach, default, termination or repudiation by any party to any Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any Financing Letters or any definitive document related to the Financing; and (iii) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters or the definitive documents related to the Financing; provided, that Parent and Merger Sub shall be under no obligation to disclose any information that is subject to an attorney-client or similar privilege if Parent and Merger Sub shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within 5 days of the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Parent and Merger Sub shall use their reasonable best efforts to cause the lenders and any other Persons providing Financing to fund on the Closing Date the Financing required to consummate the Merger and the other transactions contemplated by this Agreement if all conditions to closing contained in Article VII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). For the avoidance of doubt, in the event that all or any portion of the Debt Financing to be obtained through the issuance of Notes as contemplated by the Debt Commitment Letter has not been obtained on or prior to the Closing, then Parent shall use its reasonable best efforts to cause, no later than the Closing, the proceeds of the Unsecured Term Loans contemplated by the Debt Commitment Letter to be used to replace such portion of the Notes not issued at Closing. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing is not a condition to Closing. For the avoidance of doubt, if the Financing has not been obtained, Parent and Merger Sub shall continue to be obligated, subject to the fulfillment or waiver of the conditions set forth in Article VII, to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything contained in this Section 6.14 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required (1) to amend or waive any of the terms or conditions hereof or (2) to consummate the Closing any earlier than the final day of the Marketing Period.

(b) Prior to the Closing Date, the Company shall use its reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement of the Financing (including, for the avoidance of doubt, any issuance of Notes contemplated by the Debt Commitment Letter) or any permitted amended or modified financing (collectively with the Financing, the “Available Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) furnishing Parent and Merger Sub and their Financing sources as promptly as practicable with all financial statements required to be delivered pursuant to clause A.2 (Financial Statements) of Annex E of the Debt Commitment Letter, other than pro forma financial statements unless Parent or Merger Sub has provided the Company information relating to pro forma adjustments at least 30 days prior to the date pro forma financial statements are required to be delivered (without giving effect to any qualification therein with respect to receipt by Parent or Merger Sub); (ii) furnishing Parent and Merger Sub and their Financing sources as promptly as practicable with information relating to the Company and its Subsidiaries to the extent reasonably requested by Parent to prepare the Confidential Information Memorandum and the Lender Presentation contemplated by the Debt Commitment Letter (information required pursuant to this clause (ii) being referred to as the “Required Bank Information”), (iii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Available Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Available Financing (it being understood that no participation in any road shows shall be required), (iv) using reasonable best efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent, (v) using commercially reasonable efforts to obtain surveys and title insurance reasonably requested by Parent, (vi) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (vii) executing and delivering any pledge and security documents, other definitive financing documents or other certificates, or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters as provided in clause A.4(vi) of Annex E of the Debt Commitment Letter and consents of accountants for use of their reports in any material relating to the Available Financing), (viii) providing authorization letters to the Financing sources authorizing the distribution of information to prospective lenders and containing a customary representation to the arranger of the Available Financing that the information contained in the Confidential Information Memorandum contemplated by the Debt Commitment Letter does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which made they were made, not misleading and, in the case of the public-side version, containing a representation to the arranger of the Available Financing that such public-side version does not include material non-public information about the Company and its Subsidiaries, (ix) cooperating reasonably with Parent’s Financing sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, (x) using its reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date, including in the case of the Company’s existing privately placed notes referred to in Section 5.1(d)(i) of the

Company Disclosure Schedule, (A) to seek a waiver of any prior notice requirement relating to any redemption on the Closing Date from the required lenders under each such notes issuance (it being understood that the Company’s obligation to make any payments to obtain that waiver will not arise until and will be conditioned on occurrence of the Effective Time) and/or (B) to establish arrangements to be effective at the Closing to provide at Closing 30 days’ irrevocable notice for the redemption of such notes and to deposit at the Closing (to the extent received as proceeds from the Financing) the redemption proceeds for such redemption in escrow for the benefit of the holders of such notes, (xi) using its reasonable best efforts to permit any cash and marketable securities of the Company and its Subsidiaries that can, without violating Law or incurring material Taxes, reasonably be made available to pay a portion of the aggregate per Share Merger Consideration to be made available for that purpose at the Closing (it being understood that neither the Company nor any of its Representatives have made any representations about how much that cash and marketable securities will be), (xii) assisting in (A) the preparation of and entering into one or more credit agreements or purchase agreements or other agreements on the terms contemplated by the Debt Commitment Letter or, if applicable, on the terms contemplated by the Available Financing, and currency or interest hedging agreements as reasonably requested by Parent or Merger Sub or (B) the amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements on terms reasonably requested by Parent or Merger Sub; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, and (xiii) assisting with the preparation of the Confidential Information Memorandum, the Lender Presentation and one rating agency presentation for each of Moody’s Investor Services and Standard & Poor’s Ratings Group, a division of the McGraw Hill Corporation; provided that (A) any Confidential Information Memorandum and the Lender Presentation need not be issued by the Company or any of its Subsidiaries and (B) any Confidential Information Memorandum and the Lender Presentation shall contain disclosure reflecting the Surviving Corporation and/or its Subsidiaries as the obligor. Notwithstanding the foregoing, (A) no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time and (B) none of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee in connection with the Available Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Available Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.14(b) shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Available Financing subject to the potential sources of capital, prospective lenders and investors entering into customary confidentiality undertakings with respect to such information, with the Company being a beneficiary of such confidentiality undertakings. Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.14, subject to the cap in Section 6.10, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with the arrangement of any Available Financing and any information used in connection therewith, and the foregoing obligations shall survive termination of this Agreement.

(c) On or prior to five business days prior to the Closing Date, the Company shall furnish Parent and Merger Sub and their Financing sources as promptly as practicable with all financial and other pertinent information with respect to the Company and its Subsidiaries as may be reasonably requested by Parent in order to prepare the offering memorandum and private placement memorandum referred to in clause A.5 in Annex E to the Commitment Letter in order to consummate the offering of the Notes contemplated by the Debt Commitment Letter on the Closing Date, including all financial statements and financial data (provided that in the case of pro forma financial statements all information related to pro forma adjustments shall have been provided by Parent or Merger Sub at least 30 days prior to when pro forma financial statements are required to be provided) that are customarily included in a preliminary offering memorandum for a high-yield debt securities offering (including all financial data that would be reasonably required to enable the independent registered public accountants of the Company and its Subsidiaries to render a customary “comfort letter” (including customary “negative assurances”)) (information required pursuant to this clause being referred to as the “Required Notes Information”); provided, that if the Company shall in good faith reasonably believe it has delivered the Required Notes Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Notes Information shall be deemed to have been delivered on the date of such notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Notes Information and, within four business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Notes Information the Company has not delivered).

(d) Subject to applicable Law, the Company shall use commercially reasonable efforts, upon the reasonable request of Merger Sub, to take any action reasonably requested by Merger Sub in connection with its strategic planning; provided, however, that (i) the Company shall not be required to take any action in contravention of any organizational document or other Contract relating to it or any of its Subsidiaries, (ii) any such actions or transactions shall be conditioned upon the Closing occurring, (iii) any and all such actions shall not constitute a breach by the Company of any representation, warranty or covenant made by the Company pursuant to this Agreement, (iv) no such actions shall subject the Company, any of its Subsidiaries or any of their respective directors, officers, employees, affiliates, advisors, agents or representatives to any potential liability prior to the Effective Time or any potential criminal liability (at any time) and (v) the Company shall not be required to take any action that could reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement or make the funding of the Financing (or satisfaction of the conditions to obtain the Financing) less likely to occur. If the Closing is not consummated, Merger Sub shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 6.14(d). Notwithstanding anything in this Section 6.14(d) to the contrary, the Company shall not be required to take any action prior to the Closing under this Section 6.14(d), unless Merger Sub shall have agreed to indemnify and hold harmless the Company, any of its Subsidiaries or any of their respective directors, officers, employees, affiliates, advisors, agents or representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such actions.

6.15. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

6.16. Parent and Merger Sub Expenditure. Between the date of this Agreement and the Closing, Parent and Merger Sub shall not expend funds other than in connection with the Transactions and the payment of related expenses.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; (ii) all required approvals by the European Commission and, if applicable, any member state of the European Union, in each case, applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; and (iii) all approvals, consents and consultations required to consummate the Merger pursuant to any Foreign Antitrust Law or any other Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, except, in the case of jurisdictions not listed on Schedule 7.1(b), if failure to obtain such approval, consent or consultation or failure of such waiting period to terminate or expire would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on Parent and its Subsidiaries following the Effective Time and would not subject the Company, Merger Sub, the Surviving Corporation, Parent or any of their respective Subsidiaries or any director, officer or employee of any of the foregoing to risk of criminal liability; and the expiration of such waiting periods and receipt of such approvals in respect of any Antitrust Law other than the HSR Act shall not require Parent to take any actions inconsistent with the proviso to Sections 6.5(d)(ii) and (iii).

(c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or otherwise makes the consummation of the Merger illegal (collectively, an “Order”).

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Sections 5.1(e)(iv), 5.1(f)(ii) and 5.1(j) shall be true and correct as of the Closing Date as if made on and as of the Closing Date, (ii) set forth in Sections 5.1(b)(i), 5.1(r) and 5.1(s)(i)(F) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) (subject, in the case of the representations and warranties set forth in Sections 5.1(b)(i), 5.1(r) and 5.1(s)(i)(F), to such inaccuracies as do not in the aggregate exceed $35 million), (iii) set forth in Section 5.1(o) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) and (iv) set forth in this Agreement other than those Sections specifically identified in clause (i), (ii) or (iii) of this paragraph and disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except, in the case of this clause (iv), where the failure to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (it being understood that the Company’s obligations set forth in Section 6.14(c) shall be deemed not to have been performed in all material respects if the Company’s failure to provide Required Notes Information reasonably requested by Parent shall have caused Parent to fail to satisfy the condition set forth in clause A.5 in Annex E to the Debt Commitment Letter), and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) FIRPTA Certificate. The Company shall have delivered to Parent a properly completed and executed certificate to the effect that the Common Stock of the Company is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.1445-2(c)(3)).

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

(c) Solvency Letter. Parent shall have delivered to the Company a solvency certificate substantially similar in form and substance to the solvency certificate to be delivered to the lenders pursuant to the Debt Commitment Letter or any agreements entered into in connection with the Debt Financing.

7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.5 and 6.14.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Parent board of directors or the Company Board if:

(a) the Merger shall not have been consummated by May 26, 2010, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(b) the Stockholders Meeting shall have been held and completed and adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of this Agreement by the stockholders of the Company referred to in Section 7.1(a)); provided, that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any party if the enactment, issuance, promulgation, enforcement or entry of such Order, or the Order becoming final and non appealable, was primarily due to the failure of such party to perform any of its obligations under this Agreement.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) immediately prior to or concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal, and (iii) the Company immediately prior to or concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5; provided, however, that (A) the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.3(a) with respect to any Superior Proposal unless the Company has complied with the requirements of Section 6.2(e) that the Company is required to satisfy before taking action pursuant to this Section 8.3(a); or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation shall have become untrue after the date of this Agreement, which breach or failure to be true (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) (x) cannot be cured by Parent or Merger Sub by the Termination Date or (y) if capable of being cured, shall not have been cured (A) within 30 calendar days following receipt of written notice from the Company of such breach or (B) any shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date; provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Sections 7.2(a) or 7.2(b) not being satisfied; or

(c) if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two business days following the date the Closing should have occurred pursuant to Section 1.2 and the Company stood ready and willing to consummate during such period; provided, that during such period of two business days following the date the Closing should have occurred pursuant to Section 1.2, no party shall be entitled to terminate this Agreement pursuant to Section 8.2(a).

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if:

(a) the Company Board shall have made a Change of Recommendation or shall have approved or recommended to the stockholders of the Company an Acquisition Proposal, or the Company fails to include the Company Recommendation in the Proxy Statement; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or any such representation shall have become untrue after the date of this Agreement, which breach or failure to be true (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) (x) cannot be cured by the Company by the Termination Date or (y) if capable of being cured, shall not have been cured (A) within 30 calendar days following receipt of written notice from the Parent of such breach or (B) any shorter period of time that remains between the date the Parent provides written notice of such breach and the Termination Date; provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Sections 7.3(a) or 7.3(b) not being satisfied.

(c) if the Company shall have materially breached or failed to perform its obligations set forth in Section 6.2, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (ii) cannot be cured by the Company by the Termination Date or if capable of being cured, shall not have been cured (A) within 5 business days following receipt of written notice from the Parent of such breach or (B) any shorter period of time that remains between the date the Parent provides written notice of such breach and the Termination Date; provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(c) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Sections 7.3(a) or (b) not being satisfied.

8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability to pay the Termination Fee or Parent Fee pursuant to this Section 8.5, and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that:

(i) either (x) (I) before obtaining the Requisite Company Vote, this Agreement is terminated pursuant to Section 8.2(a) (the section relating to the Termination Date) or Section 8.2(b) (the section relating to failure to receive stockholder approval), (II) any Person shall have made a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination or, with respect to a termination pursuant to Section 8.2(b), prior to the Stockholders Meeting, and (III) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal and such Acquisition Proposal is consummated (provided that for purposes of this clause (III) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”) or (y) (I) this Agreement is terminated pursuant to Section 8.4(c) (the section relating to breach of the Acquisition Proposals covenant), and (II) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal and such Acquisition Proposal is consummated (provided that for purposes of this clause (II) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) (the section relating to a Change of Recommendation); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to an Alternative Acquisition Agreement);

then the Company shall promptly, but in no event later than five business days after the date of such termination (or, in the case of clause (i) above, within five business days after the date on which the Company enters into the agreement or consummates, approves or recommends the Acquisition Proposal referred to in subclause (i)(z) above), (A) pay Parent or its designees all out-of-pocket fees and expenses incurred by Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, including the Financing (provided that such expenses are documented by Parent in a manner reasonably satisfactory to the Company); provided that the Company shall not be required to pay more than an aggregate of $5 million pursuant to this Section 8.5(b)(A); and (B) pay Parent the Termination Fee (as defined below) by wire transfer of same day funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean an amount equal to $80 million if the Termination Fee becomes payable in connection with an Alternate Acquisition Agreement entered into prior to the No-Shop Period Start Date and shall mean an amount equal to $115 million in all other circumstances.

(c) In the event that this Agreement is terminated pursuant to:

(i) Section 8.3(b) (the section relating to material breach by Parent or Merger Sub); or

(ii) Section 8.3(c) (the section relating to failure to consummate on the closing date specified by Section 1.2);

then Parent shall promptly, but in no event later than five business days after the date of such termination, pay or cause to be paid to the Company by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion) an amount equal to (x) $275 million (the “Parent Fee”) minus (y) the sum of (A) amounts paid by Parent for its reimbursement obligations described in the clauses (a) and (b) of Section 6.10 and (B) any direct expenses incurred by Parent or Merger Sub in connection with its obligations pursuant to Section 6.14 (which for avoidance of doubt shall not include the reimbursement or indemnification obligations pursuant to Section 6.14); provided that the sum of (A) and (B) shall not exceed $6 million.

(d) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (i) the Company’s receipt of the Parent Fee from Parent pursuant to this Section 8.5 and the reimbursement and indemnification obligations of Parent under Sections 6.14(b) and 6.14(d) hereof or the guarantee thereof pursuant to the Guarantees shall, subject to Section 9.5(c), be the sole and exclusive remedy of the Company and its Subsidiaries against the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Guarantors, Parent or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Guarantors, Parent or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to the first sentence of this Section 8.5(d) and the indemnification and reimbursement obligations of

Parent contained in Sections 6.14(b) and 6.14(d) and (ii) Parent’s receipt of the Termination Fee from the Company pursuant to this Section 8.5 shall, subject to Section 9.5(c), be the sole and exclusive remedy of Parent, Merger Sub, the Guarantors and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to the first sentence of this Section 8.5(d)). For the avoidance of doubt, subject to Section 9.5(c), (1) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Fee, (2) under no circumstances will Parent be entitled to monetary damages in excess of the amount of the Termination Fee and (3) while the Company may pursue both a grant of specific performance and the payment of the Parent Fee under Section 8.5(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Parent Fee.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.10 (Expenses), 6.11 (Indemnification; Directors’ and Officers’ Insurance) and the indemnification and reimbursement obligations of Parent pursuant to Sections 6.14(b) and 6.14(d) (Financing) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), the indemnification and reimbursement provisions of Sections 6.14(b) and 6.14(d) (Financing) and Section 8.5 (Effect of Termination and Abandonment), the Confidentiality Agreement and the Guarantees shall survive the termination of this Agreement (in the case of the Confidentiality Agreement and the Guarantees, subject to the terms thereof). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.6 of this Agreement. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, the Financing Letters or the transactions contemplated hereby.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger only in the event that (i) all conditions in Sections 7.1 and 7.2 have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) the financing provided for by the Debt Commitment Letters (or, if alternative financing is being used in accordance with Section 6.14, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing pursuant to Article II will occur. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

Attention: Clive Bode

fax: (415) 743-1503

email: cbode@tpg.com

with a copy to:

CPP Investment Board

One Queen Street East, Suite 2600

Toronto, Ontario

M5C 2W5

Canada

Attention: Andre Bourbonnais

fax: (416) 868-8684

email: abourbonnais@cppib.ca

and a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: Alfred O. Rose

Facsimile: 617-951-7050

email: alfred.rose@ropesgray.com

If to the Company:

IMS Health Incorporated

901 Main Avenue

Norwalk, Connecticut 06851

Attention: General Counsel

fax: (203) 845-5302

email: Hashman@imshealth.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Keith A. Pagnani

                 Alan J. Sinsheimer

fax: (212) 558-3588

email: pagnanik@sullcrom.com

           sinsheimera@sullcrom.com

and a copy to:

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street

P.O. Box 1347

Wilmington DE 19899-1347

Attention: Frederick H. Alexander

fax: (302) 425-4666

email: falexander@mnat.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Guarantees and the Confidentiality Agreement, dated October 2, 2009, between TPG Capital, L.P. and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and the indemnification and reimbursement obligations of Parent pursuant to Section 6.14(b) (Financing) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party here has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that, prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

IMS HEALTH INCORPORATED

By:	/S/ DAVID R. CARLUCCI
Name:	David R. Carlucci
Title:	Chairman & CEO

HEALTHCARE TECHNOLOGY HOLDINGS, INC.

By:	/S/ CLIVE BODE
Name:	Clive Bode
Title:	President

HEALTHCARE TECHNOLOGY ACQUISITION, INC.

By:	/S/ CLIVE BODE
Name:	Clive Bode
Title:	President

ANNEX A

DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(d)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)(iii)
Anti-Bribery Act	5.1(i)(i)
Antitrust Law	6.5(a)
Applicable Date	5.1(e)(i)
Available Financing	6.14(b)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Bonus Plan	6.9(e)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
Change of Recommendation	6.2(e)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Collective Bargaining Agreement	5.1(h)(x)
Common Stock	4.1(a)
Company	Preamble
Company Awards	4.3(e)
Company Board	Recitals
Company Disclosure Schedule	5.1
Company Intellectual Property	5.1(m)(ii)
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company SAR	4.3(b)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(i)
Costs	6.11(a)

D&O Insurance	6.11(b)
Debt Financing	5.2(e)(ii)
Debt Commitment Letter	5.2(e)(ii)
DGCL	1.1
Dissenting Shares	4.1(a)
Dissenting Stockholders	4.1(a)
DTC	4.2(b)(iii)
DTC Payment	4.2(b)(iii)
ECMR	5.1(d)(ii)
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Law	5.1(k)
Equity Financing	5.2(e)(ii)
Equity Financing Letter	5.2(e)(ii)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iv)
ERISA Plan	5.1(h)(ii)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
FCPA	5.1(i)(i)
Financing	5.2(e)(ii)
Financing Letters	5.2(e)(ii)
Foreign Pension Plan	5.1(h)(vii)
Foreign Antitrust Laws	5.1(d)(ii)
GAAP	5.1(e)(iv)
Governmental Antitrust Entity	6.5(d)(i)
Governmental Entity	5.1(d)(ii)
Guarantee	Recitals
Guarantors	Recitals
Hazardous Substance	5.1(k)
HIPAA	5.1(i)(i)
HSR Act	5.1(d)(ii)
Indebtedness	5.1(s)(i)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(n)
Intellectual Property	5.1(m)
IRS	5.1(h)(ii)
Knowledge	5.1(g)(i)
Laws	5.1(i)(i)
Licenses	5.1(i)(i)
Lien	5.1(b)(i)
LTIP Eligible Employees	6.1(a)(xv)
Marketing Period	1.2
Material Contract	5.1(s)(i)

Merger	Recitals
Merger Sub	Preamble
No-Shop Period Start Date	6.2(a)
Non-U.S. Benefit Plans	5.1(h)(i)
NYSE	5.1(d)(ii)
Order	7.1(c)
Parent	Preamble
Parent Disclosure Schedule	5.2
Parent Fee	8.5
Paying Agent	4.2(a)
Performance RSU	4.3(c)
Permitted Liens	5.1(p)
Person	4.2(d)
PERS awards	5.1(b)(i)
Per Share Merger Consideration	4.1(a)
Preferred Stock	5.1(b)(i)
Privacy Rights	5.1(i)(ii)
Pro Rata Bonus	6.9(e)
Proxy Statement	6.3(a)
Record Holder	4.1(b)
Registered Intellectual Property	5.01(m)(i)
Representatives	6.2(a)
Required Bank Information	6.14(b)
Required Notes Information	6.14(c)
Requisite Company Vote	5.1(c)(i)
Requisite Parent Vote	5.2(b)
RSU	4.3(d)
Sarbanes-Oxley Act	5.1(e)(i)
scheduled documents	5.2(e)(iii)
SEC	5.1
Securities Act	5.1(b)(i)
Series Common Stock	5.1(b)(i)
Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Solvent	5.2(h)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(d)
Surviving Corporation	1.1
Takeover Statutes	5.1(j)(ii)
Tax, Taxes	5.1(l)
Tax Return	5.1(l)
Termination Date	8.2(a)
Termination Fee	8.5

The Pensions Regulator	5.1(h)(vii)
Transaction Committee	Recitals
U.S. Benefit Plans	5.1(h)(ii)

ANNEX B

November 5, 2009

The Transaction Committee of the Board of Directors

IMS Health Incorporated

901 Main Avenue

Norwalk, Connecticut 06851

Members of the Transaction Committee of the Board of Directors:

We understand that IMS Health Incorporated (“IMS”) proposes to enter into the Agreement and Plan of Merger, dated as of November 5, 2009 (the “Merger Agreement”), among IMS, Healthcare Technology Holdings, Inc. (“Healthcare Technology”) and Healthcare Technology Acquisition, Inc., a wholly owned subsidiary of Healthcare Technology (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into IMS (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of IMS (“IMS Common Stock”), other than shares of IMS Common Stock held by Healthcare Technology, Merger Sub or any other direct or indirect wholly owned subsidiary of Healthcare Technology (collectively, the “Excluded Holders”) or as to which dissenter’s rights have been perfected, will be converted into the right to receive $22.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that Healthcare Technology is an affiliate of TPG Capital, L.P. (“TPG”) and the Canada Pension Plan Investment Board (“CPPIB”).

You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than the Excluded Holders) of shares of IMS Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to IMS that we deemed relevant;

(2)	reviewed certain information, including financial forecasts (the “IMS Forecasts”) and other financial and operating data concerning IMS, prepared by the management of IMS;

(3)	discussed the past and current business, operations, financial condition and prospects of IMS with members of senior management of IMS;

(4)	reviewed the trading history for IMS Common Stock and a comparison of that trading history with the trading histories of certain other publicly traded companies we deemed relevant;

(5)	compared certain financial and stock market information of IMS with similar publicly available information of certain other companies we deemed relevant;

(6)	compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions we deemed relevant;

461 Fifth Avenue, 17th Floor

New York, NY 10017

Tel: 212-340-7000

Fax: 212-340-7001

www.forosgroup.com

The Transaction Committee of the Board of Directors

IMS Health Incorporated

(7)	considered the fact that IMS publicly announced that it would explore its strategic alternatives and the results of our efforts to solicit, at your direction, indications of interest from third parties with respect to a possible acquisition of IMS;

(8)	reviewed the draft of the Merger Agreement dated as of November 4, 2009 (the “Draft Merger Agreement”), drafts of the limited guarantees of TPG Partners V, L.P., TPG Partners VI, L.P. and CPP Investment Board Private Holdings Inc. dated as of November 3, 2009 and a draft of each of the Financing Letters (as defined in the Merger Agreement) dated November 3, 2009; and

(9)	performed such other analyses and studies and considered such other factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information and data, including without limitation the IMS Forecasts, publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of IMS that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the IMS Forecasts, we have assumed, at your direction and without independent verification, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of IMS as to the future financial performance of IMS. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of IMS, nor have we made any physical inspection of the properties or assets of IMS. We have not evaluated the solvency of IMS or Healthcare Technology under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at your direction, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on IMS or the contemplated benefits of the Merger. We have also assumed, at your direction, that the final executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders (other than the Excluded Holders) of shares of IMS Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of IMS. In addition, no opinion or view is expressed with respect to the fairness of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to IMS or in which IMS might engage or as to the underlying business decision of IMS to proceed with or effect the Merger. This opinion is not intended to be and does not constitute a recommendation to members of the Transaction Committee as to whether they should approve the Merger or the Merger Agreement, and we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger.

We have acted as financial advisor to the Transaction Committee of the Board of Directors of IMS in connection with the Merger and will receive fees for our services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, IMS has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

The Transaction Committee of the Board of Directors

IMS Health Incorporated

We and our affiliates in the past have provided and in the future may provide investment banking and other financial services to IMS and its affiliates and have received or in the future may receive compensation for the rendering of these services, including our affiliate, Foros Advisors LLC, having acted as a financial advisor to IMS in connection with its evaluation of strategic alternatives.

In addition, we and our affiliates in the future may provide investment banking and other financial services to Healthcare Technology, TPG and CPPIB and their respective portfolio companies and their respective affiliates and in the future may receive compensation for the rendering of these services.

In the ordinary course of our businesses, we and our affiliates may actively trade the debt, equity or other securities or financial instruments of IMS, Healthcare Technology, TPG and CPPIB and their respective portfolio companies and their respective affiliates for our own account, and accordingly, we or our affiliates at any time may hold long or short positions in such securities or financial instruments.

It is understood that this letter is for the benefit and use of the Transaction Committee of the Board of Directors of IMS in connection with and for purposes of its evaluation of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion, may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to stockholders of IMS in connection with the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as they exist and can be evaluated on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Opinion Committee.

The Transaction Committee of the Board of Directors

IMS Health Incorporated

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received pursuant to the Merger by holders (other than the Excluded Holders) of shares of IMS Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ FOROS SECURITIES LLC

FOROS SECURITIES LLC

ANNEX C

November 5, 2009

Transaction Committee of the Board of Directors

IMS Health Incorporated

901 Main Avenue

Norwalk, CT 06851

Dear Members of the Transaction Committee:

We understand that IMS Health Incorporated, a Delaware corporation (the “Company”), Healthcare Technology Holdings, Inc., a Delaware corporation (“Buyer”), and Healthcare Technology Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of November 5, 2009 (the “Agreement”), pursuant to which Buyer will acquire the Company (the “Transaction”). Pursuant to the Transaction, Merger Sub will be merged with and into the Company and each outstanding share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock held by (i) holders who are entitled to and properly demand an appraisal of such shares of Company Common Stock and (ii) Buyer, Merger Sub, or any other direct or indirect wholly-owned subsidiary of Buyer, and in each case not held on behalf of third parties, will be converted into the right to receive $22.00 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Buyer, Merger Sub and any other direct or indirect wholly-owned subsidiary of Buyer (collectively, the “Excluded Holders”)) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Analyzed certain publicly available historical business and financial information relating to the Company;

(iii)	Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company;

(iv)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with such valuation or appraisal. With respect to the financial forecasts that we have reviewed, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

C-1

The Transaction Committee of the Board of Directors

IMS Health Incorporated

November 5, 2009

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Company. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein). In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC is acting as financial advisor to the Transaction Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, a substantial portion of which is payable upon the rendering of this opinion. We in the past have provided, currently are providing and in the future may provide investment banking services to shareholders of Buyer and certain of their respective affiliates, for which we have received and may receive compensation (including, without limitation, acting as financial advisor to the Creditors Committee of Honsel AG in connection with its restructuring, acting as financial advisor to Vita Group in connection with its restructuring and providing services in connection with a common stock offering by Success Factors, Inc.). In addition, in the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and their respective affiliates may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by the Opinion Committee of Lazard Frères & Co. LLC.

In rendering our opinion, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with the Company, nor were we involved in the negotiation or any other aspect of the Transaction. In addition, we were not requested to consider, and our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

Our engagement and the opinion expressed herein are for the benefit of the Transaction Committee of the Board of Directors of the Company and our opinion is rendered to the Transaction Committee of the Board of Directors of the Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than the Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ LAZARD FRERES & CO. LLC

LAZARD FRERES & CO. LLC

C-2

ANNEX D

November 6, 2009

Board of Directors

IMS Health Incorporated

901 Main Avenue

Norwalk, CT 06851

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to the Board of Directors of IMS Health Incorporated (the “Company”) in connection with the Agreement and Plan of Merger, dated November 5, 2009 (the “Merger Agreement”), among the Company, Healthcare Technology Holdings, Inc. (the “Parent”), and Healthcare Technology Acquisition, Inc., a subsidiary of the Parent (the “Merger Sub”), which provides, among other things, for the merger of the Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of the Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share of the Company (the “Company Common Stock”) (other than dissenting shares and shares owned directly or indirectly by the Company or the Parent) will be converted into the right to receive $22.00 in cash (the “Merger Consideration”).

You have requested our opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, excluding the Parent, Merger Sub and their affiliates.

In connection with our role as financial advisor to the Board of Directors, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) to the extent publicly available, compared certain financial and stock market information for the Company with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) to the extent publicly available, reviewed the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement and certain related documents, including an Equity Commitment Letter from TPG Partners V, L.P., TPG Partners VI, L.P. and CPP Investment Board Private Holdings Inc. dated November 5, 2009, a Limited Guarantee of TPG Partners V, L.P., TPG Partners VI, L.P. and CPP Investment Board Private Holdings Inc. dated November 5, 2009 and a Debt Commitment Letter from Goldman Sachs Credit Partners L.P., Goldman Sachs Lending Partners LLC, GSLP I Offshore Holdings Fund A, L.P., GSLP I Offshore Holdings Fund B, L.P., GSLP I Offshore Holdings Fund C, L.P., and GSLP I Onshore Holdings Fund, L.L.C. dated November 5, 2009, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or the Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of

Board of Directors of IMS Health Incorporated

November 6, 2009

the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions, and the information made available to it, as of November 5, 2009. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after November 5, 2009.

For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the Transaction will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement, and without any adjustment to the Merger Consideration attributable to changes in the number of issued or outstanding Company Common Stock. Deutsche Bank has also assumed that all material governmental, regulatory, contractual or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory, contractual or other approvals and consents, no material restrictions, terms or conditions will be imposed. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a fairness opinion review committee and is addressed to, and for the use and benefit of, the Board of Directors of the Company (including any members thereof who are also members of the Transaction Committee formed for the purpose of evaluating the Transaction in their capacities as members of such committee). It is not a recommendation to the stockholders of the Company to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of the Company Common Stock. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to alternative business strategies, nor do we express any opinion as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. We do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of the Company Common Stock.

Deutsche Bank will be paid a fee for its services as financial advisor to the Board of Directors in connection with the Transaction, a portion of which is contingent upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to the Company or an affiliate of Parent or the Company for which it has received compensation, including the provision of debt financing to Aleris International Inc., an affiliate of TPG, in 2009 and services in connection with the acquisition of Harrah’s Entertainment Inc. by an affiliate of TPG in 2008. DB Group may also provide investment and commercial banking services to the Parent and the Company and their respective affiliates in the future, for which we would

Board of Directors of IMS Health Incorporated

November 6, 2009

expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of November 5, 2009, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, excluding the Parent, Merger Sub and their affiliates.

This opinion may not be disclosed, summarized, referred to, or communicated (in whole or in part) to any other person for any purpose whatsoever except with our prior written approval. This opinion may be included in any disclosure document filed by the Company with the Securities and Exchange Commission with respect to a Transaction, provided that it is reproduced in full and that any description of or reference to Deutsche Bank or any summary of this opinion in the disclosure document is in a form reasonably acceptable to Deutsche Bank and its counsel but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

ANNEX E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.)

SPECIAL MEETING OF STOCKHOLDERS OF

IMS HEALTH INCORPORATED

    , 2010

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

\/ Please detach along perforated line and mail in the envelope provided. \/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

				FOR	AGAINST	ABSTAIN
		1.	To adopt the Agreement and Plan of Merger, dated as of November 5, 2009, as it may be amended from time to time, by and among IMS Health Incorporated, Healthcare Technology Holdings, Inc. and Healthcare Technology Acquisition, Inc.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

				FOR	AGAINST	ABSTAIN
		2.	To approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	________	Date:	____________	Signature of Stockholder	________	Date:	_____________

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PRELIMINARY COPIES—SUBJECT TO COMPLETION

IMS HEALTH INCORPORATED

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned stockholder hereby appoints DAVID R. CARLUCCI, LESLYE G. KATZ and HARVEY A. ASHMAN, and each of them, officers and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the special meeting of stockholders of IMS Health Incorporated, to be held at          on             , 2010, at              and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder. If no direction is made, the proxy will be voted “FOR” Item 1 and “FOR” Item 2.

For participants in the IMS Health Incorporated Savings Plan that have contributions invested in IMS common stock, this proxy card will serve as a voting instruction for the trustee of the plan. Participants must return their proxy cards in the accompanying prepaid reply envelope prior to             , 2010. If a participant’s proxy card is not received by             , 2010 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, the trustee will vote the participant’s shares of common stock in the same proportion as other shares of common stock held in the plan for which the trustee received timely instructions.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

IMS HEALTH INCORPORATED

            , 2010

PROXY VOTING INSTRUCTIONS

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.	ACCOUNT NUMBER

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

Vote online/phone until 11:59 PM EST the day before the special meeting.

IN PERSON—You may vote your shares of common stock in person by attending the special meeting.

\/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. \/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

				FOR	AGAINST	ABSTAIN
		1.	To adopt the Agreement and Plan of Merger, dated as of November 5, 2009, as it may be amended from time to time, by and among IMS Health Incorporated, Healthcare Technology Holdings, Inc. and Healthcare Technology Acquisition, Inc.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

				FOR	AGAINST	ABSTAIN
		2.	To approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	________	Date:	____________	Signature of Stockholder	________	Date:	_____________

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.